    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1998


                                                      REGISTRATION NO. 333-42815

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------

                             MEDIA ARTS GROUP, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              3999                             77-0354419
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)

                               521 CHARCOT AVENUE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 324-2020
  (Address, including zip code, and telephone number of Registrant's principal executive offices)

                                ----------------

                          JAMES F. LANDRUM, JR., ESQ.
                             MEDIA ARTS GROUP, INC.
                               521 CHARCOT AVENUE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 324-2020
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                ----------------

                                   COPIES TO:

               PETER F. KERMAN, ESQ.                                 CARLA S. NEWELL, ESQ.
                ORA T. FISHER, ESQ.                                  SANJOY K. GOYLE, ESQ.
                  LATHAM & WATKINS                                  GUNDERSON DETTMER STOUGH
                   75 WILLOW ROAD                             VILLENEUVE FRANKLIN & HACHIGIAN, LLP
            MENLO PARK, CALIFORNIA 94025                             155 CONSTITUTION DRIVE
                   (650) 328-4600                                 MENLO PARK, CALIFORNIA 94025
                                                                         (650) 321-2400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                        CALCULATION OF REGISTRATION FEE



                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                  AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
      TITLE OF SHARES TO BE REGISTERED        BE REGISTERED (1)       SHARE (2)           PRICE (2)        REGISTRATION FEE
Common Stock, $0.01 par value...............   2,770,925 shares         $13.66           $37,850,836         $11,166 (3)



(1) Includes 361,425 shares subject to an over-allotment option granted to the Underwriters.


(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933. The registration fee has been calculated based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Stock Market on January 22, 1998.


(3) The Registrant previously paid a registration fee of $12,520.


                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 1998


PROSPECTUS


                                2,409,500 SHARES


                                     [LOGO]
                                  COMMON STOCK


    Of the 2,409,500 shares of Common Stock offered hereby, 1,500,000 shares are being sold by the Company and 909,500 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Upon completion of the offering, the Company's directors and executive officers will own beneficially an aggregate of approximately 57.1% of the outstanding shares of the Company's Common Stock and will be able to control the outcome of all matters requiring a stockholder vote, including the election of directors. See "Principal and Selling Stockholders."



    The Company's Common Stock is quoted on the Nasdaq Stock Market under the symbol ARTS. On January 23, 1998, the last reported sale price of the Common Stock was $13.50 per share. See "Price Range of Common Stock."

                                 --------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                               PROCEEDS TO
                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                      PUBLIC           DISCOUNT (1)        COMPANY (2)         STOCKHOLDERS
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $1,100,000.


(3) Certain stockholders have granted to the Underwriters a 30-day option to purchase up to 361,425 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will
    be $       , $       , and $       , respectively. See "Underwriting."


                                 --------------


    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about February , 1998, at the office of the agent of Hambrecht & Quist LLC in New York, New York.



HAMBRECHT & QUIST                                         NATIONSBANC MONTGOMERY
                                                            SECURITIES LLC



         , 1998

    EDGAR COLORWORK DESCRIPTIONS:
    INSIDE FRONT COVER OF PROSPECTUS: Shows photo of Thomas Kinkade with framed painting plus five other Thomas Kinkade images and a caption that reads as follows:
        Thomas Kinkade creates worlds which invite us all to experience peace, family, community, nature and a simpler life. These worlds capture romantic and familiar settings which include cities, cabins, gardens, coastal scenes and cottages. Through a wide range of products that feature these appealing images, the Thomas Kinkade lifestyle brand focuses on creating warm and positive environments in which to live and work.
    INSIDE GATEFOLD (RIGHT): Contains two photos showing interior space of Thomas Kinkade Stores and two photos showing interior space of Signature Galleries with corresponding logos.
    INSIDE GATEFOLD (LEFT): Contains photographs of 14 Thomas Kinkade products including stationery, mugs, gift prints, books and other gift products and corresponding descriptions; header at top states "Thomas Kinkade Products." INSIDE BACK COVER OF PROSPECTUS: Contains one large Thomas Kinkade image with label "Secondary Offering Prospectus Collector's Edition."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE AND COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."



    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS." ALL REFERENCES TO A PARTICULAR "FISCAL YEAR" OF THE COMPANY REFER TO THE 12 MONTHS ENDED MARCH 31 OF THE YEAR REFERENCED, UNLESS OTHERWISE NOTED.

                                  THE COMPANY

    Media Arts Group, Inc. is a leading designer, manufacturer, marketer and branded retailer of art-based home decorative accessories, collectibles and gift products based on the works of the award-winning artist Thomas Kinkade, Painter of Light. The Company's primary products are canvas and paper lithographs that feature Mr. Kinkade's unique use of light and his peaceful and inspiring themes. The Company believes that the Thomas Kinkade lifestyle brand appeals to a wide range of consumers because of its broad and inclusive message that celebrates home, family, nature and traditions. The Company strives to reach a broad consumer base by offering products at a variety of price points, controlling its distribution through branded retail stores and galleries and developing strategic marketing relationships with companies such as Hallmark Cards, Inc. ("Hallmark"), Avon Products, Inc. ("Avon") and QVC, Inc. ("QVC").


    The Company believes that its focus on high quality products sold in Thomas Kinkade branded retail environments has allowed it to increase sales and profitability significantly. In the 12 month period ended December 31, 1997, the Company recorded an increase in net sales of 49.7% over the comparable prior 12 month period to $68.7 million, with a gross margin of 67.1% and an operating margin of 22.3%. In this same period, Thomas Kinkade Stores open for more than 12 months had average sales per square foot of $1,332. The Company's growth strategy includes a continued focus on building the Thomas Kinkade brand, building market awareness and increasing the number of Company owned Thomas Kinkade Stores and independently owned Signature Galleries.



    The Company distributes its products through a network of 17 Company owned Thomas Kinkade Stores and 67 independently owned Signature Galleries that exclusively sell Thomas Kinkade products. The Company plans to expand this network by adding approximately 10 Thomas Kinkade Stores and approximately 100 Signature Galleries in fiscal 1999. This controlled distribution strategy focuses on developing stores and galleries to provide warm and inviting shopping environments that showcase Thomas Kinkade products as they might appear in a customer's home. The Company also distributes its products through approximately 2,200 independent dealers that commit to varying levels of minimum purchases. Furthermore, the Company has established licensing and/or distribution arrangements with Hallmark for stationery items, ornaments and other gift products; Avon for gift products; and QVC for paper lithographs and other gift products.


    The Company's products include limited edition canvas and paper lithographs, open edition prints and gift products. The Company plans to introduce approximately 10 new limited edition images per year and intends to leverage its library of new images and over 160 existing Thomas Kinkade images into additional products. The Company's retail price points range from $50 for small gift prints to $150 to $15,000 for lithographs. The Company also offers a variety of products at lower price points, including books, mugs, decorative tins and gift baskets. The Company's canvas lithographs are manufactured at its San Jose, California production facility using a proprietary manufacturing process. Paper lithographs and most of the Company's gift items are manufactured by third parties.

    According to Packaged Facts, a consumer research organization, the home decorative accessories, collectibles and gift products market is expected to grow from $6.9 billion in 1996 to $9.2 billion by the year 2001. The Company's goal is to capitalize on the significant opportunity afforded by this market by developing Thomas Kinkade into a leading art-based brand. The Company's key business strategies include: (i) providing a wide array of branded home accessories; (ii) expanding controlled distribution through Thomas Kinkade Stores and Signature Galleries; (iii) expanding its dealer network and promoting existing dealers to higher purchase levels; (iv) developing strategic business relationships to expand consumer reach and product lines; and (v) providing high quality products.

    Media Arts Group, Inc. was incorporated in Delaware in 1993. The Company maintains its executive offices at 521 Charcot Avenue, San Jose, California 95131. The Company's telephone number is (408) 324-2020.


    The Company owns and uses a variety of trademarks, including the registered trademarks MAGI-Registered Trademark', Media Arts Group,
Inc.-Registered Trademark- and Painter of Light-Registered Trademark- (registered for use with respect to books and certain paper goods).

                                  THE OFFERING


Common Stock offered by the Company...........  1,500,000 shares
Common Stock offered by the Selling
Stockholders..................................  909,500 shares
Common Stock to be outstanding after the
offering......................................  12,583,042 shares (1)
Use of proceeds...............................  The net proceeds to the Company from the offering will be used to repay certain
                                                indebtedness, to open new Thomas Kinkade Stores,
                                                for other capital expenditures and for general
                                                corporate purposes. See "Use of Proceeds."
Nasdaq National Market symbol.................  ARTS


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
       (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED OPERATING DATA)


                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                            FISCAL YEAR ENDED MARCH 31,        DECEMBER 31,
                                                                          -------------------------------  --------------------
                                                                            1995       1996       1997       1996       1997
                                                                          ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF INCOME DATA: (2)
  Net sales.............................................................  $  33,485  $  39,752  $  47,018  $  35,512  $  57,209
  Operating income......................................................      6,397      5,547      6,791      5,318     13,864
  Income from continuing operations before extraordinary loss...........      4,014      2,455      2,644      1,967      8,393
  Net income (loss).....................................................  $   3,789  $    (673) $ (10,986) $ (11,663) $   8,393

  Income from continuing operations before extraordinary loss per share
    (diluted) (3).......................................................  $    0.42  $    0.25  $    0.26  $    0.20  $    0.73
  Net income (loss) per share (diluted) (3).............................  $    0.40  $   (0.07) $   (1.09) $   (1.17) $    0.73

  Shares used in per share calculations (3).............................      9,479      9,906     10,108      9,930     11,532

SELECTED OPERATING DATA:
  Number of Thomas Kinkade Stores (4)...................................          7         15         16         16         17
  Retail sales per square foot (4)(5)...................................  $     993  $     986  $   1,109  $     856  $   1,078
  Number of Signature Galleries.........................................         --         --         17         14         67



                                                                                                     DECEMBER 31, 1997
                                                                                                 --------------------------
                                                                                                  ACTUAL    AS ADJUSTED (6)
                                                                                                 ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA: (2)
  Cash and cash equivalents....................................................................  $   5,099     $  17,634
  Working capital..............................................................................     13,498        26,533
  Total assets.................................................................................     33,199        45,734
  Long-term debt less current portion (7)......................................................      3,909         1,200
  Total stockholders' equity...................................................................     14,445        25,600


------------------------------


(1) Based on shares outstanding as of December 31, 1997. Excludes (i) 1,395,447 shares of Common Stock reserved for issuance under the Company's stock option plans and other stock option agreements, of which 1,076,666 shares were subject to outstanding options as of December 31, 1997 at a weighted average exercise price of $3.85 per share, 563,584 of which were immediately exercisable within 60 days of such date; (ii) 600,000 shares of Common Stock reserved for issuance to Thomas Kinkade under an option agreement dated December 3, 1997 at an exercise price of $12.375 per share, subject to stockholder approval; and (iii) 633,432 shares issuable under warrants and convertible notes at a weighted average exercise price of $7.54 per share.



(2) Restated to reflect (i) discontinuance of John Hine Limited during the year ended March 31, 1997; and (ii) acquisitions of seven galleries during the year ended March 31, 1996 which have been accounted for as poolings of interests. See Notes 2 and 3 of Notes to Consolidated Financial Statements.



(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing earnings per share.



(4) In fiscal 1996, the Company acquired seven galleries which are included in the number of Thomas Kinkade Stores commencing with the fiscal year ended March 31, 1996. Since these galleries were acquired in transactions accounted for as a pooling of interests, the operating results of these galleries are included in the Company's Consolidated Statement of Income in all prior periods.


(5) Includes sales by Thomas Kinkade Stores open for 12 or more months.


(6) Adjusted to reflect the sale by the Company of 1,500,000 shares of Common Stock offered hereby at an estimated price of $13.500 per share and the application of the estimated net proceeds therefrom as if such transaction had occurred as of December 31, 1997. See "Use of Proceeds" and "Capitalization."



(7) Actual amount is net of unamortized deferred debt discount of $2,191,000. See Note 6 of Notes to Consolidated Financial Statements.

                         ------------------------------

    ALL REFERENCES TO THE "COMPANY" AND "MEDIA ARTS" MEAN MEDIA ARTS GROUP, INC. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT INDICATES OTHERWISE. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS." THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.


    DEPENDENCE ON THOMAS KINKADE; LACK OF PRODUCT REVENUE
DIVERSIFICATION. Thomas Kinkade, a founder and principal stockholder of the Company, supplies all of the artwork for the Company's existing art-based home decorative accessories, collectibles and gift products, and his artwork and message form the foundation for the Company's business strategy. On December 3, 1997, the Company entered into a license agreement with Thomas Kinkade (the "New License Agreement"). The New License Agreement gives the Company perpetual and exclusive rights to each image produced by Mr. Kinkade under the New License Agreement or prior thereto, subject to certain exceptions. The New License Agreement requires Mr. Kinkade to deliver 150 paintings to the Company during the period commencing December 3, 1997 and ending 15 years thereafter, with at least 10 paintings to be delivered during each of the first five years. However, the New License Agreement is terminable by Mr. Kinkade under certain circumstances, including upon a change in control of the Company or a material breach of the New License Agreement by the Company. Upon any such termination by Mr. Kinkade, the Company would be prohibited from selling any products based upon Mr. Kinkade's artwork, other than the Company's then existing product inventory. If the New License Agreement were so terminated by Mr. Kinkade or if he were unable or unwilling to produce new artwork for the Company for any reason, the loss of Mr. Kinkade's services would have a material adverse effect on the Company. Moreover, the Company's available remedies in the event of a breach of the New License Agreement by Mr. Kinkade are limited to monetary damages because the license is a personal service contract. Upon any loss by the Company of Mr. Kinkade's services, the Company may seek to expand its products based upon Mr. Kinkade's then existing images, to the extent Mr. Kinkade has not terminated the Company's rights thereto, and/or develop relationships with other artists and offer products based upon their work. However, the Company has not developed relationships with other artists and there can be no assurance that the Company will be able to identify other artists or sell products based upon their work. In addition, the Company is dependent upon continued customer demand for products based upon the artwork of Thomas Kinkade. Any decline in sales of such products in existing markets or any failure of such products to gain consumer acceptance as the Company expands its distribution would have a material adverse effect on the Company. See "--Dependence on Consumer Preferences," "Business--License with Thomas Kinkade" and "Management."



    RISKS ASSOCIATED WITH EXPANSION OF DISTRIBUTION CHANNELS. The Company's strategy includes aggressively expanding its distribution channels, and its future operating results will depend, in large part, upon its ability to effectively implement this strategy. The Company had 17 Company owned Thomas Kinkade Stores and 67 independently owned Signature Galleries as of December 31, 1997. The Company currently plans to open two additional Thomas Kinkade Stores during fiscal 1998 and approximately 10 in fiscal 1999 and to add 15 additional Signature Galleries in fiscal 1998 and approximately 100 in fiscal 1999. If successfully implemented, this expansion would result in significant increases in the number of stores operated by the Company and the number of galleries that sell Thomas Kinkade products exclusively. Build-out expenses for Thomas Kinkade Stores are anticipated generally to range from $75,000 to $150,000 per store, excluding inventory, and pre-opening costs are anticipated generally to range from $50,000 to $75,000 per store. To the extent the Company cannot generate sufficient funds internally to finance these expenses, the Company may have to incur additional debt or issue additional equity securities which would result in either increased leverage or dilution to existing stockholders.


    The Company's planned expansion of its Thomas Kinkade Stores is dependent upon a number of factors including the ability of the Company to locate and obtain suitable store sites, negotiate acceptable lease terms, hire and train employees, and adapt its management information systems and other systems to the extent necessary to accommodate and facilitate such growth. The Company's planned expansion of its Signature

Gallery program is also dependent upon a number of factors, including the ability of the Company to identify appropriate owners and integrate them into the Company's dealership network, as well as the ability of such owners to locate suitable store sites and effectively promote and sell the Company's products. The Company intends to open Thomas Kinkade Stores and/or add Signature Galleries in geographic markets where it has little or no experience and it may encounter competitive challenges that it has not experienced to date. In addition, the Company intends to open or license stores near existing Thomas Kinkade Stores, Signature Galleries and independent dealers, which could result in lower sales of the Company's products at such existing sites. There can be no assurance that the Company will be able to open its planned Thomas Kinkade Stores or that such stores will operate on a profitable basis. Furthermore, there can be no assurance that the Company will be able to identify suitable owners for its planned Signature Galleries expansion or that such owners will become effective distributors for the Company's products. Failure by the Company to achieve its planned expansion of Thomas Kinkade Stores and Signature Galleries or to do so on a profitable basis could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Business Strategy" and "--Distribution."


    ABILITY TO EFFECTIVELY MANAGE EXPANSION; NEED FOR ADDITIONAL MANUFACTURING CAPACITY. The Company's recent rapid and substantial growth in its sales and its strategy for introducing new products and expanding its distribution channels could place a significant strain on its management and operations. The Company has recently hired several key officers and employees to supplement its management team. To manage any expansion effectively, the Company's management will need to anticipate the changing demands of the Company's operations and to adapt systems and procedures accordingly. There can be no assurance that the Company will anticipate all of the demands that an expansion of operations will impose on such systems and procedures. To support the planned expansion of the Company's products and distribution channels, the Company will have to hire additional manufacturing, sales and administrative personnel. There can be no assurance that the Company will be able to hire such personnel, particularly due to the competitive nature of current labor markets, or that the Company will be able to train successfully and supervise such personnel if hired. In addition, the Company may need to add shifts to its manufacturing operations or implement other efficiencies to satisfy any significant future increase in production, including implementing new automation processes. The failure of the Company to increase its operational and manufacturing capacity in a timely and effective manner while maintaining its product quality and customer service standards could result in a failure to meet demand on a timely and satisfactory basis, which would have a material adverse effect on the Company. Failure to continue to upgrade operating and financial control systems or unexpected difficulties encountered during expansion could materially adversely affect the Company. There can be no assurance that such systems and controls will be adequate to sustain and effectively monitor future growth. Moreover, in the event any overproduction results from the Company's expansion activities, the oversupply of product could, among other things, reduce the perceived value and collectibility of the Company's products and therefore reduce demand for its products, particularly its limited editions. Any reductions in sales or margins resulting from a decrease in demand could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    DEPENDENCE UPON CONSUMER PREFERENCES. Sales of the Company's existing and new products depend upon continued consumer demand for the Thomas Kinkade brand and products. Demand for the Company's products can be affected generally by consumer preferences, which are subject to frequent and unanticipated changes. The Company is dependent on its ability to continue to produce appealing and popular Thomas Kinkade art-based products that anticipate, gauge and respond in a timely manner to changing consumer demands and preferences. Failure to anticipate and respond to changes in consumer preferences could lead to, among other things, lower sales, excess inventories, diminished consumer loyalty and lower margins, all of which would have a material adverse effect on the Company. There can be no assurance that the current level of demand for products based upon Mr. Kinkade's artwork will be sustained or grow, and any decline in the demand for such products or failure of demand to grow would have a material adverse effect on the Company. See "Business--Business Strategy."

    SEASONALITY. The Company has experienced, and is expected to continue to experience, significant seasonal fluctuations in net sales and net income. The Company's net sales historically have been highest in the December quarter and lower in the subsequent March and June quarters. Despite overall increases in annual net sales in fiscal 1996, net sales in the December quarter were $12.2 million and net sales in the subsequent March and June quarters were $10.4 million and $8.7 million, respectively. In fiscal 1997 net sales in the December quarter were $15.5 million and sales in the subsequent March and June quarters were $11.5 million and $13.2 million, respectively. Management believes that this seasonal effect is due primarily to customer buying patterns, particularly with respect to holiday purchases, and is typical of the home decorative accessories, collectibles and gift product industries. The Company expects these seasonal trends to continue in the foreseeable future; therefore, quarterly results are not necessarily indicative of results for an entire year and will fluctuate significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results have fluctuated significantly in the past and may continue to fluctuate as a result of numerous factors, including demand for the art of Thomas Kinkade and the Company's Thomas Kinkade products (including new product categories and series), the Company's ability to achieve its expansion plans, the timing, mix and number of new product releases, the timing of opening of new Thomas Kinkade Stores and the expensing of the associated pre-opening costs, the successful implementation of the Signature Gallery program and expansion of distribution generally, the Company's ability to implement strategic business alliances, the Company's ability to hire and train new manufacturing, sales and administrative personnel, continued implementation of manufacturing efficiencies, timing of product deliveries and the incurrence of other operating costs. In addition, since a significant portion of the Company's revenues are generated from orders received in the quarter, sales in any quarter are substantially dependent on orders booked in that quarter. The Company's results of operations may also fluctuate based on extraordinary events. For example, in September 1996 the Company recorded a $12.2 million charge as a result of the discontinuance of the operations of John Hine Limited. In addition, as a result of the expected repayment of the outstanding subordinated debt due to Levine Leichtman Capital Partners, L.P. ("Levine Leichtman") of $5.4 million using the net proceeds of the offering, the Company will record an extraordinary expense in the quarter the debt is repaid as a result of the write-off of deferred debt discount associated with that debt. The deferred debt discount was $2.2 million as of December 31, 1997. See Note 6 of Notes to Consolidated Financial Statements. Accordingly, the results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter. As a result of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results may be below the expectation of public market analysts and investors. In such event, the trading price of the Common Stock will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    INTRODUCTION OF NEW PRODUCT LINES. A significant element of the Company's strategy is to expand the Thomas Kinkade brand into new product lines. Historically, substantially all of the Company's net sales from Thomas Kinkade products have been generated through sales of limited edition wall art products. The Company recently added open edition wall art products to its offerings and intends to continue to broaden its line of Thomas Kinkade branded products to include other home decorative accessories, collectibles and gift products. The Company has little or no experience in the marketing and sale of certain of these potential home accessory products. There can be no assurance that the Company will be able to successfully market these potential new products or that any of the new product lines will gain market acceptance, and such failure could result in lower than anticipated sales for such products and affect adversely the image and value of the Thomas Kinkade brand. See "Business--Business Strategy."


    RELIANCE ON THIRD PARTIES. The Company relies on third parties to distribute a majority of its products, manufacture certain of its products and supply certain materials and components for use in its own manufacturing processes. The substantial majority of its product distribution, as well as its interaction with the ultimate customer, is conducted by independent dealers, including Signature Gallery owners whose stores may bear the

Thomas Kinkade name. The Company is in the process of entering into formal licensing agreements with Signature Gallery owners and there can be no assurance that the Company will enter into such agreements with all of its current Signature Gallery owners. The failure of these dealers to properly represent the Company's products could damage the reputation of the Company or Thomas Kinkade and adversely affect the ability of the Company to build the Thomas Kinkade brand. Most of the Company's three-dimensional products and gift items are manufactured by third parties under licensing or manufacturing arrangements. The failure of any of these third party vendors to produce products that meet the Company's specifications could result in lower sales or otherwise adversely affect consumer perceptions of the Company's brand and products. In addition, the Company relies on third party vendors to supply frames, paper, canvas, paint and other materials and components for its limited edition and other wall art products. Although the Company maintains relationships with several framing suppliers, in the past it has experienced shortages in framing supplies. There can be no assurance that the Company will not encounter similar shortages in the future and any prolonged shortage in frames or other materials could have a material adverse effect on the Company. See "Business--Distribution" and "--Manufacturing and Production."


    LIMITED OPERATING HISTORY; FUTURE OPERATING RESULTS. The Company commenced operations in 1990 with the introduction of Thomas Kinkade lithograph products, opened its first Thomas Kinkade Store in 1993 and formally launched the Signature Gallery program in 1996. Since its inception in 1990, the Company has experienced rapid and substantial growth in sales, as well as in the scope of its operations generally. However, the Company remains vulnerable to a variety of business risks generally associated with rapidly growing companies with limited operating histories, including without limitation, risks associated with expansion, risks associated with implementing new and enhanced systems and risks associated with integrating new personnel, and there can be no assurance that the Company will be able to sustain its sales growth, effectively manage its operations or remain profitable in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    CHANGES IN ECONOMIC CONDITIONS AND CONSUMER SPENDING. The home decorative accessories, collectibles and gift product industries are subject to cyclical variations. Purchases of these products are discretionary for consumers and, therefore, such purchases tend to decline during recessionary periods in the national or regional economies and may also decline at other times. The success of the Company depends in part upon a number of economic factors relating to discretionary consumer spending, including employment rates, business conditions, future economic prospects, interest rates and tax rates. In addition, the Company's business is sensitive to consumer spending patterns and preferences. Shifts in consumer discretionary spending away from home decorative accessories, collectibles or gift products, as well as general declines in consumer spending, could have a material adverse effect on the Company.


    DEPENDENCE ON MANAGEMENT. The Company is dependent upon the efforts of its executive officers and other key personnel and on its ability to continue to attract and retain qualified personnel in the future. The loss of certain of the Company's executive officers and key personnel or its inability to attract and retain qualified personnel in the future could have a material adverse effect on the Company. The Company currently maintains key man insurance on the lives of Thomas Kinkade, Kenneth E. Raasch, Daniel P. Byrne and Raymond A. Peterson in the amounts of $10.0 million, $2.0 million, $1.0 million and $1.0 million, respectively. See "Management."


    COMPETITION. The home decorative accessories, collectibles and gift products industries are highly fragmented and competitive. The Company's products compete with products marketed by numerous regional, national and foreign companies that are distributed through a variety of retail formats including department stores, mass merchants, art and gift galleries and frame shops, bookstores, mall-based specialty retailers, direct response marketing programs, catalogs and furniture and home decor stores. The number of marketers and retail outlets selling home accessory and gift products has increased in recent years and the entry of these companies into the market, together with the lack of significant barriers to entry, may result in increased competition. The Company intends to open Thomas Kinkade Stores and/or add Signature Galleries in geographic markets where it has little or no experience and, as a result, it may encounter competitive challenges that it has not experienced to date. Such competition could have a material adverse effect on the Company. Some of the Company's competitors have substantially greater resources than the Company, including name recognition and capital resources, have more diversified product offerings and sell their products through broader distribution channels than the Company. There can be no assurance that the Company will be able to compete effectively in the future. See "Business--Competition."

    CONTROL BY EXISTING STOCKHOLDERS; CERTAIN TRANSACTIONS. After completion of this offering, Messrs. Kinkade and Raasch will own beneficially an aggregate of approximately 56.5% of the outstanding Common Stock (53.7% if the overallotment option is exercised in full). See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale." As a result, Messrs. Raasch and Kinkade will continue to be in a position to control the outcome of all actions requiring stockholder approval, including the election of the entire Board of Directors, thereby ensuring their ability to control the future direction and management of the Company. Mr. Kinkade, the Company's principal artist, has been engaged and will continue to be engaged in transactions with the Company. See "Business--License with Thomas Kinkade," "Management--Employment and Change of Control Arrangements" and "Certain Transactions."

    PRICE VOLATILITY. The market price of the Common Stock has been and will likely continue to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates and other factors specific to the Company or affecting the Company's industry generally. In addition, the stock markets in recent years have experienced extreme price and volume fluctuations that often have been unrelated to or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."


    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market following this offering (including shares issued upon the exercise of stock options and warrants) by current holders of the Company's Common Stock and stock options and warrants exercisable therefor, including Kenneth E. Raasch, Thomas Kinkade and Levine Leichtman, who as of December 31, 1997 beneficially owned 3,851,875, 3,312,043 and 940,700 shares (of which 700,000 shares are expected to be sold in the offering), respectively, or the perception that such sales might occur, could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital. Certain of the Selling Stockholders, the Company's executive officers and directors and certain additional stockholders have agreed with the Underwriters not to offer to sell, contract to sell or otherwise sell (including without limitation in a short sale) or dispose of, for a period of 90, 120 and 150 days after the effective date of the Registration Statement of which this Prospectus is a part, (the "lock-up period") 100%, 66 2/3% and 33 1/3%, respectively, of the shares of Common Stock of the Company or any options or warrants to purchase any shares of Common Stock of the Company now owned or thereafter acquired by them or with respect to which they have the power of disposition, without the prior written consent of Hambrecht & Quist LLC. Stockholders holding an aggregate of 8,970,193 shares of Common Stock or securities exercisable or exchangeable for Common Stock as of December 31, 1997 are subject to the lock-up period. The Company has similarly agreed with the Underwriters that it will not offer, subject to certain limited exceptions, to sell, contract to sell or otherwise sell or issue any shares of the Company's Common Stock for 120 days after the effective date of the Registration Statement, of which this Prospectus is part, without the prior written consent of Hambrecht & Quist LLC. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."


    CERTAIN ANTI-TAKEOVER EFFECTS. The Company's Amended and Restated Certificate of Incorporation and Bylaws, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change of control of the Company that may be in the best interest of stockholders. These provisions include the ability of the Company to issue up to 1,000,000 shares of Preferred Stock having such designations, preferences and rights as may be fixed by the Board of Directors, without stockholder approval. Under certain conditions, Section 203 of the Delaware General Corporation Law would prohibit the

Company from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) for a period of time. See "Description of Capital Stock." In addition, the New License Agreement enables Mr. Kinkade to terminate the agreement in the event of certain changes in control. See "Business--License with Thomas Kinkade."

            CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally and are indicated by words or phrases such as "anticipate," "estimate," "project," "believe," "intend," "seek," "expect," "plan" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered hereby are estimated to be $17.9 million based upon an assumed offering price per share of $13.50 after deducting the underwriting discount and estimated offering expenses. The Company expects to use approximately $5.4 million of the estimated net proceeds to repay the remaining principal amount due under its note payable to Levine Leichtman; such note bears interest at the rate of 13.5% and is subject to semi-annual repayments commencing on December 28, 1998 and continuing through December 31, 2001. The Company also has deferred debt discount costs in relation to that debt which are being amortized over the repayment term resulting in an effective interest rate of 28.3%. As a result of the expected repayment of this debt, the Company will record an extraordinary expense relating to the write-off of deferred debt discount associated with that debt. Deferred debt discount aggregated $2.2 million as of December 31, 1997. The Company also expects to use approximately $5.0 million of the net proceeds for capital expenditures through fiscal 1999 to open new Thomas Kinkade Stores, for leasehold improvements and increased automation at its manufacturing facilities and for upgrades to its management information systems. The Company expects to use the remainder of the net proceeds for general corporate purposes. Furthermore, from time to time the Company evaluates the acquisitions of galleries and business operations which complement the Company's business, for which a portion of the proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds for the above purposes, they will be invested in short-term, interest bearing, investment-grade securities. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                          PRICE RANGE OF COMMON STOCK

    The Common Stock of the Company commenced trading publicly on the Nasdaq Stock Market on August 3, 1994 and is traded under the symbol ARTS. The following table sets forth for the periods indicated the high and low daily closing prices for the Common Stock:


                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
FISCAL YEAR ENDED MARCH 31, 1996
  First Quarter..............................................................................  $   7.500  $   5.625
  Second Quarter.............................................................................      6.625      5.750
  Third Quarter..............................................................................      5.000      2.625
  Fourth Quarter.............................................................................      3.500      2.125

FISCAL YEAR ENDED MARCH 31, 1997
  First Quarter..............................................................................  $   3.250  $   2.625
  Second Quarter.............................................................................      2.875      1.313
  Third Quarter..............................................................................      2.875      1.438
  Fourth Quarter.............................................................................      5.125      2.438

FISCAL YEAR ENDING MARCH 31, 1998
  First Quarter..............................................................................  $   5.125  $   3.750
  Second Quarter.............................................................................      6.750      3.875
  Third Quarter..............................................................................     17.000      6.500
  Fourth Quarter (through January 23, 1998)..................................................     15.875     13.000



    On January 23, 1998, the last reported sale price of the Common Stock as quoted on the Nasdaq Stock Market was $13.50 per share. As of December 31, 1997, there were 203 holders of record of the Common Stock.


                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock since the Company's initial public offering in 1994. Moreover, the Board of Directors of the Company does not anticipate paying any cash dividends in the foreseeable future. In addition, certain of the Company's financing agreements with lenders prohibit payment of dividends. See Note 6 of the Notes to Consolidated Financial Statements.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual basis; and (ii) as adjusted to give effect to the sale by the Company of the 1,500,000 shares of Common Stock offered hereby at an assumed offering price of $13.50 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                                              DECEMBER 31, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Short-term portion of long-term debt......................................................  $     500   $      --
                                                                                            ---------  -----------
Long-term debt, less current portion (1)..................................................      2,709          --
                                                                                            ---------  -----------
Convertible notes.........................................................................      1,200       1,200
                                                                                            ---------  -----------

Stockholders' equity:
  Preferred Stock, $0.01 par value; 1,000,000 shares authorized; no shares outstanding
    actual or as adjusted.................................................................         --          --
  Common Stock, $0.01 par value; 20,000,000 shares authorized; 11,083,042 shares issued
    actual; 12,583,042 shares issued as adjusted for the offering (2).....................         69          84
  Additional paid-in capital..............................................................     17,338      29,858
  Retained earnings (accumulated deficit).................................................     (2,962)     (4,342)
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     14,445      25,600
                                                                                            ---------  -----------
      Total capitalization................................................................  $  18,854   $  26,800
                                                                                            ---------  -----------
                                                                                            ---------  -----------


------------------------


(1) Amount is net of unamortized deferred debt discount of $2,191,000. See Note 6 of Notes to Consolidated Financial Statements.



(2) Excludes (i) 1,395,447 shares of Common Stock reserved for issuance under the Company's stock option plans and other stock option agreements, of which 1,076,666 shares were subject to outstanding options as of December 31, 1997 at a weighted average exercise price of $3.85 per share, 563,584 of which were immediately exercisable within 60 days of such date; (ii) 600,000 shares of Common Stock reserved for issuance to Thomas Kinkade under an option agreement dated December 3, 1997 at an exercise price of $12.375 per share, subject to stockholder approval; and (iii) 633,432 shares issuable under warrants and convertible notes at a weighted average exercise price of $7.54 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data as of March 31, 1996 and 1997 and December 31, 1997 and for each of the three years in the period ended March 31, 1997 and the nine months ended December 31, 1997 are derived from the Consolidated Financial Statements of the Company audited by Price Waterhouse LLP, independent accountants, which are included elsewhere in this Prospectus. The consolidated statement of income data for the fiscal years ended December 31, 1992 and 1993, the three months ended March 31, 1994 and the consolidated balance sheet data at December 31, 1992 and 1993 and March 31, 1995 are derived from the Company's consolidated financial statements that were also audited by Price Waterhouse LLP and which are not included herein. The selected consolidated financial data for the nine months ended December 31, 1996 are derived from the unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods.


                                                                                                                           NINE
                                                                                                                          MONTHS
                                                  FISCAL YEAR ENDED     THREE MONTHS                                       ENDED
                                                                            ENDED         FISCAL YEAR ENDED MARCH 31,    DECEMBER
                                                     DECEMBER 31,         MARCH 31,                                         31,
                                                 --------------------  ---------------  -------------------------------  ---------
                                                   1992       1993          1994          1995       1996       1997       1996
                                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA: (1)

Net sales......................................  $   7,123  $  16,705     $   6,258     $  33,485  $  39,752  $  47,018  $  35,512
Cost of sales..................................      2,633      5,531         2,166        10,330     13,343     16,760     12,982
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
Gross profit...................................      4,490     11,174         4,092        23,155     26,409     30,258     22,530
Operating expenses
  Selling and marketing expenses...............      1,263      3,904         1,571         6,685     10,028     12,784      9,631
  General and administrative expenses..........      1,016      3,234         1,473        10,073     10,834     10,683      7,581
  Bonuses to S Corporation stockholders........        878      1,256            --            --         --         --         --
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
  Total operating expenses.....................      3,157      8,394         3,044        16,758     20,862     23,467     17,212
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
Operating income...............................      1,333      2,780         1,048         6,397      5,547      6,791      5,318
Interest expense...............................         --       (163)         (389)         (870)    (1,447)    (2,348)    (1,749)
Gain on sale and leaseback.....................         --         --           (53)           --         --         --         --
Foreign exchange losses........................         --         --            --            --        (42)       (31)      (208)
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
Income before income taxes.....................      1,333      2,617           606         5,527      4,058      4,412      3,361
Provision for income taxes.....................         37        109            75         1,513      1,603      1,768      1,394
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
Income from continuing operations before
 extraordinary loss............................      1,296      2,508           531         4,014      2,455      2,644      1,967
Discontinued operations........................         --         --           (30)          (53)    (3,128)   (13,630)   (13,630)
Extraordinary loss.............................         --         --            --          (172)        --         --         --
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
Net income (loss)..............................  $   1,296  $   2,508     $     501     $   3,789  $    (673) $ (10,986) $ (11,663)
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
                                                 ---------  ---------        ------     ---------  ---------  ---------  ---------
Income from continuing operations before
 extraordinary loss per share:
  Basic (2)....................................                                         $    0.44  $    0.25  $    0.26  $    0.20
  Diluted (2)..................................                                         $    0.42  $    0.25  $    0.26  $    0.20
Net income (loss) per share:
  Basic (2)....................................                                         $    0.42  $   (0.07) $   (1.10) $   (1.18)
  Diluted (2)..................................                                         $    0.40  $   (0.07) $   (1.09) $   (1.17)
Pro forma income from continuing operations
 before extraordinary loss (3).................             $   2,302     $     312
                                                            ---------        ------
                                                            ---------        ------
Pro forma income from continuing operations
 before extraordinary loss per share:
  Basic (3)....................................             $    0.30     $    0.04
  Diluted (3)..................................             $    0.28     $    0.04
                                                            ---------        ------
                                                            ---------        ------
Shares used in per share calculations:
  Basic (2)....................................                 7,795         8,026         9,130      9,756      9,991      9,867
                                                            ---------        ------     ---------  ---------  ---------  ---------
                                                            ---------        ------     ---------  ---------  ---------  ---------
  Diluted (2)..................................                 8,183         8,464         9,479      9,906     10,108      9,930
                                                            ---------        ------     ---------  ---------  ---------  ---------
                                                            ---------        ------     ---------  ---------  ---------  ---------
Pro forma supplemental income from continuing
 operations before extraordinary loss per
 share:
  Basic (4)....................................                                                               $    0.32  $    0.23
  Diluted (4)..................................                                                               $    0.31  $    0.23
SELECTED OPERATING DATA:
Number of Thomas Kinkade Stores (5)............         --          5             7             7         15         16         16
Retail sales per square foot (5)(6)............         --         --            --     $     993  $     986  $   1,109  $     856
Number of Signature Galleries..................         --         --            --            --         --         17         14


                                                   1997
                                                 ---------

CONSOLIDATED STATEMENT OF INCOME DATA: (1)
Net sales......................................  $  57,209
Cost of sales..................................     18,812
                                                 ---------
Gross profit...................................     38,397
Operating expenses
  Selling and marketing expenses...............     13,103
  General and administrative expenses..........     11,430
  Bonuses to S Corporation stockholders........         --
                                                 ---------
  Total operating expenses.....................     24,533
                                                 ---------
Operating income...............................     13,864
Interest expense...............................     (1,438)
Gain on sale and leaseback.....................        997
Foreign exchange losses........................        (93)
                                                 ---------
Income before income taxes.....................     13,330
Provision for income taxes.....................      4,937
                                                 ---------
Income from continuing operations before
 extraordinary loss............................      8,393
Discontinued operations........................         --
Extraordinary loss.............................         --
                                                 ---------
Net income (loss)..............................  $   8,393
                                                 ---------
                                                 ---------
Income from continuing operations before
 extraordinary loss per share:
  Basic (2)....................................  $    0.76
  Diluted (2)..................................  $    0.73
Net income (loss) per share:
  Basic (2)....................................  $    0.76
  Diluted (2)..................................  $    0.73
Pro forma income from continuing operations
 before extraordinary loss (3).................

Pro forma income from continuing operations
 before extraordinary loss per share:
  Basic (3)....................................
  Diluted (3)..................................

Shares used in per share calculations:
  Basic (2)....................................     11,049
                                                 ---------
                                                 ---------
  Diluted (2)..................................     11,532
                                                 ---------
                                                 ---------
Pro forma supplemental income from continuing
 operations before extraordinary loss per
 share:
  Basic (4)....................................  $    0.79
  Diluted (4)..................................  $    0.76
SELECTED OPERATING DATA:
Number of Thomas Kinkade Stores (5)............         17
Retail sales per square foot (5)(6)............  $   1,078
Number of Signature Galleries..................         67

                                   DECEMBER 31,                                 MARCH 31,
                               --------------------             ------------------------------------------
                                 1992       1993                  1994       1995       1996       1997
                               ---------  ---------             ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA: (1)
Cash and cash equivalents....  $     539  $     801             $     847  $   1,552  $     382  $     374
Working capital (7)..........      1,417      4,442                (2,229)     4,239      3,891      6,982
Total assets.................      2,315     12,871                18,764     31,271     36,658     23,061
Long-term debt less current
 portion (8).................         --      5,216                 3,326      3,166      9,610      5,809
Total stockholders' equity...      1,442      3,998                 2,562     18,033     15,578      5,890


                                DECEMBER 31,
                                    1997
                               ---------------

CONSOLIDATED BALANCE SHEET
 DATA: (1)
Cash and cash equivalents....     $   5,099
Working capital (7)..........        13,498
Total assets.................        33,199
Long-term debt less current
 portion (8).................         3,909
Total stockholders' equity...        14,445


------------------------------

(1) Restated to reflect (i) discontinuance of John Hine Limited during the year ended March 31, 1997; and (ii) acquisitions of seven galleries during the year ended March 31, 1996 which have been accounted for as poolings of interests. See Notes 2 and 3 of Notes to Consolidated Financial Statements.



(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing earnings per share.


(3) Pro Forma Statement of Income Data reflects the historical statement of income data for the year ended December 31, 1993 and the three months ended March 31, 1994 as if (i) certain subsidiaries of the Company had ceased to be treated as S Corporations for income tax purposes on January 1, 1993; and (ii) the Company had paid principal stockholders distributions in the form of annual executive compensation aggregating no more than $720,000. On April 1, 1994, the Company changed its fiscal year end from December 31 to March 31.


(4) The supplemental pro forma income from continuing operations before extraordinary loss per share is based on income from continuing operations before extraordinary loss, increased to give effect to the reduction of interest expense, assuming a portion of the net proceeds from the offering were used to repay notes payable aggregating $5.4 million on April 1, 1996, and the number of shares used in the calculation of income from continuing operations before extraordinary loss per share, increased by the estimated number of shares required to be sold by the Company to repay such notes payable.



(5) In fiscal 1996, the Company acquired seven galleries which are included in the number of Thomas Kinkade Stores commencing with the fiscal year ended March 31, 1996. Since these galleries were acquired in transactions accounted for as a pooling of interests, the operating results of these galleries are included in the Company's Consolidated Statement of Income in all prior periods.


(6)  Includes sales by Thomas Kinkade Stores open for 12 or more months.

(7)  Excludes net assets of discontinued operations.


(8) Amount is net of unamortized deferred debt discount. See Note 6 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    The Company was founded in 1990 primarily to manufacture, market and distribute paper lithographs of Thomas Kinkade's artwork. The Company's net sales have grown rapidly as a result of growing consumer awareness and acceptance of Thomas Kinkade's paintings, the Company's penetration of the gifts and collectibles retail distribution channels and the introduction of the framed canvas lithograph. In 1993, the Company acquired John Hine Limited, a producer of miniature collectible English cottages and figurines. In September 1996, as a result of declining sales, the Company decided to discontinue the operations of John Hine Limited and focus on further development of the Thomas Kinkade product line. As a result, in the quarter ended September 30, 1996, the Company incurred a loss from discontinuance totaling $12.2 million.


    The Company has continued to expand its Thomas Kinkade product line to include home decorative accessories, collectibles and gift products featuring the art of Thomas Kinkade. The Company's principal products currently include limited and open edition canvas and paper lithograph reproductions of the art of Thomas Kinkade. In addition, the Company offers a line of gift and home accessory products. In the first nine months of fiscal 1998, limited edition canvas and paper lithograph sales accounted for 68.3% of the Company's revenues. See "Risk Factors--Dependence on Thomas Kinkade; Lack of Product Revenue Diversification."



    Since its inception, the Company has focused on controlled distribution. The Company currently distributes its products through Thomas Kinkade Stores, independently owned Signature Galleries and other independent dealers. In 1993, the Company initiated the development of Company owned Thomas Kinkade Stores, which exclusively sell Thomas Kinkade products. The Company currently has 17 Thomas Kinkade Stores located in California, Hawaii, Minnesota, Missouri and Illinois, and currently plans to open two additional Thomas Kinkade Stores in fiscal 1998 and approximately 10 stores in fiscal 1999 in strategic mall locations, downtown shopping areas and high tourist traffic areas. Thomas Kinkade Stores generally range in size from 1,000 square feet to 2,200 square feet. Build-out expenses are anticipated generally to range from approximately $75,000 to $150,000 per store, excluding inventory. In addition, pre-opening costs are anticipated generally to range from $50,000 to $75,000 per store. It is the Company's policy to expense pre-opening costs as they are incurred. As a result, quarterly operating results may fluctuate as a result of the number of Thomas Kinkade Stores opened during a given quarter. In the first nine months of fiscal 1998, Thomas Kinkade Stores accounted for 28.0% of the Company's net sales, compared to 33.1% in fiscal 1997. There can be no assurance that the Company will be able to open its planned Thomas Kinkade Stores or that such stores will operate on a profitable basis. See "Risk Factors--Risks Associated with Expansion of Distribution Channels."



    In 1996, in an effort to accelerate expansion of distribution, the Company initiated its Thomas Kinkade Signature Gallery program. These independently owned and operated Signature Galleries are modeled on Thomas Kinkade Stores and exclusively sell Thomas Kinkade products. As of December 31, 1997, there were 67 Signature Galleries. The Company currently plans to add 15 additional Signature Galleries, including through the conversion of existing independent dealers, through the end of fiscal 1998 and approximately 100 in fiscal 1999. Since Signature Galleries are independently owned, the Company does not incur any build-out expense in connection with their opening. Signature Galleries are required to make an initial advance purchase of inventory of between $25,000 and $75,000, as well as annual minimum purchases of $100,000 per location. In the first nine months of fiscal 1998, sales to Signature Galleries accounted for 21.5% of the Company's net sales, compared to

6.7% in fiscal 1997. There can be no assurance that the Company will be able to identify suitable owners for its planned Signature Galleries expansion or that such owners will become effective distributors for the Company's products. See "Risk Factors--Risks Associated with Expansion of Distribution Channels."


    The Company also markets its products through approximately 2,200 independent dealers organized into various incentive and commitment levels and through QVC, a cable television shopping network. Additionally, the Company has established key strategic alliances with major retailers such as Avon and Hallmark to expand brand recognition and generate revenues.

    The Company's cost of sales consists primarily of raw material and component costs, manufacturing and supervisory labor, manufacturing overhead costs and royalties. Although the Company may realize economies of scale as unit volumes increase, cost of sales may increase as a percentage of net sales as the Company expands its open edition products, which historically have had lower gross margins than limited edition products.

    Selling and marketing expenses consist primarily of salaries and commissions, as well as advertising and promotional expenses. General and administrative expenses consist primarily of salaries and bonuses, rent and professional services such as legal and accounting fees. The Company expects that efforts to expand distribution will result in increased selling and marketing and general and administrative expenses. See "Risk Factors-- Fluctuations in Operating Results."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's statement of operations to net sales (restated to reflect the discontinuance of John Hine Limited):


                                                                                   PERCENTAGE OF NET SALES
                                                                    -----------------------------------------------------
                                                                                                         NINE MONTHS
                                                                           FISCAL YEAR ENDED                ENDED
                                                                               MARCH 31,                 DECEMBER 31,
                                                                    -------------------------------  --------------------
                                                                      1995       1996       1997       1996       1997
                                                                    ---------  ---------  ---------  ---------  ---------
Net sales.........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales.....................................................       30.8       33.6       35.6       36.6       32.9
                                                                    ---------  ---------  ---------  ---------  ---------
Gross margin......................................................       69.2       66.4       64.4       63.4       67.1
Operating expenses:
  Selling and marketing expenses..................................       20.0       25.2       27.2       27.1       22.9
  General and administrative expenses.............................       30.1       27.3       22.7       21.3       20.0
                                                                    ---------  ---------  ---------  ---------  ---------
    Total operating expenses......................................       50.1       52.5       49.9       48.4       42.9
                                                                    ---------  ---------  ---------  ---------  ---------

Operating income..................................................       19.1       13.9       14.5       15.0       24.2
Interest expense..................................................       (2.6)      (3.6)      (5.0)      (4.9)      (2.5)
Gain on sale and leaseback........................................         --         --         --         --        1.7
Foreign exchange losses...........................................         --       (0.1)      (0.1)      (0.6)      (0.1)
                                                                    ---------  ---------  ---------  ---------  ---------
Income before income taxes........................................       16.5       10.2        9.4        9.5       23.3
Provision for income taxes........................................        4.5        4.0        3.8        4.0        8.6
                                                                    ---------  ---------  ---------  ---------  ---------
Income from continuing operations before extraordinary loss.......       12.0        6.2        5.6        5.5       14.7
Discontinued operations...........................................       (0.2)      (7.9)     (29.0)     (38.3)        --
Extraordinary loss................................................       (0.5)        --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
Net income (loss).................................................       11.3%      (1.7)%     (23.4)%     (32.8)%      14.7%
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

COMPARISON OF NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997



    NET SALES. Net sales increased 61.1% from $35.5 million in the first nine months of fiscal 1997 to $57.2 million in the first nine months of fiscal 1998. Net sales to wholesale customers increased 74.6% from $23.6 million in the first nine months of fiscal 1997 to $41.2 million in the first nine months of fiscal 1998. Net sales to wholesale accounts include sales to Signature Galleries, sales to other independent dealers, sales to QVC and revenue generated from licensing arrangements. Increased sales to Signature Galleries accounted for $10.0 million of the increase in wholesale sales. The remainder of the increase was primarily due to an increase in the number of other independent dealers and, to a lesser extent, increased sales to existing accounts. Retail sales through Thomas Kinkade Stores increased 34.3% from $11.9 million in the first nine months of fiscal 1997 to $16.0 million in the first nine months of 1998. The increase in retail sales was primarily due to an increase in the number of units sold and, to a lesser extent, to a shift in the retail product mix towards higher priced editions and the opening of two retail stores during the first six months of fiscal 1998.



    GROSS MARGIN. Gross margin increased from 63.4% in the first nine months of fiscal 1997 to 67.1% for the first nine months of fiscal 1998 primarily due to efficiencies resulting from increased sales volumes, as well as improved management of labor and manufacturing processes resulting from the hiring of more experienced management. Gross margin also improved as a result of the outsourcing of the manufacturing of certain open edition products.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 36.1% from $9.6 million in the first nine months of fiscal 1997 to $13.1 million in the first nine months of fiscal 1998 but decreased as a percentage of net sales from 27.1% in the first nine months of fiscal 1997 to 22.9% in the first nine months of fiscal 1998. The increase in absolute selling and marketing expenses was due primarily to higher compensation costs associated with higher sales levels and higher advertising and promotion costs. The decrease of selling and marketing expenses as a percentage of net sales was due primarily to the fact that a significant portion of the compensation of the Company's sales force is fixed and, as a result, selling and marketing expenses increased at a slower rate than net sales.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 50.8% from $7.6 million in the first nine months of fiscal 1997 to $11.4 million in the first nine months of fiscal 1998, but decreased as a percentage of net sales from 21.3% in the first nine months of fiscal 1997 to 20.0% in the first nine months of fiscal 1998. The decrease in general and administrative expenses as a percentage of net sales was due to the leveraging of relatively fixed general and administrative expenses over a higher sales base. This decrease was offset primarily by payments under incentive compensation plans as a result of higher profitability and other costs related to expansion, such as increased headcount and rent costs.



    INTEREST EXPENSE. Interest expense decreased from $1.7 million in the first nine months of fiscal 1997 to $1.4 million in the first nine months of fiscal 1998. This decrease was due to a reduction in the Company's borrowings under lines of credit and secured notes, offset by an increase in non-cash amortization of debt issuance costs resulting from the refinancing of the Company's long-term debt in February 1997.


    SALE AND LEASEBACK. In July 1997, the Company exercised an option to purchase its leased San Jose, California facility. The Company subsequently sold the facility and entered into a four year lease agreement with the purchaser. The gain on the sale and leaseback of the facility, after transaction costs of $110,000 and deferral of $650,000 to offset future rent increases as compared to the previous lease, aggregated $997,000.


    PROVISION FOR INCOME TAXES. The provision for income taxes as a percentage of income before income taxes decreased from 41.5% in the first nine months of fiscal 1997 to 37.0% in the first nine months of fiscal 1998.


COMPARISON OF YEARS ENDED MARCH 31, 1996 AND 1997

    NET SALES. Net sales increased 18.3% from $39.8 million in fiscal 1996 to $47.0 million in fiscal 1997. Net sales to wholesale customers increased 20.9% from $26.0 million in fiscal 1996 to $31.5 million in fiscal 1997.

Increased sales to Signature Galleries accounted for $2.8 million of the increase in wholesale sales. The remainder of the increase was primarily due to an increase in the number of other wholesale accounts and, to a lesser extent, increased sales to existing wholesale accounts. Retail sales through Thomas Kinkade Stores increased 13.2% from $13.7 million in fiscal 1996 to $15.5 million in fiscal 1997. The increase in retail sales was primarily due to an increase in the number of units sold and, to a lesser extent, to an increase in product prices during fiscal 1997.


    GROSS MARGIN. Gross margin declined from 66.4% in fiscal 1996 to 64.4% in fiscal 1997 as a result of the introduction of lower priced, lower margin open edition products as part of the Company's strategy to expand the range of prices of available products and leverage its library of Thomas Kinkade images. Gross margin in fiscal 1997 was also adversely affected by a temporary loss of efficiency during the consolidation of the Company's administrative functions with the manufacturing facility in San Jose. These additional costs were partly offset by efficiencies gained from increased sales volumes.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 27.5% from $10.0 million in fiscal 1996 to $12.8 million in fiscal 1997 and increased as a percentage of net sales from 25.2% in fiscal 1996 to 27.2% in fiscal 1997. The increase in selling and marketing expenses in fiscal 1997 was due to higher compensation costs associated with the Company's efforts to expand sales volumes through an increase in the number of customers as well as through new channels of distribution. In addition, the Company experienced inefficiencies when it reduced its in-house sales force subsequent to the discontinuance of John Hine Limited in September 1996. During fiscal 1997, the Company also incurred additional marketing costs as part of the development of the Signature Gallery program.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased from $10.8 million in fiscal 1996 to $10.7 million in fiscal 1997 and decreased as a percentage of net sales from 27.3% in fiscal 1996 to 22.7% in fiscal 1997. The decrease in general and administrative expenses was a result of various cost cutting programs, such as the consolidation of the Company's administrative operations in San Jose in fiscal 1997, partially offset by increased costs due to the Company's expanding level of activity. Fiscal 1996 expenses also included approximately $450,000 of charges related to a reduction in headcount.

    INTEREST EXPENSE. Interest expense increased from $1.4 million in fiscal 1996 to $2.3 million in fiscal 1997 due to higher interest rates on the Company's long-term debt due to covenant defaults, as well as to an increase in the amount of amortization of debt discount.

    PROVISION FOR INCOME TAXES. The provision for income taxes as a percentage of income before income taxes was 39.5% in fiscal 1996 and 40.1% in fiscal 1997.

    DISCONTINUED OPERATIONS. In September 1996, the Company decided to discontinue the operations of John Hine Limited and recorded a loss of $12.2 million, including a tax benefit of $2.4 million and a write-off of intangible assets with a net book value of $8.4 million.

COMPARISON OF YEARS ENDED MARCH 31, 1995 AND 1996

    NET SALES. Net sales increased 18.7% from $33.5 million in fiscal year 1995 to $39.8 in fiscal 1996. Net sales to wholesale customers increased 7.6% from $24.2 million in fiscal year 1995 to $26.0 million in fiscal year 1996 due to an increase in the number of units sold and an increase in product prices in fiscal 1996. Unit volume increased in fiscal 1996 as a result of an increase in the edition size of limited edition releases. Retail sales through Thomas Kinkade Stores increased 47.7% from $9.3 million in fiscal 1995 to $13.7 million in fiscal 1996 due to increased sales productivity as retail stores matured.

    GROSS MARGIN. Gross margin declined from 69.2% in fiscal 1995 to 66.4% in fiscal 1996 due to inefficient manufacturing labor practices, a temporary loss of efficiency during the consolidation of the Company's manufacturing operations into one facility in fiscal 1996, as well as increased overhead costs resulting from investments in manufacturing infrastructure. These factors were partly offset by increased sales volumes.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 50.0% from $6.7 million in fiscal 1995 to $10.0 million in fiscal 1996 and increased as a percentage of net sales from 20.0% in fiscal 1995 to 25.2% in fiscal 1996. This increase was due to the expansion of the Company's sales and marketing staff, including recruiting and training expenses associated with a change from the use of independent sales representatives to an exclusively in-house sales force as well as higher promotional costs associated with the Company's efforts to expand its product range. Selling and marketing expense also increased due to the recognition of approximately $340,000 of commission expense during the phase-out of the independent sales force in addition to the relatively fixed salary costs of the new in-house sales force.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 7.6% from $10.1 million in fiscal 1995 to $10.8 million in fiscal 1996, due primarily to severance costs related to a reduction in head count, but decreased as a percentage of net sales from 30.1% in fiscal 1995 to 27.3% in fiscal 1996 due to an increase in net sales.

    INTEREST EXPENSE. Interest expense increased from $870,000 in fiscal 1995 to $1.4 million in fiscal 1996. The increase in interest expense in fiscal 1996 was due to an increase in the amount and interest rate of the Company's long-term debt which was used in part to retire shorter term debt that had a lower interest rate.

    PROVISION FOR INCOME TAXES. The provision for income taxes as a percentage of income before income taxes increased from 27.4% in fiscal 1995 to 39.5% in fiscal 1996. The lower income tax rate for fiscal 1995 was attributable to the recognition of a nonrecurring deferred tax benefit of $638,000 when the Company acquired certain of its subsidiaries which then ceased to be treated as S corporations. The effective income tax rate for fiscal 1995, excluding the deferred tax benefit, would have been 38.0%.

    EXTRAORDINARY ITEM. In August 1994, the Company recorded a write-off of deferred debt discount of $172,000 (net of deferred income tax benefit of $96,000) as an extraordinary item on the repayment of John Hine Limited acquisition-related debt using proceeds from the Company's initial public offering.

SELECTED QUARTERLY RESULTS OF OPERATIONS


    The Company's business has experienced, and is expected to continue to experience, significant seasonal fluctuations in sales and net income. The Company's net sales generally are highest in the December quarter and historically have been lower in the subsequent March and June quarters. Despite overall increases in annual net sales in fiscal 1996, net sales in the December quarter were $12.2 million, and net sales in the subsequent March and June quarters were $10.4 million and $8.7 million, respectively. In fiscal 1997, net sales in the December quarter were $15.5 million, and sales in the subsequent March and June quarters were $11.5 million and $13.2 million, respectively. Management believes that the seasonal effect is due primarily to customer buying patterns, particularly in holiday purchases, and is typical of the home decorative accessories, collectibles and gift products industries. The Company expects these seasonal trends to continue in the foreseeable future; therefore, quarterly results are not necessarily indicative of results for an entire year and will fluctuate significantly from quarter to quarter. See "Risk Factors--Seasonality."



    The following table sets forth certain unaudited statement of operations data for the eight quarters ended December 31, 1997 (restated to reflect the discontinuance of John Hine Limited), as well as such data expressed as a percentage of the Company's total net sales for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's annual audited consolidated statements and notes thereto.

                                                                            QUARTER ENDED
                                         -----------------------------------------------------------------------------------
                                          MARCH 31,    JUNE 30,    SEPT. 30,  DEC. 31,    MARCH 31,   JUNE 30,    SEPT. 30,
                                            1996         1996        1996       1996        1997        1997        1997
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................   $  10,397    $   8,718   $  11,323  $  15,471   $  11,506   $  13,189   $  17,224
Cost of sales..........................       3,525        3,697       4,057      5,228       3,778       4,208       5,684
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Gross profit...........................       6,872        5,021       7,266     10,243       7,728       8,981      11,540
Operating expenses
  Selling and marketing expenses.......       3,131        3,098       3,031      3,502       3,153       3,342       4,424
  General and administrative expenses..       2,217        2,274       2,474      2,833       3,102       2,794       3,120
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
    Total operating expenses...........       5,348        5,372       5,505      6,335       6,255       6,136       7,544
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Operating income (loss)................       1,524         (351)      1,761      3,908       1,473       2,845       3,996
Interest expense.......................        (601)        (516)       (564)      (669)       (599)       (688)       (475)
Gain on sale and leaseback.............          --           --          --         --          --          --         997
Foreign exchange gains (losses)........         120          (62)         --       (146)        177         (61)         45
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Income (loss) before income taxes......       1,043         (929)      1,197      3,093       1,051       2,096       4,563
Provision for income taxes.............         412         (365)        470      1,289         374         765       1,690
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Income (loss) from continuing
  operations before extraordinary
  loss.................................         631         (564)        727      1,804         677       1,331       2,873
Discontinued operations................      (1,226)        (791)    (12,839)        --          --          --          --
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Net income (loss)......................   $    (595)   $  (1,355)  $ (12,112) $   1,804   $     677   $   1,331   $   2,873
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Income (loss) from continuing
  operations before extraordinary loss
  per share (diluted)..................   $    0.06    $   (0.06)  $    0.07  $    0.18   $    0.06   $    0.12   $    0.25
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Net income (loss) per share
  (diluted)............................   $   (0.06)   $   (0.14)  $   (1.23) $    0.18   $    0.06   $    0.12   $    0.25
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
Shares used in computation of earnings
  per share............................       9,992        9,867       9,992      9,932      10,639      11,294      11,298
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------
                                         -----------  -----------  ---------  ---------  -----------  ---------  -----------


                                         DEC. 31,
                                           1997
                                         ---------

Net sales..............................  $  26,796
Cost of sales..........................      8,920
                                         ---------
Gross profit...........................     17,876
Operating expenses
  Selling and marketing expenses.......      5,337
  General and administrative expenses..      5,516
                                         ---------
    Total operating expenses...........     10,853
                                         ---------
Operating income (loss)................      7,023
Interest expense.......................       (275)
Gain on sale and leaseback.............         --
Foreign exchange gains (losses)........        (77)
                                         ---------
Income (loss) before income taxes......      6,671
Provision for income taxes.............      2,482
                                         ---------
Income (loss) from continuing
  operations before extraordinary
  loss.................................      4,189
Discontinued operations................         --
                                         ---------
Net income (loss)......................  $   4,189
                                         ---------
                                         ---------
Income (loss) from continuing
  operations before extraordinary loss
  per share (diluted)..................  $    0.35
                                         ---------
                                         ---------
Net income (loss) per share
  (diluted)............................  $    0.35
                                         ---------
                                         ---------
Shares used in computation of earnings
  per share............................     12,004
                                         ---------
                                         ---------


                                                                      PERCENTAGE OF NET SALES
                                         ---------------------------------------------------------------------------------
Net sales..............................       100.0%       100.0%      100.0%     100.0%      100.0%      100.0%     100.0%
Cost of sales..........................        33.9         42.4        35.8       33.8        32.8        31.9       33.0
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
Gross margin...........................        66.1         57.6        64.2       66.2        67.2        68.1       67.0
Operating expenses
  Selling and marketing expense........        30.1         35.5        26.8       22.6        27.4        25.3       25.7
  General and administrative expense...        21.3         26.1        21.8       18.3        27.0        21.2       18.1
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
    Total operating expenses...........        51.4         61.6        48.6       40.9        54.4        46.5       43.8
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
Operating income (loss)................        14.7         (4.0)       15.6       25.3        12.8        21.6       23.2
Interest expense.......................        (5.8)        (5.9)       (5.0)      (4.3)       (5.2)       (5.2)      (2.8)
Gain on sale and leaseback.............          --           --          --         --          --          --        5.8
Foreign exchange gains (losses)........         1.2         (0.7)         --       (0.9)        1.5        (0.5)       0.3
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
Income (loss) before income taxes......        10.1        (10.6)       10.6       20.1         9.1        15.9       26.5
Provision for income taxes.............         4.0         (4.2)        4.2        8.3         3.3         5.8        9.8
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
Income (loss) from continuing
  operations before extraordinary
  loss.................................         6.1         (6.4)        6.4       11.8         5.8        10.1       16.7
Discontinued operations................       (11.8)        (9.1)     (113.4)        --          --          --         --
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
Net income (loss)......................        (5.7)%      (15.5)%    (107.0)%      11.8%        5.8%      10.1%      16.7%
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------
                                         -----------  -----------  ---------  ---------  -----------  ---------  ---------


Net sales..............................      100.0%
Cost of sales..........................       33.3
                                         ---------
Gross margin...........................       66.7
Operating expenses
  Selling and marketing expense........       19.9
  General and administrative expense...       20.6
                                         ---------
    Total operating expenses...........       40.5
                                         ---------
Operating income (loss)................       26.2
Interest expense.......................       (1.0)
Gain on sale and leaseback.............         --
Foreign exchange gains (losses)........       (0.3)
                                         ---------
Income (loss) before income taxes......       24.9
Provision for income taxes.............        9.3
                                         ---------
Income (loss) from continuing
  operations before extraordinary
  loss.................................       15.6
Discontinued operations................         --
                                         ---------
Net income (loss)......................       15.6%
                                         ---------
                                         ---------


    Net sales during the quarter ended March 31, 1996 included the shipment of a number of orders which the Company had originally scheduled for the following quarter. In addition, the Company accelerated the production of some higher-priced products during that quarter. This resulted in lower sales for the June 1996 quarter as the Company had shipped most of its backlog in the previous quarter. As a result, cost of sales, selling and marketing expenses and general and administrative expenses all increased significantly as a percentage of sales as compared to other quarters.

    The Company discontinued the operations of John Hine Limited during the quarter ended September 30, 1996, resulting in an after-tax loss of $12.2 million in addition to net losses of discontinued operations of $594,000 for that quarter.


    The Company's quarterly operating results have fluctuated significantly in the past and may continue to fluctuate as a result of numerous factors, including demand for the art of Thomas Kinkade and the Company's Thomas Kinkade products (including new product categories and series), the Company's ability to achieve its expansion plans, the timing, mix and number of new product releases, the timing of the opening of new Thomas Kinkade Stores and the expensing of the associated pre-opening costs, the successful implementation of the Signature Gallery program and expansion of distribution generally, the Company's ability to implement strategic business alliances, the Company's ability to hire and train new manufacturing, sales and administrative personnel, continued implementation of manufacturing efficiencies, timing of product deliveries and the incurrence of other operating costs. In addition, since a significant portion of the Company's net sales are generated from orders received in the quarter, net sales in any quarter are substantially dependent on orders booked in that quarter. The Company's results of operations may also fluctuate based on extraordinary events, such as the discontinuance of the operations of John Hine Limited. As a result of the expected repayment of the outstanding subordinated debt due to Levine Leichtman of $5.4 million using the net proceeds of this offering, the Company will record an extraordinary expense in relation to the write-off of deferred debt discount associated with that debt. Deferred debt discount aggregated $2.2 million as of December 31, 1997. Accordingly, the results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter. In addition, since a significant portion of the Company's revenues are generated from orders received in the quarter, sales in any quarter are substantially dependent on orders booked in that quarter.


LIQUIDITY AND CAPITAL RESOURCES


    The Company's primary sources of funds have been from the issuance of stock, incurrence of debt and more recently, from its operations. The Company had working capital of $13.5 million at the end of December 1997 compared to $7.9 million at the end of March 1997.



    Net cash provided by operations for the nine months ended December 31, 1997 was $11.6 million consisting of $10.7 million provided by continuing operations and $890,000 provided by discontinued operations. Net cash provided by continuing operations consisted primarily of income from continuing operations adjusted by increases in income taxes payable and accrued compensation costs and receipt of an income tax refund partly offset by an increase in accounts receivable and inventory. Net cash provided by operations for the nine months ended December 31, 1996 was $2.7 million consisting of $4.9 million provided by continuing operations which was partly offset by $2.2 million used in discontinued operations. Net cash provided by continuing operations consisted primarily of income from continuing operations adjusted by an increase in income taxes refundable and a decrease in accrued royalties. Net cash provided by operations for fiscal 1997 was $3.2 million consisting of $785,000 provided by continuing operations and $2.4 million provided by discontinued operations. Net cash provided by continuing operations consisted primarily of income from continuing operations and adjusted by an increase in accounts receivable partly offset by increases in prepaid expenses and income tax assets. Net cash used in operations for fiscal 1996 was $6.9 million consisting of $388,000 used in operations and $6.5 million used in discontinued operations. Net cash used in continuing operations consisted primarily of adjustments for increases in accounts receivable and payments to related parties which were offset in part by income from continuing operations.



    Net cash used in investing activities was $222,000 and $473,000 for the nine months ended December 31, 1997 and 1996, respectively, and was $719,000 and $364,000 in fiscal 1997 and 1996, respectively. The Company's investing activities have primarily related to capital expenditures for property and equipment. For the nine months ended December 31, 1997, the Company also received net proceeds of $1.6 million under a sale and leaseback transaction. The Company anticipates that total capital expenditures in fiscal 1998 will be approximately $3.0 million, and will relate to continued manufacturing and infrastructure investments as well as to the opening of new retail locations and upgrades to management information systems.



    Net cash used in financing activities was $6.6 million and $2.5 million in the nine months ended December 31, 1997 and 1996, respectively and $2.5 million in fiscal 1997. Net cash provided by financing activities was $6.1 million in fiscal 1996. Cash used in financing activities has been primarily for the repayment of borrowings under credit lines and notes payable, while cash provided by financing activities has been primarily from the issuance of $5.4 million in subordinated notes and and borrowings of $1.8 million in credit lines.



    The Company has a $10.0 million secured line-of-credit facility with CIT Group/Business Credit, Inc. (the "Senior Debt"). Borrowing capacity under the Senior Debt is based on eligible accounts receivable and inventory and aggregated $10.0 million as of December 31, 1997. The Company's indebtedness under bank lines of credit was $2.7 million as of March 31, 1997. As of December 31, 1997, the Company had $24,000 of outstanding borrowings under the Senior Debt and had cash on hand of $5.1 million. In February 1997, the Company renegotiated and issued a $7.4 million secured note payable to Levine Leichtman (the "Subordinated Debt"), $2.0 million of which was repaid as of July 31, 1997. The Company expects to use a portion of the proceeds from this Offering to repay the remaining outstanding Subordinated Debt of $5.4 million, which will result in a write-off of deferred debt discount associated with that debt as an extraordinary expense in the quarter in which it is repaid. Deferred debt discount aggregated $2.2 million as of December 31, 1997. As of December 31, 1997, the Company had repaid $1.6 million of debt to a former shareholder of John Hine Limited.


    The Company's working capital requirements in the foreseeable future will change depending on the rate of the Company's expansion, the Company's operating results and any other adjustments in its operating plan as needed in response to competition, acquisition opportunities or unexpected events. The Company believes that existing borrowing capacity under lines of credit, together with the proceeds from the offering and revenues from operations, will be sufficient to meet the Company's working capital requirements through fiscal 1999. However, there can be no assurance that the Company will not seek additional capital in the future as a result of expansion or otherwise.

INFLATION

    The Company does not believe that inflation has had a material adverse effect on net sales or results of operations. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    See Note 1 of Notes to Consolidated Financial Statements for a discussion of the impact of new accounting pronouncements.

                                    BUSINESS

OVERVIEW


    Media Arts is a leading designer, manufacturer, marketer and branded retailer of art-based home decorative accessories, collectibles and gift products based upon the works of the artist Thomas Kinkade, Painter of Light. The Company's primary products are canvas and paper lithographs that feature Mr. Kinkade's unique use of light and his peaceful and inspiring themes. The Company believes the Thomas Kinkade lifestyle brand appeals to a wide range of consumers because its message celebrates home, family, nature and traditions and its products help to create positive environments in which to live and work. The Company strives to reach a broad consumer base by offering products at a variety of price points, controlling its distribution through its branded Company owned retail stores ("Thomas Kinkade Stores") and independently owned and operated Thomas Kinkade Signature Galleries ("Signature Galleries") and developing strategic marketing relationships with companies such as Hallmark, Avon and QVC. The Company's products generally sell at retail price points ranging from $50 for small gift prints to between $150 and $15,000 for paper and canvas lithographs. The Company distributes Thomas Kinkade products through an extensive distribution network which as of December 31, 1997 included 17 Thomas Kinkade Stores, 67 Signature Galleries and approximately 2,200 other independent gift and collectible retailers and through strategic relationships with companies such as Hallmark, Avon and QVC. The Company believes that this broad distribution network has allowed it to develop Thomas Kinkade into a leading art-based brand.


INDUSTRY OVERVIEW


    The home decorative accessories and collectibles market is a multi-billion dollar industry which includes products such as artwork, vases, trays, mugs, picture frames and ornaments sold by specialty stores, art and gift galleries, department stores and catalog retailers. This market is expected to grow 33% from $6.9 billion in 1996 to $9.2 billion by the year 2001, according to a January 1997 report on the U.S. giftware market (the "Report") by Packaged Facts, a consumer research organization. According to the Report, key drivers of this growth include an increase in the homeowner population and an accompanying trend towards enhancing the home environment, or "nesting." According to the U.S. Census Bureau, the population of homeowners ages 35-64 is expected to grow from 55.4 million in 1997 to 60.2 million by the year 2001. Typically, homeowners have a greater sense of permanency and are more interested in purchasing household goods and decorating than those who view their living arrangements as temporary. The Report also notes that collectibles, which generally focus on positive themes with sentimental appeal, are growing in popularity both as an investment and as a way of creating a warm living environment. According to the Report, consumers tend to purchase decorative accessories, collectibles, and other giftware from specialty stores where they can rely on superior customer service and focused product knowledge. The Report states that in 1997, specialty stores accounted for 65% of retail sales for the overall giftware market, with department stores and mass merchants accounting for only 25% of such sales. The Company believes that the increased demand for decorative and collectible products and the preference of consumers to purchase giftware through specialty retail stores present a significant business opportunity.


BUSINESS STRATEGY

    The Company's goal is to develop Thomas Kinkade into a leading art-based brand with widespread consumer appeal. To achieve this goal, the Company has adopted the following strategy:

    PROVIDE A WIDE ARRAY OF BRANDED ART-BASED HOME ACCESSORIES. The Company seeks to increase awareness of the Thomas Kinkade brand and lifestyle message by creating products that appeal to a broad range of consumers. The Company's Thomas Kinkade images are released first in its higher margin limited edition lithographs and are the foundation of its product lines. By leveraging these new images and its existing library of over 160 Thomas Kinkade images into a wide array of art-based home accessories with accessible price points, the Company hopes to reach a broad consumer base and to build brand awareness.


    EXPAND CONTROLLED DISTRIBUTION THROUGH DEDICATED STORES AND GALLERIES. The Company seeks to enhance the Thomas Kinkade brand by developing its network of Company owned Thomas Kinkade Stores and independently owned Signature Galleries, which exclusively sell Thomas Kinkade products. This controlled distribution strategy enables the Company to have its products presented in environments designed to showcase the Thomas Kinkade brand and convey the Thomas Kinkade lifestyle message. Furthermore, many Thomas Kinkade Store managers and Signature Gallery owners have completed a sales, marketing and management program at Thomas Kinkade University, the Company's training facility. In the first nine months of fiscal 1998, sales through Thomas Kinkade Stores and Signature Galleries accounted for approximately 49.5% of net sales compared to 39.8% in fiscal 1997. The Company intends to continue to expand its network of Thomas Kinkade Stores and Signature Galleries.



    EXPAND DEALER NETWORK AND PROMOTE EXISTING DEALERS. The Company seeks to increase sales and build brand awareness by continuing to expand its dealer network and promoting existing dealers to higher incentive and commitment levels. The Company currently distributes its products through approximately 2,200 independent dealers organized into four dealer levels with minimum purchase requirements ranging from a $500 minimum initial purchase requirement to a $15,000 minimum annual purchase requirement. As dealers upgrade to higher levels, they receive increasing benefits such as access to a wider range of the Company's products. In the first nine months of fiscal 1998, the Company added over 140 new independent dealers.


    DEVELOP STRATEGIC BUSINESS RELATIONSHIPS TO EXPAND PRODUCT LINES AND AUDIENCE REACH. The Company intends to continue to develop strategic business relationships with leading consumer marketing companies in order to build brand awareness and generate additional sales and to leverage the expertise of these companies in sales and marketing, manufacturing and distribution. The Company currently has such strategic business relationships with Hallmark for stationery items, ornaments and other gift products; Avon for gift products; and QVC for paper lithographs and other gift products.

    PROVIDE HIGH QUALITY PRODUCTS. The Company believes that manufacturing high quality products is essential to enhancing the Thomas Kinkade brand image. While the Company expects demand for these products to increase, the Company remains committed to providing high quality products. Accordingly, the Company plans to continue to improve quality control, increase capacity and shorten production time by automating certain of its manufacturing processes.

PRODUCTS

    The Company's products include collectible framed canvas and paper lithographs, books, stationery items and other home accessories and gift products that feature Mr. Kinkade's unique use of light and his peaceful, warm and inspiring themes. Mr. Kinkade's subjects often include gardens, cityscapes, cottages, lighthouses and country villages. The following paragraphs describe the Company's product categories, product strategy and creative process.


    PRODUCT CATEGORIES. The Company's products are categorized generally as limited editions or open editions. Limited editions are high quality canvas and paper lithographs produced in limited quantities, each of which is accompanied by a certificate of authenticity stating the size of the edition. Open editions are products that may be produced in greater quantities and sold by the Company indefinitely. In fiscal 1997, limited editions and open editions represented 72.3% and 21.4% of the Company's net sales, respectively.


    The limited edition product line currently consists of canvas and paper lithographs. Canvas lithographs are paper prints transferred to canvas and hand-highlighted to have the appearance of an original oil painting. The Company's paper lithographs are high quality lithographs reproduced on acid-free paper. Both canvas and paper lithographs feature Thomas Kinkade's signature, applied in DNA-infused ink through a double authentication signing process. The Company markets its limited edition canvas lithographs in eight sub-editions and its paper lithographs in seven sub-editions with various edition sizes and attributes to provide levels of collectibility at multiple price points. When determining edition sizes, the Company seeks to balance anticipated market demand and the desire to maintain collectibility.

    The Company's open edition products include gift prints, gift products and home accessories based on popular Thomas Kinkade images. Gift prints are smaller versions of previously released images, reproduced in a number of formats with varying sizes and attributes. The Company's current gift and home accessory products include books, ceramic mugs, mini-prints on easels, magnets, small framed inspirational prints, decorative tins, gift baskets, photograph frames, candles and stationery items. The Company plans to introduce new products which may include craft and activity kits, decorative home accessories and home textiles. The Company's gift and home accessory products are produced primarily by third party manufacturers under license agreements with the Company.

    PRODUCT STRATEGY. The Company's product strategy focuses on creating high perceived value by limiting edition sizes and creating collectibility. The Company's strategy also includes providing a broad range of products at a variety of price points. The following paragraphs describe the key elements of this strategy.

    - CREATE HIGH PERCEIVED VALUE THROUGH LIMITED EDITIONS. The Company seeks to create high perceived value by producing its lithographs in numbered limited editions accompanied by certificates of authenticity. Historically, secondary market prices for the Company's sold-out editions have exceeded original offering prices. Although the Company does not promote the potential economic advantages of purchasing its limited edition artwork, the Company believes that the existence of this secondary market is an important consideration for some of its customers.

    - CREATE COLLECTIBILITY THROUGH PRODUCT SERIES. The Company seeks to promote collectibility and successive purchases by consumers by introducing many of its products in series rather than as single offerings. Most of Mr. Kinkade's works are marketed as part of a series, such as the series of cabin and wilderness scenes entitled "End of A Perfect Day." The Company has found that releasing pieces in series has allowed it to generate pre-release orders from retailers anticipating collector demand.

    - LEVERAGE THOMAS KINKADE IMAGES INTO A BROAD ARRAY OF PRODUCTS. The Company plans to leverage its library of Thomas Kinkade images, particularly its most successful limited edition releases, into a wide array of home accessories and gift products. Through this strategy, the Company seeks to reach a broad consumer base, to build brand awareness and to increase demand for Thomas Kinkade products.

    - TIERED PRICING. In order to appeal to a broad range of consumers with varying budgets and address the needs of different retail formats, the Company offers its products at a variety of price points. Retail prices for reproductions of Thomas Kinkade wall art range from $50 to $250 for a small framed gift print, $175 to $300 for an unframed paper lithograph, $300 to $1,200 for a canvas lithograph, $1,500 to $6,000 for a canvas lithograph hand signed by Thomas Kinkade and $5,000 to $15,000 for a canvas lithograph hand signed and highlighted by Thomas Kinkade. The Company's gift and home accessory products generally sell for under $50.


    CREATIVE PROCESS. The Company's products are based on the artwork of Thomas Kinkade, who has won multiple awards from The National Association of Limited Edition Dealers, including Artist of the Year and Graphic Artist of the Year. Mr. Kinkade paints in his Northern California studio and on location while traveling. Mr. Kinkade is known for his unique use of light and the manner in which his paintings reflect changes in the intensity of the ambient lighting. Under the terms of the New License Agreement, Mr. Kinkade will provide 150 paintings to the Company during the period commencing December 3, 1997 and ending 15 years thereafter, with at least 10 paintings to be delivered during each of the first five years. The Company also has perpetual and exclusive rights to produce and sell additional products based on an existing library of over 160 Thomas Kinkade images. In particular, the Company has the exclusive right to produce, sell, distribute and promote reproductions of Mr. Kinkade's artwork in any form and the right to use the name and likeness of the artist in promoting the sale of its products and development of any brand name associated with Mr. Kinkade. See "--License with Thomas Kinkade." The Company has an active product development department that works with Mr. Kinkade, dealers of the Company's products, the Company's in-house sales force and strategic business partners to create new products. The Company seeks to gauge demand for proposed new products by pre-marketing prior to product introductions. The Company is dependent upon continued customer demand for products based upon the artwork of Thomas Kinkade. Any decline in sales of such products in existing markets or any failure of such products to gain consumer acceptance as the Company expands its distribution would have a material adverse effect on the Company. See "Risk Factors--Dependence on Thomas Kinkade; Lack of Product Revenue Diversification" and "--Dependence on Consumer Preferences."

DISTRIBUTION


    The Company currently distributes its products through Thomas Kinkade Stores, Signature Galleries, a network of other independent dealers consisting of gift and collectible retailers and strategic relationships with Hallmark, Avon and QVC. The Company seeks to strengthen its brand and increase sales by expanding its network of Thomas Kinkade Stores and Signature Galleries, promoting independent dealers to higher incentive and commitment levels and expanding distribution through strategic business relationships.



    THOMAS KINKADE STORES. Thomas Kinkade Stores provide warm and inviting environments that convey Thomas Kinkade's lifestyle message and display Thomas Kinkade lithographs and other products as they might appear in a customer's home. Strategically located rheostatic lighting enables the retail staff to showcase Mr. Kinkade's unique use of light and the effect of varying ambient lighting on the appearance of the artwork. Thomas Kinkade Stores range in size generally from 1,000 to 2,200 square feet and generated average sales of $1,109 per square foot in fiscal 1997. Sales through Thomas Kinkade Stores were approximately $15.5 million in fiscal 1997. As of December 31, 1997, the Company owned and operated 17 Thomas Kinkade Stores in California, Hawaii, Illinois, Minnesota and Missouri, all of which exclusively sell Thomas Kinkade products. The Company is seeking to expand this network of Thomas Kinkade Stores through the opening of new stores and possibly through the selective acquisition of certain of its independent dealers. The Company plans to locate its new Thomas Kinkade Stores in strategic mall locations, downtown shopping areas and high traffic tourist areas to reach the greatest number of consumers and build brand awareness. The Company currently plans to open two additional Thomas Kinkade Stores in fiscal 1998 and approximately 10 new Thomas Kinkade Stores in fiscal 1999. There can be no assurance that the Company will be able to open its planned Thomas Kinkade Stores or that such stores will operate on a profitable basis. See "Risk Factors--Risks Associated with Expansion of Distribution Channels."



    SIGNATURE GALLERIES. In 1996, the Company initiated its Signature Gallery program, a network of stores owned and operated by individual entrepreneurs that exclusively sell Thomas Kinkade products. The Company believes that the Signature Gallery program enables it to benefit from the regional knowledge of local Signature Gallery owners, strengthen the Thomas Kinkade brand and broaden the Company's distribution network, all without significant investment by the Company. As of December 31, 1997, 67 Signature Galleries had been opened or converted from existing independent dealers. Sales to Signature Galleries were approximately $3.1 million in fiscal 1997. The Company intends to expand the Signature Gallery program aggressively and has identified target areas within its United States sales districts for potential placement of Signature Galleries. The Company identifies new Signature Gallery owners through referrals generated by its in-house sales force, direct inquiries and referrals from existing dealers and Signature Gallery owners. The Company currently plans to add 15 additional Signature Galleries in fiscal 1998 and approximately 100 in fiscal 1999.



    Potential Signature Gallery owners must submit a comprehensive business plan and satisfy certain financial criteria including minimum start-up capital and net worth requirements in order to qualify for the Signature Gallery program. Signature Gallery owners agree to, among other things, purchase at least $100,000 in Company products annually, maintain minimum inventory of $25,000 per location and display a broad collection of Thomas Kinkade images. Signature Gallery owners have the opportunity to attend comprehensive training programs at Thomas Kinkade University. In return, the Company allows Signature Gallery owners to sell Thomas Kinkade products in environments similar to those of the Company's Thomas Kinkade Stores and grants Signature Gallery owners limited use of the Thomas Kinkade name. Signature Galleries also receive automatic shipment of each new limited edition release and have rights to purchase certain limited edition inventory otherwise available only to Thomas Kinkade Stores. There can be no assurance that the Company will be able to identify suitable owners for its planned Signature Galleries expansion or that such owners will become effective distributors for the Company's products. See "Risk Factors--Risks Associated with Expansion of Distribution Channels."

    The following map shows the locations of each of the 17 Thomas Kinkade Stores and 67 Signature Galleries as of December 31, 1997:


 [Graphic art map showing U.S. States which have stores or galleries are shaded and an arabic number indicates number of store sites in each state.]


CALIFORNIA (26, *12)                  CONNECTICUT (1)                       Charlotte
  Bakersfield                         Farmington                            Raleigh
  Brea                                HAWAII (*2)                           OHIO (1)
  Burlingame                          Lahaina, Maui (*2)                    Cincinnati
  Calistoga                           ILLINOIS (*1)                         OREGON (3)
  Cambria                             Schaumberg                            Ashland
  Capitola                            INDIANA (1)                           Newburg
  Carmel (*3)                         Zionsville                            Portland
  Catalina                            MAINE (1)                             SOUTH CAROLINA (2)
  Costa Mesa                          Kennebunkport                         Charleston
  Escondido                           MASSACHUSETTS (1)                     Columbia
  Folsom                              Mashpee                               TENNESSEE (2)
  Fresno                              MICHIGAN (1)                          Cleveland
  MontClair                           Birmingham                            Nashville
  Monterey (*4)                       MINNESOTA (*1)                        TEXAS (6)
  Morro Bay                           Bloomington                           Arlington
  Newport                             MISSOURI (1,*1)                       Dallas
  Northridge                          Kansas City (*1)                      Fort Worth
  Palm Springs                        St. Louis                             Houston (2)
  Pleasanton                          NEBRASKA (2)                          Lewisville
  Riverside                           Omaha (2)                             UTAH (2)
  Sacramento (2)                      NEVADA (2)                            Park City
  San Diego                           Carson City                           Salt Lake
  San Francisco (*2)                  Henderson                             WASHINGTON (5)
  San Rafael                          NEW JERSEY (2)                        Bonnylake
  Santa Barbara (*1)                  Cape May                              Edmonds
  Santa Clara (*1)                    Stone Harbor                          La Conner (2)
  Santa Rosa                          NORTH CAROLINA (3)                    Tacoma
  Sonoma                              Asheville                             WISCONSIN (2)
  Tracy                                                                     Greendale
  Walnut Creek (*1)                                                         Hales Corners
  Yontville
COLORADO (3)
  Aspen
  Denver (2)


* indicates Thomas Kinkade Stores

    OTHER INDEPENDENT DEALERS. The Company's products currently are sold to approximately 2,200 independent dealers, including independent gift retailers, collectible retailers, art galleries and frame stores located principally in the United States and, to a lesser extent, in Canada. The Company has organized these dealers into four levels designed to encourage dealers to increase purchase commitments by offering increased benefits such as access to a wider range of the Company's products, automatic shipments of new product releases and other benefits not available to lower level dealers. Dealer levels range from Open Edition Accounts, which are authorized to purchase only open edition products and for which only a $500 initial purchase is required, to Showcase Dealers, which are stores-within-stores committed to purchase a minimum of $15,000 annually in limited edition canvas products. By promoting lower level dealers to higher incentive and commitment levels, the Company believes it is able to strengthen its dealer network, increase sales and build brand awareness by leveraging productive dealers. The Company also has been able to identify potential Signature Gallery owners through its dealer program. As of December 31, 1997, there were approximately 180 Showcase Dealers, 380 Premier Dealers, 930 Authorized Dealers and 710 Open Edition Accounts.



    The substantial majority of the Company's product distribution, as well as its interaction with the ultimate customer, is conducted by independent dealers, including Signature Gallery owners, whose stores may bear the Thomas Kinkade name. The Company is in the process of entering into formal licensing agreements with Signature Gallery owners. Failure by the Company to achieve its planned expansion of its distribution through Thomas Kinkade Stores, Signature Galleries and other independent dealers or to do so on a profitable basis could have a material adverse effect on the Company. In addition, the failure of these dealers to properly represent the Company's products could damage the reputation of the Company or Thomas Kinkade and adversely affect the ability of the Company to build the Thomas Kinkade brand. See "Risk Factors--Risks Associated with Expansion of Distribution Channels" and "--Reliance on Third Parties."


STRATEGIC BUSINESS RELATIONSHIPS

    The Company has entered into agreements with leading consumer marketing companies to build brand awareness, to generate additional sales by reaching a larger audience of consumers and to leverage the expertise of these companies in sales and marketing, manufacturing and distribution. For example, the Thomas Kinkade brand has received substantial publicity under a strategic licensing agreement with Hallmark, including in-store promotion and a feature in Hallmark's Christmas 1997 television and print advertising campaign. The Company also sells Thomas Kinkade brand products through direct marketing on QVC and through direct mail catalogs, such as Avon. The Company's paper lithographs, open edition gift prints and other home accessory and gift products were featured on QVC shows totaling 12 hours in 1996 and 15 hours in 1997. The Company intends to continue to develop strategic business relationships with leading consumer marketing companies in the United States and abroad.

SALES AND MARKETING

    The Company's sales and marketing efforts include an in-house sales force that sells to and services wholesale accounts, training programs for in-house and retail sales personnel and Signature Gallery owners through Thomas Kinkade University, marketing and promotional programs and a consumer-oriented Thomas Kinkade Collectors' Society, each of which is described below.


    IN-HOUSE SALES FORCE. As of December 31, 1997 the Company's sales force consisted of a Vice President supported by four Regional Sales Directors, a Director of Sales Operations and 28 District Sales Managers. The sales force is generally compensated on a salary plus commission basis. Many of these sales personnel are experienced in both the gift and collectibles and direct sales industries. District Sales Managers call on Signature Galleries, the Company's independent dealers and other potential dealers. Certain of the Company's in-house sales personnel support the Signature Gallery program through review and approval of applications and ongoing on-site and telephone support to Signature Gallery owners.


    TRAINING. The Company conducts training programs for its in-house sales personnel, retail consultants and other Company employees, as well as Signature Gallery owners, at Thomas Kinkade University, a training facility located in Monterey, California. Thomas Kinkade University consists of a week-long training program that emphasizes product knowledge and selling techniques, marketing, accounting, inventory management and administration. All District Sales Managers and Thomas Kinkade Store managers attend training sessions at Thomas Kinkade University and participate in an annual national sales meeting and quarterly regional sales meetings.

    MARKETING PROGRAMS. Each Thomas Kinkade Store keeps a customer list from which it targets direct mailings, including postcards introducing new product releases. The Company designs and sells promotional materials including postcards, catalogs and videotapes to Signature Galleries and independent dealers for sale or direct marketing to consumers. In addition, the Company produces print advertising available to Signature Galleries on a co-op basis. Signature Galleries and other high level independent dealers may pay to participate in regional events (including appearances by Thomas Kinkade) organized by the Company from time to time. In addition, the Company benefits from advertising funded by its strategic business partners, such as Hallmark's Christmas 1997 television and print advertising campaign and a number of exclusive shows on QVC.


    THOMAS KINKADE COLLECTORS' SOCIETY. The Company sponsors and operates a collector's club for consumers of Thomas Kinkade products. As of December 31, 1997, the Thomas Kinkade Collectors Society had over 17,500 members. Members pay an annual membership fee of $45 and receive quarterly newsletters that keep them informed about Mr. Kinkade's artwork, including upcoming releases and events. Members also have the opportunity to purchase "members only" product offerings.


MANUFACTURING AND PRODUCTION

    The Company manufactures canvas lithographs and assembles, warehouses and ships its lithograph products from its production facility in San Jose, California. Most of the Company's three-dimensional products and gift items, as well as its paper lithographs, are manufactured by third parties under manufacturing or licensing arrangements.


    The Company's proprietary manufacturing process for a canvas lithograph begins with an original Thomas Kinkade painting. An independent photographer photographs the painting and produces a transparency. The transparency then goes to a digitizing facility for the creation of a color separation. The color separation is reviewed and approved by Thomas Kinkade, who works with an independent printer and the Company's artistic team, to develop a paper lithograph that best represents the original painting. The paper lithographs are then printed and sent to the Company's warehouse facilities, where they are sent through a double authentication signing process, inspected, transferred to canvas and hand-highlighted. The manufacturing process takes approximately five days to complete. The Company then frames and ships finished canvas lithographs in accordance with order specifications. Third party vendors supply the frames, paper, canvas, paint and other raw materials and components used by the Company in its lithograph production process. The failure of any of these third party vendors to produce products that meet the Company's specifications could result in lower sales or otherwise adversely affect consumer perceptions of the Company's brand and products. There can be no assurance that the Company will not encounter shortages in the future, and any prolonged shortage in frames or other materials could have a material adverse effect on the Company. See "Risk Factors--Reliance on Third Parties" and "--Ability to Effectively Manage Expansion; Need for Additional Manufacturing Capacity."


    The Company is committed to assuring that its products meet its quality standards and continually evaluates its manufacturing processes to maintain quality control. Systematic quality control procedures are in place at various points in the manufacturing process, including spot inspections and regular inspection check stations. In order to improve quality control, shorten production time and increase capacity, the Company intends to automate certain portions of its production process, invest in packaging, conveyance, barcoding and MIS equipment and develop further improvements in the lithograph manufacturing process. In addition, the Company is considering vertically integrating certain of its manufacturing processes. The majority of the Company's inventory is comprised of paper lithographs and frames.

SYSTEMS

    The Company uses JD Edwards software on an IBM AS/400 computer system in order to provide integrated order processing, production, manufacturing, financial management and distribution functions for the Company's business. The Company plans to upgrade its JD Edwards software application suite within the next six months. In addition, the Company recently began installation of a new retail management software system in its Thomas Kinkade Stores to process point-of-sale transactions, provide real-time information and enhance inventory and office management.

BACKLOG

    Because the Company generally ships its products within a short period after receipt of an order, the Company does not have a material backlog of unfilled orders, and sales in any quarter are substantially dependent on orders booked in that quarter.


LICENSE WITH THOMAS KINKADE



    The Company entered into the New License Agreement with Thomas Kinkade, effective as of December 3, 1997, the material terms of which are discussed below. Under the New License Agreement Thomas Kinkade granted the Company perpetual and exclusive rights to each image produced by Mr. Kinkade under the New License Agreement, as well as to the library of over 160 existing Thomas Kinkade images, subject to certain exceptions. In particular, the Company has the exclusive right to produce, sell, distribute and promote reproductions of Mr. Kinkade's artwork in any form and the right to use the name and likeness of the artist in promoting the sale of its products and development of any brand name associated with Mr. Kinkade. The New License Agreement requires Mr. Kinkade to deliver 150 paintings to the Company during the period commencing December 3, 1997 and ending 15 years thereafter, with at least 10 paintings to be delivered during each of the first five years. Mr. Kinkade has the right to approve the Company's products based upon his artwork, as well as promotional materials, business plans and strategic relationships relating to such products or the use of his name or likeness. Mr. Kinkade retains ownership of the original paintings he produces.



    The New License Agreement permits Mr. Kinkade to reproduce up to two pieces annually to raise money for the City of Placerville, California. Mr. Kinkade also retained the right to use his name, likeness and certain artwork in association with non-profit organizations. In addition, Mr. Kinkade retained the right to use his name in connection with for-profit ventures with the Company's prior consent, provided that he first offers the opportunity to the Company. Mr. Kinkade is otherwise subject to a non-compete agreement with the Company under the New License Agreement.



    The principal terms of the New License Agreement are as follows: Mr. Kinkade is entitled to 4.5% of the Company's net sales through May 8, 2000, and 5.0% of the Company's net sales thereafter, provided that if the Company's net sales should exceed $500 million, Mr. Kinkade would also be entitled to receive 1.0% of any excess amount. To encourage timely delivery of paintings, commencing April 1, 1998, Mr. Kinkade will receive 25.0% of the Company's consolidated operating margin in excess of 23.0%, if any, if Mr. Kinkade delivers all paintings at least 12 weeks ahead of the applicable scheduled release date during the subject fiscal year. Mr. Kinkade also will receive 65.0% of the wholesale gross profit margin of any Studio Proof products through May 8, 2000 and 35.0% of such margin thereafter. In addition, Mr. Kinkade is entitled to receive 50.0% of the retail value of any Masters Edition products. The Company must pay Mr. Kinkade $25,000 for each new painting and pay for his studio rent and office support. The Company receives all of the licensing income from the licensing of products that incorporate Thomas Kinkade's images. Subject to stockholder approval, to be sought after the date of this Prospectus, Mr. Kinkade was granted a 15-year option to purchase 600,000 shares of Common Stock at $12.375, the closing price of the Common Stock on December 3, 1997.


    The New License Agreement is terminable by either party after failure by the other party for 90 days to cure a material breach of the agreement. In addition, Mr. Kinkade may terminate the New License Agreement in the event of the Company's insolvency or upon a change of control of the Company. A change in control is defined to occur on the date when any person or group (as defined in Rule 13(d)(3) under the Securities

Exchange Act of 1934) beneficially owns (as defined in such Rule) a number of shares of Common Stock in excess of the number of shares then beneficially owned by Mr. Kinkade. The computation excludes stockholders as of December 3, 1997 to the extent of their beneficial holdings of Common Stock as of such date. The right of termination may not be invoked by Mr. Kinkade if it is triggered as a result of Mr. Kinkade's transfer of shares. After December 3, 2012, the perpetual nature of the New License Agreement may be terminated by Mr. Kinkade if the Company engages in any material business enterprises unrelated to his work or brand name to which he objects. Upon any termination of the New License Agreement by Mr. Kinkade, the Company would be prohibited from selling any products based upon Mr. Kinkade's artwork, other than the Company's then existing product inventory.



    The New License Agreement superseded the Company's previous license and royalty arrangements with Mr. Kinkade. Had the New License Agreement been in effect for fiscal 1997 and the nine months ended December 31, 1997, Mr. Kinkade would have earned $3.0 million and $4.0 million, respectively, compared to $1.8 million and $2.9 million, respectively, under the previous arrangements. Mr. Kinkade is also compensated as the Company's Creative Director. See "Management--Employment and Change in Control Agreements" and "Certain Transactions."


COMPETITION

    The art-based home decorative accessories, collectibles and gift products industries are highly fragmented and competitive. Participants in these industries compete generally on the basis of product and brand appeal, quality, price and service. The Company's products compete with products marketed by numerous regional, national and foreign companies that are distributed through a variety of retail formats including department stores, mass merchants, art and gift galleries and frame shops, bookstores, mall-based specialty retailers, direct response marketing programs, catalogs, and furniture and home decor stores. The number of marketers and retail outlets selling home decorative accessories, collectibles and gift products has increased in recent years, and the entry of these companies together with the lack of significant barriers to entry may result in increased competition. The Company intends to open Thomas Kinkade Stores and/or add Signature Galleries in geographic markets where it has little or no experience and, as a result, it may encounter competitive challenges that it has not experienced to date. Such competition could have a material adverse effect on the Company. Some of the Company's competitors have substantially greater resources than the Company, including name recognition and capital resources, have more diversified product offerings and sell their products through broader distribution channels than the Company. The Company's business depends substantially on its ability to produce on an ongoing basis a wide variety of products that appeal to a broad range of consumers who can gain ready access to such products. See "Risk Factors--Competition."

EMPLOYEES


    As of December 31, 1997, the Company had 336 full-time and 68 part-time and temporary employees, including 120 in manufacturing and distribution, 110 in sales and marketing, 120 in retail sales and administration and 54 in corporate administration. The Company believes that its labor relations are satisfactory and has never experienced a work stoppage.


PROPERTIES


    The Company's manufacturing, distribution, sales and marketing, administration and executive offices are located in four leased facilities in San Jose and Monterey, California with an aggregate of 113,000 square feet. As of December 31, 1997, the Company's retail operations were located in 18 leased sites throughout the United States ranging from 144 to 2,700 square feet, with an aggregate of approximately 19,000 square feet. In addition, in January 1998, the Company leased approximately 22,000 square feet of manufacturing and office space, and expects to enter into leases for new retail sites prior to the end of fiscal 1998. The Company otherwise believes that its properties are adequate to support the Company's needs through fiscal 1998.


LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings which, individually or in the aggregate, are believed to be material to the Company's business.

                                   MANAGEMENT

DIRECTORS AND OFFICERS


    Directors and officers of the Company, and their ages as of December 31, 1997, are as follows:



NAME                                           AGE      POSITIONS
-----------------------------------------      ---      ----------------------------------------------------------------
Kenneth E. Raasch........................          37   Chairman

Thomas Kinkade...........................          39   Creative Director and Director

Craig A. Fleming.........................          42   President and Chief Executive Officer

Raymond A. Peterson......................          52   Senior Vice President and Chief Financial Officer

John Lackner.............................          57   Senior Vice President and Chief Operating Officer

Daniel P. Byrne..........................          35   Senior Vice President of Product Development and Marketing

Greg H. L. Nash..........................          38   Corporate Controller and Principal Accounting Officer

James F. Landrum, Jr.....................          33   Vice President, General Counsel and Corporate Secretary

Dean O. Bard.............................          47   Vice President of Human Resources

Richard F. Barnett.......................          44   Vice President of Retail Development

Harry B. Boyd............................          58   Vice President of Operations

G. Eric Kuskey...........................          35   Vice President of Licensing

Brian P. Mahoney.........................          41   Vice President of Sales

Kevin M. Sacher..........................          37   Vice President of Marketing

Michael L. Kiley (1).....................          53   Director, Vice Chairman and Independent Consultant

Norman T. Mahoney (2)....................          68   Director

Norman A. Nason (1)(2)...................          57   Director


------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.


    Directors of the Company are elected annually and serve until their successors are elected and qualified or until their earlier resignation or removal. The Company has agreed to use its best efforts to cause a nominee designated by the underwriters of its initial public offering to be elected to the Board of Directors until August 1998; such right had not been exercised with respect to the Company's current directors. Officers of the Company are appointed annually and serve at the discretion of the Company's Board of Directors. There are no family relationships among the officers and directors of the Company, except that Brian P. Mahoney, Vice President of Sales, is the son of Norman T. Mahoney, a director.



    KENNETH E. RAASCH co-founded the Company in 1990 and has been the Chairman of the Board of the Company since its inception in March 1990. In addition, he was President of the Company from March 1990 to May 1997 and Chief Executive Officer from March 1996 until October 1997. Mr. Raasch's responsibilities as Chairman include formulating and executing the Company's strategic plan, developing new strategic business relationships and representing the Company to the financial community, among other things. Prior to joining the Company, he was the President and majority shareholder of First Med Corp., Inc., a medical billing and management company, from August 1988 until January 1990 when it was sold to Medaphis Corp., a public company.

    THOMAS KINKADE co-founded the Company and has been the Creative Director and a member of the Board of Directors of the Company since its inception in March 1990. Mr. Kinkade has provided artwork to the Company for its productions since the Company's inception. In addition, Mr. Kinkade's role includes providing strategic vision for the Thomas Kinkade brand, assisting in product development and communicating the Company's brand message through public appearances and books. Prior to March 1990, Mr. Kinkade was a self-employed artist.

    CRAIG A. FLEMING has been the President of the Company since May 1997 and the President and Chief Executive Officer since October 1997 and was Vice President of Sales for the Company from November 1996 to May 1997. Prior to joining the Company, Mr. Fleming was an independent consultant from March 1996 to October 1996, as well as the Executive Vice President of Sales for Home Cable Concepts, Inc., a direct TV satellite dish company from October 1995 to March 1996. Prior to employment with Home Cable Concepts, Mr. Fleming was the Vice President of Sales for Dorling Kindersley Family Library, a direct seller of children's books, from July 1994 through October 1995. Prior thereto, Mr. Fleming was Director of Sales for Melaleuca, Inc., a direct selling organization, from June 1992 to July 1994.

    RAYMOND A. PETERSON has been Senior Vice President and Chief Financial Officer of the Company since May 1993. He was the Chief Executive Officer of Peterson, Sense & Company, a certified public accounting firm, for the previous 15 years, during which time he provided accounting, tax and financial planning services for the Company. Prior thereto, Mr. Peterson was the Corporate Tax Manager for Raychem Corporation, multi-national manufacturing corporation and a Senior Tax Accountant with Peat Marwick & Mitchell (currently KPMG Peat Marwick).

    JOHN LACKNER has been the Senior Vice President and Chief Operating Officer of the Company since October 1997. Prior to joining the Company, Mr. Lackner was employed for over 25 years with the Kirby Company, an established manufacturer and retailer of quality vacuum cleaners. His most recent position with the Kirby Company was as Senior Vice President of Research, Product Development and Technology, which position he had held since 1990. Mr. Lackner also served as a Vice President in manufacturing and production for the Kirby Company from 1981 to 1990.

    DANIEL P. BYRNE has been the Senior Vice President of Product Development and Marketing of the Company since June 1996. He was the Vice President of Marketing of the Company from March 1993 to June 1996. Prior thereto, he was a Vice President with Commemorative Press, an art retailing company co-founded by Kenneth E. Raasch and Thomas Kinkade. He was employed as Manager of Product Development and Manager of Concept Development by the Bradford Exchange, Ltd., an established manufacturer and marketer of collectible giftware, from October 1988 until February 1992. Mr. Byrne also served as the Product Manager of Precious Moments Collection, a multi-million dollar product line of Enesco Corporation, a subsidiary of Stanhome Inc., for a period of three years.

    GREG H. L. NASH has been the Corporate Controller of the Company since May 1995 and also has been Principal Accounting Officer since November 1997. From August 1988 until April 1995 he was employed by Price Waterhouse LLP, most recently as an Audit and Business Services Manager. Prior to August 1988 he held various management positions with companies in the investment and retail industries.

    JAMES F. LANDRUM, JR. has been the General Counsel for the Company since February 1995 and was appointed Vice President and Corporate Secretary on April 30, 1997. He was self employed as an attorney and business consultant for two years prior to joining the Company.

    DEAN O. BARD has been the Vice President of Human Resources for the Company since August 1997. From September 1993 to May 1996, he was the Manager of Benefit Planning at Occidental Petroleum, an energy and chemical corporation. Prior thereto, Mr. Bard was the Director of Compensation and Benefits at Island Creek Coal, a coal mining company.

    RICHARD F. BARNETT has been Vice President of Retail Development for the Company since October 1995. Prior thereto, Mr. Barnett owned a number of galleries which sold Thomas Kinkade products.

    HARRY B. BOYD has been the Vice President of Operations for the Company since August 1996. Prior thereto, he was the Vice President of Operations for Diversey Tech, a chemical pumping company, from July 1988 to August 1996.

    G. ERIC. KUSKEY has been the Vice President of Licensing for the Company since January 1997 and was the Director of Licensing for the Company from September 1995 to January 1997. Prior to joining the Company, from January 1994 to September 1995 Mr. Kuskey worked as an independent agent negotiating licensing, product development and distribution agreements for publishers and intellectual property owners in the United States and abroad. From January 1990 to January 1994, he was the Licensing Director at Pemberton & Oakes, an art publishing company.

    BRIAN P. MAHONEY has been the Vice President of Sales for the Company since July 1997. Prior to joining the Company, from August 1994 to July 1997, Mr. Mahoney was the Vice President of Sales for Natural World, a direct sales company. From July 1992 to August 1994 he was a Region Vice President for Melaleuca, Inc., a direct sales company. For the 13 years prior to that, he was an independent contractor for the Kirby Company, serving as a sales person, Assistant Divisional Supervisor and Factory Distributor.

    KEVIN M. SACHER has been with the Company since October 1993 and has been Vice President of Marketing since April 1996. Prior thereto, Mr. Sacher was Vice President of the Company's Entertainment Division from April 1995 to April 1996, and Senior Product Manager from October 1993 to April 1995. Prior to joining the Company, he was a Product Manager at Franklin Mint, a direct response seller of collectibles, from October 1992 to October 1993.

    MICHAEL L. KILEY has been a director of the Company since January 1997 and Vice Chairman of the Board since June 1997. Mr. Kiley has been an independent consultant to the Company since April 1997. In 1978, he founded Home Church and has served as Pastor since that time. Prior to founding Home Church, Mr. Kiley co-owned Business Exchange, Inc., a cooperative buying company servicing over 400 business owners.

    NORMAN T. MAHONEY has been a director of the Company since March 1997. From 1988 to 1995 he served as a consultant to Scott Fetzer Corporation, a diversified manufacturer whose product lines include Kirby brand vacuum cleaners, encyclopedias and educational materials. Mr. Mahoney was previously President and CEO of the Kirby Company, a division of Scott Fetzer Corporation.

    NORMAN A. NASON has been a director of the Company since April 1993. Mr. Nason is President of Saratoga Commercial Real Estate Brokerage Corporation and Saratoga Management Corporation, companies that he founded in 1976.

DIRECTOR COMPENSATION


    Board members other than the Company's outside directors receive no compensation for attending Board meetings, except for reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. The Company's outside directors receive $2,000 per meeting as compensation for their services as Directors. In addition, one of the outside directors, Norman
A. Nason, received $15,000 for serving as a member of the Board in fiscal 1997. The Company's outside directors also have various consulting agreements with the Company. See "Certain Transactions."


    In addition to cash compensation, the Company's nonemployee directors are entitled to participate in the Company's Directors' Stock Option Plan. The Board of Directors and the stockholders of the Company approved the Directors' Stock Option Plan on February 15, 1994 and reserved 50,000 shares of Common Stock for issuance thereunder. On the approval date of the Directors' Stock Option Plan, the Company's then current nonemployee directors received an initial grant of an option to purchase 7,909 shares of Common Stock at an exercise price of $7.11 per share. After the approval date of the Directors' Stock Option Plan, any new nonemployee director is entitled to receive on the first business day following such director's appointment an initial grant of an option to purchase 5,000 shares of Common Stock under the Directors' Stock Option Plan. Following an initial grant, on the business day following each annual meeting of the Company's stockholders, each nonemployee director who will then have served at least one year as a director of the Company is entitled to receive a grant of an option to purchase an additional 1,500 shares of Common Stock. All options granted under the Directors' Stock Option Plan are non-qualified and have an exercise price per share equal to the fair market value of the Common Stock, as determined pursuant to the Directors' Stock Option Plan. The options are immediately and fully exercisable as of their respective grant dates and terminate upon the earlier of
(i) the tenth anniversary of the grant date; (ii) the expiration of the three-month period following the termination of the participant's services as a director for any reason other than disability or death; (iii) the first anniversary of the termination of the participant's service by reason of disability; or (iv) the first anniversary of the participant's death. Directors' options expire upon a merger or consolidation of the Company with or into another corporation or acquisition by another corporation or person of all or substantially all of the Company's assets or at least 51% of the Company's then outstanding voting stock or a liquidation or dissolution of the Company. Options are not transferable except by will or descent and distribution.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other highly compensated executive officers of the Company whose salary and incentive compensation exceeded $100,000 for the year ended March 31, 1997. Since March 31, 1997, Craig
A. Fleming has replaced Kenneth E. Raasch as President and Chief Executive Officer, with Mr. Raasch remaining as Chairman, and John Lackner has joined the Company as Chief Operating Officer.

                           SUMMARY COMPENSATION TABLE


                                                                                                          LONG-TERM
                                                                                                     COMPENSATION AWARDS
                                                                            ANNUAL COMPENSATION     ---------------------
                                                                          ------------------------    SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                      YEAR     SALARY ($)    BONUS ($)        OPTIONS (#)
-------------------------------------------------------------  ---------  -----------  -----------  ---------------------
Kenneth E. Raasch, Chairman                                         1997     427,586           --                --
                                                                    1996     381,119       89,850                --
                                                                    1995     363,075

Daniel P. Byrne, Senior Vice President of Marketing                 1997     163,816        6,798                --
                                                                    1996     162,542           --                --
                                                                    1995     136,992           --

Raymond A. Peterson, Chief Financial Officer and Senior Vice        1997     133,995        6,798            25,000
  President                                                         1996     129,080       10,000             5,000
                                                                    1995     122,917           --                --

OPTION GRANTS

    The following table provides specific information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1997 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                             NUMBER OF                                                  ANNUAL RATES OF
                                            SECURITIES                                                    STOCK PRICE
                                            UNDERLYING      % OF TOTAL                                  APPRECIATION FOR
                                              OPTIONS     OPTIONS GRANTED    EXERCISE                   OPTION TERM (3)
                                              GRANTED     TO EMPLOYEES IN      PRICE     EXPIRATION   --------------------
NAME                                          (1) (#)       FISCAL YEAR     (2) ($/ SH)     DATE       5% ($)     10% ($)
------------------------------------------  -----------  -----------------  -----------  -----------  ---------  ---------
Kenneth E. Raasch.........................          --              --              --           --          --         --
Daniel P. Byrne...........................          --              --              --           --          --         --
Raymond A. Peterson.......................      25,000              17%          2.437       2/3/07      38,315     97,099

------------------------

(1) Generally, the right to exercise an option under the Employees Stock Option Plan vests as to one-fifth of the shares subject to the option on each anniversary of the date of grant. The Employees Stock Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended and nonstatutory stock options. The exercise price of incentive stock options and non-qualified stock options must at least equal the fair market value of the Common Stock of the Company on the date of grant. The exercise price of incentive stock options or non-qualified stock options granted to any person who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporations must be at least 110% of the fair market value of the Common Stock of the Company on the date of grant and the term of such options cannot exceed five years or five years and one day, respectively.

(2) The option was granted based upon market value on the date of grant as determined by the Company.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option-holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

    The following table provides the specified information concerning options held as of March 31, 1997, by the persons named in the Summary Compensation Table. No persons named in the Summary Compensation Table exercised options during the fiscal year ended March 31, 1997 and no stock appreciation rights were outstanding at March 31, 1997.

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES


                                          NUMBER OF SECURITIES UNDERLYING
                                       UNEXERCISED OPTIONS HELD AT MARCH 31,   VALUE OF UNEXERCISED IN-THE-MONEY
                                                       1997                      OPTIONS AT MARCH 31, 1997 (2)
                                       -------------------------------------  -----------------------------------
                                         EXERCISABLE      UNEXERCISABLE (1)    EXERCISABLE     UNEXERCISABLE (1)
NAME                                        (1)(#)               (#)               ($)                ($)
-------------------------------------  ----------------  -------------------  --------------  -------------------
Kenneth E. Raasch....................         15,000                 --                 --                --
Daniel P. Byrne......................        107,725                 --            235,201                --
Raymond A. Peterson..................        103,725             32,000            236,041            65,600


------------------------

(1) Company stock options generally vest one-fifth on the first anniversary of the date of grant and one-fifth per year thereafter. These options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of the Company's Common Stock on March 31, 1997 ($4.875 per share) and is net of the exercise price of such options.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

    The Company has entered into employment agreements with certain of its executive officers. In January 1994, the Company entered into a five-year Employment Agreement with Kenneth E. Raasch to serve as Chairman of the Board, President and Chief Executive Officer of the Company. This agreement, as amended in March 1997, provides for an annual base salary of $360,000. In addition, Mr. Raasch is entitled to receive incentive bonuses based upon (i) annual growth in earnings per share; (ii) past enhanced performance (with penalties for poor performance); (iii) operating income generated by new business ventures; and
(iv) early retirement of the Company's subordinated debt. In May 1997, he relinquished the position of President and became Chairman and Chief Executive Officer of the Company; in October 1997, Mr. Raasch also relinquished the position of Chief Executive Officer.

    In the event Mr. Raasch's employment is terminated by the Company prior to a "Change in Control" other than for cause or disability (as defined in the agreement), he is entitled to (i) receive salary, bonus and vested benefits for the remaining term of the agreement at his then current compensation; and (ii) continuation of indemnification and insurance coverage in effect at the time of the termination, until any possible law suit against him is time barred by the statute of limitation.


    Mr. Kinkade was engaged by the Company as Art Director (later changed to Creative Director) for a period of five years at an annual base salary of $60,000, pursuant to Mr. Kinkade's January 1, 1994 employment agreement with the Company. In addition to his base salary, Mr. Kinkade is entitled to receive a bonus each year which bears the same pro rata relationship to his base salary as the Company's pre-tax operating income for the year bears to the forecast amount reflected in the Company's business plan of that year. Mr. Kinkade is also entitled to certain royalties and other payments in connection with his artwork. See "Business--License with Thomas Kinkade" and "Certain Transactions."


    Mr. Peterson was engaged by the Company as Chief Financial Officer effective January 1, 1994 for a period of five years at an annual base salary of $100,000 ($150,000 effective January 1, 1997) pursuant to Mr. Peterson's employment agreement with the Company. Mr. Peterson is also eligible to participate in the Company's bonus plan adopted for the benefit of senior executives.

    Mr. Lackner was engaged by the Company pursuant to a written employment agreement as Senior Vice President, Chief Operating Officer effective October 1, 1997. His employment agreement is effective for a period of five years at an annual base salary of $175,000. In addition to his base salary, Mr. Lackner is entitled to an art allowance of $5,000, a temporary living allowance, relocation and moving expense payments, participation in the Company's bonus plan adopted for the benefit of senior executives and other benefits. The agreement also provides that Mr. Lackner will receive a bonus payment of $25,000 in 1998. The Company granted to Mr. Lackner pursuant to the agreement an option to purchase 15,000 shares of the Company's Common Stock on the date of agreement and an option to purchase 26,000 shares of the Company's Common Stock at fair market value on October 29, 1997.

    Mr. Fleming, President and Chief Executive Officer of the Company, entered into a three-year employment agreement with the Company effective as of May 8, 1997 that supersedes a prior employment agreement. The agreement provides for an annual base salary of $225,000, the opportunity to participate in any bonus plan adopted for the benefit of senior executives, a monthly living allowance through December 1997, a $10,000 art allowance, a relocation expense payment and a twelve-month living allowance in the event of relocation of Mr. Fleming's immediate family to Santa Clara County, California, in addition to other benefits. The Company also granted to Mr. Fleming pursuant to the agreement an option to purchase 50,000 shares of the Company's Common Stock at fair market value on the date of formal Board approval of such options; an option to purchase 25,000 shares of the Company's Common Stock at fair market value on July 1, 1998; and an option to purchase 25,000 shares of the Company's Common Stock at fair market value on July 1, 1999.

    Mr. Byrne was engaged by the Company as Vice President of Marketing for a period of three years (with an automatic two year renewal) effective January 1, 1994 at an annual base salary of $138,000 ($181,560 effective April 1, 1997) pursuant to Mr. Byrne's employment agreement with the Company. Mr. Byrne is also eligible to participate in the Company's bonus plan adopted for the benefit of senior executives.

    The employment agreements of Messrs. Raasch, Peterson, Kinkade, Byrne and Fleming each provide for the officer to receive all salary and bonus payments that would have been payable to him for the remaining term of the agreement after a "Change in Control" which provides "Good Reason" for the officer to terminate his employment. "Good Reason" is defined to include, among other things, the assignment to the officer of duties inconsistent with his senior executive status, a reduction in his base salary, a relocation of the officer or the Company's principal office and the termination of any compensation or other employee benefits plans in which he was eligible to participate.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information as of December 31, 1997, with respect to the Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the shares of Common Stock; (ii) each stockholder who is selling Common Stock in this offering (the "Selling Stockholders"); (iii) each director individually; (iv) certain named executive officers individually; and (v) all directors and executive officers as a group.



                                                             SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                           OWNED PRIOR TO OFFERING                  OWNED AFTER THE
                                                                     (1)              SHARES      OFFERING (1)(2)(3)
                                                           -----------------------   OFFERED    -----------------------
                                                             NUMBER      PERCENT       (3)        NUMBER      PERCENT
                                                           ----------  -----------  ----------  ----------  -----------
NAME AND ADDRESS OF 5% STOCKHOLDERS
---------------------------------------------------------
Kenneth E. Raasch (3)(4)(5) .............................   3,851,875        34.2%          --   3,851,875        30.2%
  521 Charcot Avenue
  San Jose, CA 95131
Thomas Kinkade (3)(6) ...................................   3,312,043        29.9%          --   3,312,043        26.3%
  521 Charcot Avenue
  San Jose, CA 95131
Levine Leichtman Capital Partners, L.P. (7) .............     940,700         8.5%     700,000     240,700         1.9%
  345 North Maple Drive, Suite 304
  Beverly Hills, CA 90210

CERTAIN OTHER EXECUTIVE OFFICERS AND DIRECTORS
---------------------------------------------------------
Raymond A. Peterson (8)..................................     122,725         1.1%      20,000     102,725       *
Daniel P. Byrne (9)......................................     108,725         1.0%      15,000      93,725       *
Michael L. Kiley (10)....................................      76,500       *               --      76,500       *
Norman A. Nason (11).....................................      32,682       *               --      32,682       *
Norman T. Mahoney (12)...................................       7,500       *               --       7,500       *
All directors and executive officers as a group (11
  persons) (13)..........................................   7,536,250        64.8%      37,500   7,498,750        57.1%

OTHER SELLING STOCKHOLDERS
---------------------------------------------------------
Robert Wallace...........................................     200,370         1.8%     160,000      40,370       *
Other Selling Stockholders (4 persons or entities)
  holding less than 1% of the Common Stock outstanding
  prior to the offering..................................      43,072       *           14,500      28,572       *


------------------------

*   Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations prior to and after the offering are based on 11,083,042 shares and 12,583,042 shares, respectively, of Common Stock outstanding.


(2) Gives effect to the issuance of a total of 1,500,000 shares sold in the offering.

(3) In the event that the Underwriters exercise the over-allotment option, up to an additional 361,425 shares of Common Stock may be sold as follows: Kenneth
    E. Raasch, 189,748 shares; Thomas Kinkade, 171,677 shares. In the event that the over-allotment option is exercised in full, Mr. Raasch will own beneficially approximately 28.7% and Mr. Kinkade will own beneficially approximately 25.0% of the Common Stock outstanding upon the completion of the offering.


(4) The shares owned by Mr. Raasch are held by Kenneth E. Raasch and Linda Louise Raasch, as Trustees of the Raasch Family Trust, May 18, 1993.

(5) Includes 165,517 shares of Common Stock which may be acquired upon the conversion of a $1,200,000 promissory note issued to Linda Raasch, the wife of Mr. Raasch, on June 30, 1995. Also includes 15,000 shares subject to options held by Mr. Raasch.

(6) Does not include an option to purchase 600,000 shares of the Company's Common Stock granted as of December 3, 1997 in connection with the New License Agreement, subject to stockholder approval.

(7) The general partner of the named stockholder is LLCP California Equity Partners, L.P.


(8) Includes 119,725 shares subject to options held by Mr. Peterson, of which 20,000 will be sold in the offering.



(9) Includes 107,725 shares subject to options held by Mr. Byrne, of which 15,000 will be sold in the offering.


(10) Includes 76,500 shares subject to options held by Mr. Kiley.

(11) Includes 27,682 shares subject to options held by Mr. Nason.

(12) Includes 6,500 shares subject to options held by Mr. Mahoney.


(13) Includes an aggregate of 374,532 shares subject to options held by the directors and executive officers, of which an aggregate of 37,500 will be sold in the offering, and 165,517 shares that may be acquired beneficially by Mr. Raasch upon the conversion of a promissory note.

                              CERTAIN TRANSACTIONS


    LICENSE AGREEMENT WITH THOMAS KINKADE. Effective December 3, 1997, the Company entered into the New License Agreement with Thomas Kinkade, a director, employee and principal stockholder of the Company. See "Business--License with Thomas Kinkade." The New License Agreement supersedes a previous license agreement under which Mr. Kinkade received a flat fee of $18,750 per painting delivered to the Company for reproduction, a royalty agreement pursuant to which the Company paid Mr. Kinkade a royalty of 5.0% of net sales of Company-owned stores using his name and certain other arrangements. In addition, Mr. Kinkade earned approximately $932,000 in fiscal 1997 under an arrangement with the Company for personally hand finishing master editions and supervising the hand finishing of studio proof editions, services for which Mr. Kinkade is now compensated under the New License Agreement. Mr. Kinkade is also employed by the Company as Creative Director. See "Management--Employment and Change of Control Arrangements." Mr. Kinkade and Mr. Raasch have an understanding whereby Mr. Kinkade has in the past and will through May 8, 2000 pay to Mr. Raasch 50.0% of royalty payments payable to Mr. Kinkade by the Company from the sale of studio proofs. In fiscal 1997, Mr. Kinkade and Mr. Raasch shared approximately $795,000 in royalty payments from the sale of studio proofs.



    MANAGEMENT AGREEMENT. Under the Amended and Restated Management Agreement dated as of April 1, 1994, the Company had the right to receive 50.0% of the gross revenues received by Mr. Kinkade from third party licensing activity. For the year ended March 31, 1997, the Company received $362,000 pursuant to this arrangement. The New License Agreement has superseded this arrangement.



    OWNERSHIP AND SALE OF THOMAS KINKADE GALLERY, VALLEY FAIR. On June 30, 1995, the Company purchased the Thomas Kinkade Gallery, Valley Fair from Linda
L. Raasch, spouse of Kenneth E. Raasch, President, Chairman and Chief Executive Officer of the Company, for an aggregate purchase price of approximately $1,500,000, of which $1,200,000 was paid in the form of an 8.0% subordinated convertible promissory note due October 10, 2002. The note is convertible into Common Stock of the Company at a price of $7.25 per share. The entire principal amount of the note is due at maturity, unless converted prior to maturity. Prior to the consummation of the sale transaction, an independent appraisal of the gallery was performed and the terms of the purchase were approved by a special committee of the Board of Directors.


    COMERICA BANK--CALIFORNIA. Lowell W. Morse, a director of the Company from December 31, 1993 to August 29, 1996, is also a director of Comerica Bank--California. All of the commercial banking facilities of the Company, excluding its former subsidiary John Hine Limited, were provided by Comerica Bank--California from the Company's inception until February 1997.

    LEVINE LEICHTMAN. Effective July 26, 1995, Levine Leichtman entered into a credit agreement with the Company pursuant to which Levine Leichtman purchased $8.0 million principal amount of promissory notes of the Company due June 30, 2002, $3.0 million of which was convertible into Common Stock at a conversion price of $6.25 per share, and a warrant to purchase 400,000 shares of Common Stock at $5.9375 per share exercisable until June 30, 2002. As a result, Levine Leichtman became a beneficial owner of 880,000 shares of Common Stock, making it a greater than five percent stockholder of the Company. Effective March 13, 1996, the Company entered into an agreement with Levine Leichtman for the restructuring of the $8.0 million notes held by Levine Leichtman. Under the agreement, the interest rate on the debt was raised to 13.5% effective October 1, 1995, and Levine Leichtman received a subordinated security interest in the Company's assets. Of the $8.0 million principal amount, $960,000 was convertible into Common Stock at a conversion price of $2.00 per share and $810,000 was convertible into Common Stock at a conversion price of $3.00 per share. The exercise price of Levine Leichtman's warrant for 400,000 shares of Common Stock was reduced to $2.00 per share. As a result of the restructuring agreement, Levine Leichtman became the beneficial owner of 1,150,000 shares of Common Stock. In addition, Levine Leichtman waived all defaults then existing under the credit agreement and certain financial ratios and other covenants were modified.

    Effective February 21, 1997, the Company renegotiated the credit agreement to restructure its obligation to Levine Leichtman, totaling $7.4 million after a payment of $592,500 pursuant to the restructuring. The interest rate on the debt remained at 13.5%. As part of the renegotiation, the warrant price was amended to $0.01 per share and Levine Leichtman fully exercised these warrants through a cashless exercise, resulting in the issuance of 398,693 shares of Common Stock. The conversion rights initially provided under the $3.0 million note were amended to provide that $7,500 of principal amount would be convertible into Common Stock at a conversion price of $0.01 per share, and such amount was converted into 750,000 shares of Common Stock. As of December 31, 1997, Levine Leichtman owned 940,700 shares of Common Stock. See "Principal and Selling Stockholders." In addition, Levine Leichtman waived all defaults then existing under the credit agreement and certain financial ratios and other covenants were modified pursuant to the restructuring.


    On September 10, 1996, the Company entered into an Investment Monitoring Agreement with Levine Leichtman Capital Partners, Inc., an affiliate of Levine Leichtman, pursuant to which Levine Leichtman Capital Partners, Inc., agreed to monitor Levine Leichtman's investment in the Company in exchange for a monitoring fee of $12,500 per month. The agreement is terminable by the Company or Levine Leichtman Capital Partners, Inc., upon 30 days written notice at any time from and after March 31, 1998. The Investment Monitoring Agreement was amended as of February 21, 1997 in connection with the renegotiation of the credit agreement between the Company and Levine Leichtman to provide for a reduced monthly monitoring fee of $11,500 beginning February 28, 1997. The Company's obligation to pay monthly monitoring fees to Levine Leichtman Capital Partners, Inc., terminated on July 31, 1997 as a result of the outstanding principal balance of the Company's note payable to Levine Leichtman being reduced to $5.4 million.


    In addition, the Company has agreed to reimburse Levine Leichtman for up to $600,000 for any underwriting discounts and commissions relating to Levine Leichtman's sale of 700,000 shares of Common Stock in this offering notwithstanding the actual amount thereof, provided that if the number of shares of Common Stock sold by Levine Leichtman in the offering is less than 700,000, the payment shall be proportionately reduced.



    OTHER AGREEMENTS WITH DIRECTORS. Steve Gordon, a director of the Company until March 18, 1997, was engaged part-time by the Company as Head of Operations (resigned June 30, 1997) at an annual base salary of $21,000 effective December 15, 1995. In addition to his base salary, Mr. Gordon was entitled to receive a $50,000 bonus contingent upon the achievement of certain criteria. Effective July 1, 1996, Mr. Gordon agreed to increase his duties to the Company and to forego the $50,000 bonus in exchange for an increase in his annual base salary to $60,000. In addition, TFS Limited, a consulting firm in which Mr. Gordon has a 50.0% interest, was engaged on December 15, 1995 to provide certain strategic advice to the Company for approximately one year for a monthly fee of $12,500.


    On April 1, 1997, the Company entered into a one-year Consulting Agreement with Michael L. Kiley, a director of the Company. Pursuant to the Consulting Agreement, Mr. Kiley agreed to act as a liaison between Thomas Kinkade and the Company and to provide various other consulting services in exchange for a fee of $6,000 per month and an option to purchase 25,000 shares of the Company's Common Stock priced at the then-fair market value of the shares. Effective August 1, 1997, the Consulting Agreement was amended to provide for consulting fees of $10,000 per month. In June 1997 and September 1997, the Company granted to Mr. Kiley options to purchase 20,000 and 30,000 shares of Common Stock, respectively, at the then-fair market value of the Common Stock. In October 1997, the Board of Directors awarded Mr. Kiley a consulting bonus of $90,000 (payable in the amount of $45,000 immediately and $45,000 in April 1998) in connection with various consulting services provided by Mr. Kiley.


    In fiscal 1998 to date, the Company paid Norman A. Nason, a director of the Company, $13,750 for serving as a member of the Compensation Committee and performing various other services. In July 1997, the Company paid a $35,000 commission to Mr. Nason for his services in negotiating a sale and leaseback of the Company's San Jose, California facilities. In addition, in September 1997, the Company granted to Mr. Nason an option to purchase 15,000 shares of Common Stock for his various services.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, the Company will have 12,583,042 shares of Common Stock outstanding, based on shares outstanding at December 31, 1997. Of these shares, 6,996,201 are held by "affiliates" of the Company as that term is used under the Securities Act, and are subject to restriction under Rule 144 under the Securities Act (the "Restricted Shares"). In addition, certain of such affiliates also hold options, convertible notes and warrants to purchase an aggregate of 1,413,049 shares of Common Stock.



    Stockholders holding an aggregate of 8,970,193 shares or securities exercisable or exchangeable therefor have agreed with the Underwriters that they will not, without the prior written consent of Hambrecht & Quist LLC, offer to sell, contract to sell or otherwise sell (including without limitation in a short sale) or otherwise dispose of, for a period of 90, 120 and 150 days after the effective date of the Registration Statement of which this Prospectus is a part (the "lock-up period"), 100%, 66 2/3% and 33 1/3%, respectively, of the shares of Common Stock of the Company or any options or warrants to purchase any shares of Common Stock of the Company owned or thereafter acquired by them or with respect to which they have the power of disposition. The Company has also agreed with the Underwriters that it will not, without the prior written consent of Hambrecht & Quist LLC, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any share of Common Stock or any securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Stock; or (ii) enter into any swap or similar arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in the above clause (i) or (ii) is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise, during the 120 days after the effective date of this Registration Statement of which this Prospectus is part, other than (a) the sale by the Company to the Underwriters of the shares of Common Stock pursuant to the Underwriting Agreement; (b) the issuance by the Company of shares of Common Stock upon exercise of warrants or options granted pursuant to the Company's stock plans or otherwise, in each case as outstanding or reserved for issuance on the date of this Prospectus; and (c) options to purchase Common Stock granted under the Company's stock plans and reserved for such purpose on the date of this Prospectus. Upon the expiration of the lock-up period (or earlier upon the consent of Hambrecht & Quist LLC), such shares and shares issuable upon exercise, conversion or exchange of certain of such securities will become eligible for sale in the open market under Rule 144 or otherwise.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of certain prior owners) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 125,719 shares immediately after this offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company.


    The Company has filed registration statements on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Company's stock option plans, including, in some cases, shares for which an exemption under Rule 144 would also be available, thus permitting the resale of shares issued under those plans or options by non-affiliates in the public market without restriction under the Securities Act. At December 31, 1997, stock options to purchase an aggregate of 1,676,666 shares of Common Stock were outstanding.


    Certain security holders of the Company have the right to cause the Company to register the sale of their shares of Common Stock or shares underlying their warrants under the Securities Act. If such registration rights are exercised, the shares can be sold without any holding period or sales volume limitation. See "Description of Capital Stock--Registration and Other Rights."

    Sales of substantial amounts of Common Stock in the public market following this offering (including shares issued upon the exercise of stock options) by current holders of large share blocks of the Company's Common Stock and stock options or warrants exercisable therefor, or the perception that such sales might occur, could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital.

                          DESCRIPTION OF CAPITAL STOCK


    As of December 31, 1997, the authorized capital stock of the Company consisted of 20,000,000 shares of Common Stock, $0.01 par value per share, of which 12,583,042 shares will be outstanding upon the completion of this offering based upon shares outstanding as of December 31, 1997, and 1,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), none of which will be outstanding. The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws are qualified in their entirety by reference to such documents, copies of which have been filed with the Securities and Exchange Commission. As of December 31, 1997, the Company's Common Stock was held of record by 203 stockholders.


COMMON STOCK

    Each holder of Common Stock is entitled to one vote per share in the election of Directors and for all other purposes. All shares of Common Stock are entitled to participate pro rata in distributions and in such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding shares of Preferred Stock. Subject to the prior rights of creditors, all shares of Common Stock are entitled in the event of liquidation to participate ratably in the distribution of all the remaining assets of the Company after distribution in full of preferential amounts, if any, to be distributed to holders of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Company may designate and issue in the future. Each outstanding share of Common Stock is fully paid and non-assessable.

PREFERRED STOCK

    The Preferred Stock is divisible into and issuable in one or more series. The rights and preferences of the different series may be established by the Board of Directors without further action by the stockholders. The Board of Directors is authorized with respect to each series to fix and determine, among other things, (i) its dividend rate; (ii) its liquidation preference; (iii) whether or not such shares will be convertible into, or exchangeable for, any other securities; and (iv) whether or not such shares will have voting rights, and, if so, the conditions under which such shares will vote as a separate class.

    The Company believes that the Board of Directors' ability to issue Preferred Stock on such a wide variety of terms will enable the Preferred Stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the Board of Directors could issue all or part of the Preferred Stock with (among other things) substantial voting power or advantageous conversion rights. Such stock could be issued to persons deemed by the Board of Directors likely to support current management in a contest for control of the Company, either as a precautionary measure or in response to a specific takeover threat. The Company has no current plans to issue Preferred Stock for any purpose.

REGISTRATION AND OTHER RIGHTS


    The Company currently has five registration rights agreements in effect. Under its Registration Rights Agreement with Hyprom, S.A., with respect to a warrant to purchase 298,952 shares of Common Stock issued to Hyprom S.A. on August 10, 1994, the holder has the right (a "demand right"), exercisable on two occasions, to cause the Company to file a registration statement to register such shares. In addition, in connection with the first two filings of a registration statement by the Company after its initial public offering, Hyprom, S.A. has the right to include its shares in the subject offering (a "piggyback right"), in each case subject to certain limitations. The rights of Hyprom, S.A. expire when its shares may be sold pursuant to Rule 144(k) promulgated under the Securities Act. Under the Company's Registration Rights Agreement with Levine Leichtman, which as of December 31, 1997 held 940,700 shares of Common Stock, 700,000 of which are expected to be sold in this offering, such stockholder has two demand rights and unlimited piggyback rights with respect to such shares, in each case subject to certain limitations; these rights expire on July 26, 2002. Under the Company's Registration Rights Agreement with Richard Barnett, a vice president of the Company, and his wife Lori Barnett, the

Company granted Mr. and Mrs. Barnett piggyback rights with respect to 444,483 shares of Common Stock, subject to certain limitations; these rights expire on March 31, 1998. Under the Company's Underwriter's Warrant Agreement executed on August 10, 1994 in connection with its initial public offering of its Common Stock, the holders of warrants exercisable for an aggregate of 125,000 shares of Common Stock were granted the holders one demand right and unlimited piggyback rights; these rights expire on August 2, 1999. Under the Company's Registration Rights Agreement with a series of bridge investors with respect to warrants to purchase an aggregate of 27,353 shares of Common Stock, the Company granted the investors one demand right; this right will expire when the shares subject to the warrants may be sold under Rule 144(k).


    The underwriters in the Company's initial public offering of its Common Stock in August 1994 received the right to appoint a nominee to the Company's Board of Directors. This right will terminate on August 10, 1998.

    Under the terms of the Company's Credit Agreement with Levine Leichtman, such lender has a right of first refusal with respect to any private placements of equity securities by the Company for cash to the extent necessary for the lender to maintain its fully diluted equity interest in the Company. The Company expects to repay all remaining debt outstanding under the Credit Agreement using the proceeds of this offering, whereupon the lender's right of first refusal will terminate.

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING
  STOCKHOLDERS

    STOCKHOLDER MEETINGS. Advance notice of stockholder nominations and any other matter to be brought before a meeting of stockholders is required to be given in writing to the Secretary of the Company within the time periods set forth in the Bylaws. The Bylaws provide that Special Meetings of Stockholders of the Company may be called by the Chairman or Vice Chairman of the Board of Directors, the President, any Vice President, the Secretary or any Assistant Secretary. In addition, Special Meetings of Stockholders may be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock that is entitled to vote. Any action required or permitted to be taken at any Annual or Special Meeting of the Stockholders may be taken without a meeting, without prior notice and without a vote, if signed consent is given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    SECTION 203 OF DELAWARE CORPORATION LAW. The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services is the transfer agent and registrar for the Common Stock.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives Hambrecht & Quist LLC and NationsBanc Montgomery Securities LLC (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock:



                                                                                             NUMBER OF
NAME                                                                                           SHARES
------------------------------------------------------------------------------------------  ------------
Hambrecht & Quist LLC.....................................................................
NationsBanc Montgomery Securities LLC.....................................................

                                                                                            ------------
Total.....................................................................................     2,409,500
                                                                                            ------------
                                                                                            ------------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.


    The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may allow, a
concession not in excess of $     per share to certain other dealers. After the
public offering of the shares, the offering price and other selling terms may be changed by the Representatives.



    Certain other Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 361,425 shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. Such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.


    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company's executive officers and directors and certain of the Selling Stockholders have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer to sell, contract to sell or otherwise sell (including without limitation in a short sale) or otherwise dispose of, for a period of 90, 120 and 150 days after the effective date of the Registration Statement of which this Prospectus is a part, 100%, 66 2/3% and 33 1/3%, respectively, of the shares of Common Stock of the Company or any options or warrants to purchase any shares of Common Stock of the Company owned or thereafter acquired by them or with respect to which they have the power of disposition. The Company has also agreed with the Underwriters that it will not, without the prior written consent of Hambrecht & Quist LLC, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any share of Common Stock or any securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Stock; or (ii) enter into any swap or similar arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in the above clause (i) or (ii) is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise, during the 120 days after the effective date of the Registration Statement of which this Prospectus is part, other than (a) the sale by the Company to the Underwriters of the shares of Common Stock pursuant to the Underwriting Agreement; (b) the issuance by the Company of shares of Common Stock upon exercise of warrants or options granted pursuant to the Company's stock plans or otherwise, in each case as outstanding or reserved for issuance on the date of this Prospectus; and (c) options to purchase Common Stock granted under the Company's stock plans and reserved for such purpose on the date of this Prospectus.

    In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling-off" period immediately preceding the commencement of sales in this offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Underwriter to continue to make a market subject to the conditions among others, that its bid not exceed the highest bid by a market maker not connected with this offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Common Stock during the "cooling-off" period.

    Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for the Company by Latham & Watkins, Menlo Park, California. Certain legal matters will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS


    The Consolidated Financial Statements of the Company as of March 31, 1996 and 1997 and December 31, 1997 and for each of the three years in the period ended March 31, 1997 and for the nine month period ended December 31, 1997 included in this Prospectus and the Registration Statement have been included and incorporated in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. Copies of the Registration Statement (of which this Prospectus is a part), together with such exhibits and schedules, may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the office of the Commission.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http:// www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission, and certain of the Company's filings are available at such web site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Consolidated Balance Sheets at March 31, 1996 and 1997 and December 31, 1997...............................         F-3

Consolidated Statements of Operations for the years ended March 31, 1995, 1996 and 1997 and for the nine
  months ended December 31, 1996 (unaudited) and 1997......................................................         F-4

Consolidated Statements of Stockholders' Equity for the years ended March 31, 1995, 1996 and 1997 and for
  the nine months ended December 31, 1997..................................................................         F-5

Consolidated Statements of Cash Flows for the years ended March 31, 1995, 1996 and 1997 and for the nine
  months ended December 31, 1996 (unaudited) and 1997......................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Stockholders of Media Arts Group, Inc.


    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Media Arts Group, Inc. and its subsidiaries at March 31, 1996 and 1997 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 and for the nine month period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP



Price Waterhouse LLP
San Jose, California
January 13, 1998

                             MEDIA ARTS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                 MARCH 31,
                                                                         --------------------------  DECEMBER 31,
                                                                             1996          1997          1997
                                                                         ------------  ------------  -------------
Current assets:
  Cash and cash equivalents............................................  $    382,000  $    374,000   $ 5,099,000
  Accounts receivable, net of allowance for doubtful accounts and sales
    returns of $1,154,000, $2,825,000 and $2,777,000...................     8,262,000     7,394,000    12,733,000
  Receivable from related parties......................................        99,000       114,000        77,000
  Inventories (Note 5).................................................     5,006,000     5,415,000     6,485,000
  Net assets of discontinued operations (Note 3).......................    17,398,000       890,000            --
  Prepaid expenses and other current assets............................       438,000     1,464,000     1,574,000
  Deferred income taxes (Note 9).......................................     1,059,000     1,581,000     2,341,000
  Income taxes refundable..............................................            --     2,002,000        34,000
                                                                         ------------  ------------  -------------
    Total current assets...............................................    32,644,000    19,234,000    28,343,000
Property and equipment, net (Note 5)...................................     3,794,000     3,562,000     4,605,000
Other assets...........................................................       220,000       265,000       251,000
                                                                         ------------  ------------  -------------
                                                                         $ 36,658,000  $ 23,061,000   $33,199,000
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................................  $  2,801,000  $  2,065,000   $ 3,352,000
  Commissions payable..................................................       185,000       403,000       942,000
  Accrued royalties....................................................       345,000     1,213,000       494,000
  Accrued compensation costs...........................................       865,000       714,000     2,854,000
  Accrued expenses.....................................................     2,198,000     2,250,000     2,808,000
  Income taxes payable.................................................            --            --     3,871,000
  Borrowings under line of credit (Note 6).............................     4,375,000     2,655,000        24,000
  Current portion of long-term debt (Note 6)...........................       586,000     2,062,000       500,000
                                                                         ------------  ------------  -------------
    Total current liabilities..........................................    11,355,000    11,362,000    14,845,000
Long-term debt, less current portion (Note 6)..........................     8,410,000     4,609,000     2,709,000
Convertible notes payable to related parties (Note 2)..................     1,200,000     1,200,000     1,200,000
                                                                         ------------  ------------  -------------
    Total liabilities..................................................    20,965,000    17,171,000    18,754,000
                                                                         ------------  ------------  -------------
Minority interest......................................................       115,000            --            --
                                                                         ------------  ------------  -------------
Commitments and contingencies (Notes 6 and 7)

Stockholders' equity: (Note 8)
  Preferred stock, $0.01 par value; 1,000,000 shares authorized; none
    issued or outstanding..............................................            --            --            --
  Common stock, $0.01 par value; 20,000,000 shares authorized;
    9,867,032, 11,025,527 and 11,083,042 shares issued and
    outstanding........................................................        58,000        69,000        69,000
  Additional paid-in capital...........................................    15,725,000    17,176,000    17,338,000
  Cumulative translation adjustment....................................       164,000            --            --
  Accumulated deficit..................................................      (369,000)  (11,355,000)   (2,962,000)
                                                                         ------------  ------------  -------------
    Total stockholders' equity.........................................    15,578,000     5,890,000    14,445,000
                                                                         ------------  ------------  -------------
                                                                         $ 36,658,000  $ 23,061,000   $33,199,000
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------


   The accompanying notes are an integral part of these financial statements

                             MEDIA ARTS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         NINE MONTHS ENDED
                                        YEAR ENDED MARCH 31,               DECEMBER 31,
                                 -----------------------------------  -----------------------
                                    1995        1996        1997         1996         1997
                                 ----------  ----------  -----------  -----------  ----------
                                                                      (UNAUDITED)
Net sales......................  $33,485,000 $39,752,000 $47,018,000  $35,512,000  $57,209,000
Cost of sales..................  10,330,000  13,343,000   16,760,000   12,982,000  18,812,000
                                 ----------  ----------  -----------  -----------  ----------
  Gross profit.................  23,155,000  26,409,000   30,258,000   22,530,000  38,397,000
                                 ----------  ----------  -----------  -----------  ----------
Operating expenses
  Selling and marketing........   6,685,000  10,028,000   12,784,000    9,631,000  13,103,000
  General and administrative...  10,073,000  10,834,000   10,683,000    7,581,000  11,430,000
                                 ----------  ----------  -----------  -----------  ----------
    Total operating expenses...  16,758,000  20,862,000   23,467,000   17,212,000  24,533,000
                                 ----------  ----------  -----------  -----------  ----------
Operating income...............   6,397,000   5,547,000    6,791,000    5,318,000  13,864,000
Interest expense...............    (870,000) (1,447,000)  (2,348,000)  (1,749,000) (1,438,000)
Gain on sale and leaseback.....          --          --           --           --     997,000
Foreign exchange losses........          --     (42,000)     (31,000)    (208,000)    (93,000)
                                 ----------  ----------  -----------  -----------  ----------
Income before income taxes.....   5,527,000   4,058,000    4,412,000    3,361,000  13,330,000
Provision for income taxes.....   1,513,000   1,603,000    1,768,000    1,394,000   4,937,000
                                 ----------  ----------  -----------  -----------  ----------
Income from continuing
  operations before
  extraordinary loss...........   4,014,000   2,455,000    2,644,000    1,967,000   8,393,000
Loss from discontinued
  operations, net of income
  taxes........................     (53,000) (3,128,000)  (1,385,000)  (1,385,000)         --
Loss on disposal of
  discontinued operations, net
  of income taxes..............          --          --  (12,245,000) (12,245,000)         --
Extraordinary loss, net of
  income taxes.................    (172,000)         --           --           --          --
                                 ----------  ----------  -----------  -----------  ----------
Net income (loss)..............  $3,789,000  $ (673,000) $(10,986,000) $(11,663,000) $8,393,000
                                 ----------  ----------  -----------  -----------  ----------
                                 ----------  ----------  -----------  -----------  ----------
Earnings per common share:
Income from continuing
  operations before
  extraordinary loss...........  $     0.44  $     0.25  $      0.26  $      0.20  $     0.76
Discontinued operations........          --       (0.32)       (1.36)       (1.38)         --
Extraordinary loss.............       (0.02)         --           --           --          --
                                 ----------  ----------  -----------  -----------  ----------
Net income (loss)..............        0.42       (0.07)       (1.10)       (1.18)       0.76
                                 ----------  ----------  -----------  -----------  ----------
                                 ----------  ----------  -----------  -----------  ----------
Earnings per common share
  assuming dilution:
Income from continuing
  operations before
  extraordinary loss...........        0.42        0.25         0.26         0.20        0.73
Discontinued operations........          --       (0.32)       (1.35)       (1.37)         --
Extraordinary loss.............       (0.02)         --           --           --          --
                                 ----------  ----------  -----------  -----------  ----------
Net income (loss)..............  $     0.40  $    (0.07) $     (1.09) $     (1.17) $     0.73
                                 ----------  ----------  -----------  -----------  ----------
                                 ----------  ----------  -----------  -----------  ----------


   The accompanying notes are an integral part of these financial statements.

                             MEDIA ARTS GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                        RETAINED
                                          COMMON STOCK       ADDITIONAL  CUMULATIVE     EARNINGS
                                      ---------------------   PAID-IN    TRANSLATION  (ACCUMULATED
                                       SHARES      AMOUNT     CAPITAL    ADJUSTMENT     DEFICIT)       TOTAL
                                      ---------  ----------  ----------  -----------  ------------  -----------
Balance at March 31, 1994...........  7,794,647  $   40,000  $1,058,000   $      --    $1,464,000   $ 2,562,000
Reclassification of retained
  earnings on conversion of certain
  subsidiaries from S Corporations
  to C Corporations.................         --          --   2,685,000          --    (2,685,000)           --
Issuance of Common Stock for cash...  1,437,500      14,000   8,046,000          --            --     8,060,000
Issuance of Common Stock for
  license...........................    223,600       2,000   1,675,000          --            --     1,677,000
Issuance of Common Stock in exchange
  for retirement of debt............    249,626       2,000   1,668,000          --            --     1,670,000
Issuance of Common Stock on exercise
  of options........................     13,502          --      21,000          --            --        21,000
Cumulative translation adjustment...         --          --          --     439,000            --       439,000
Distributions to S Corporation
  stockholders......................         --          --          --          --      (358,000)     (358,000)
Adjustment for acquisition of a
  gallery from a related party (Note
  2)................................         --          --          --          --       173,000       173,000
Net income..........................         --          --          --          --     3,789,000     3,789,000
                                      ---------  ----------  ----------  -----------  ------------  -----------
Balance at March 31, 1995...........  9,718,875      58,000  15,153,000     439,000     2,383,000    18,033,000
Adjustment for acquisition of a
  gallery from a related party (Note
  2)................................         --          --          --          --    (1,530,000)   (1,530,000)
Issuance of warrants to
  noteholders.......................         --          --     570,000          --            --       570,000
Issuance of Common Stock on exercise
  of options........................        527          --       2,000          --            --         2,000
Issuance of Common Stock on exercise
  of warrants.......................    147,630          --          --          --            --            --
Cumulative translation adjustment...         --          --          --    (275,000)           --      (275,000)
Distributions to S Corporation
  stockholders......................         --          --          --          --      (549,000)     (549,000)
Net loss............................         --          --          --          --      (673,000)     (673,000)
                                      ---------  ----------  ----------  -----------  ------------  -----------
Balance at March 31, 1996...........  9,867,032      58,000  15,725,000     164,000      (369,000)   15,578,000
Issuance of warrants to
  noteholders.......................         --          --   1,424,000          --            --     1,424,000
Issuance of Common Stock to
  noteholders for cash..............    748,693       7,000          --          --            --         7,000
Issuance of Common Stock on exercise
  of warrants.......................    400,000       4,000          --          --            --         4,000
Issuance of Common Stock on exercise
  of options........................      9,802          --      27,000          --            --        27,000
Cumulative translation adjustment...         --          --          --    (164,000)           --      (164,000)
Net loss............................         --          --          --          --   (10,986,000)  (10,986,000)
                                      ---------  ----------  ----------  -----------  ------------  -----------
Balance at March 31, 1997...........  11,025,527     69,000  17,176,000          --   (11,355,000)    5,890,000
Issuance of Common Stock on exercise
  of options........................     57,515          --     162,000          --            --       162,000
Net income..........................         --          --          --          --     8,393,000     8,393,000
                                      ---------  ----------  ----------  -----------  ------------  -----------
Balance at December 31, 1997........  11,083,042 $   69,000  $17,338,000  $      --    $(2,962,000) $14,445,000
                                      ---------  ----------  ----------  -----------  ------------  -----------
                                      ---------  ----------  ----------  -----------  ------------  -----------

                             MEDIA ARTS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            NINE MONTHS ENDED
                                                           YEAR ENDED MARCH 31,               DECEMBER 31,
                                                    -----------------------------------  -----------------------
                                                       1995        1996        1997         1996         1997
                                                    ----------  ----------  -----------  -----------  ----------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $3,789,000  $ (673,000) $(10,986,000) $(11,663,000) $8,393,000
  Adjustments to reconcile net income to net cash
    provided by (used in) continuing operating
    activities:
    Losses from discontinued operations...........      53,000   3,128,000    13,630,00   13,630,000          --
    Gain on sale and leaseback....................          --          --           --           --    (997,000)
    Depreciation..................................     326,000     530,000      951,000      717,000     826,000
    Amortization of intangibles...................     292,000     126,000      459,000      243,000     689,000
    Deferred income taxes.........................    (469,000)     82,000     (522,000)    (411,000)   (760,000)
    Extraordinary write-off of debt discount......     172,000          --           --           --          --
    Provision for returns and allowances..........     248,000     391,000      827,000      827,000     281,000
    Provision for losses on accounts receivable...     171,000    (229,000)     844,000      651,000    (329,000)
    Changes in assets and liabilities net of
      effects from acquisition of companies:
      Accounts receivable.........................  (3,003,000) (2,744,000)    (803,000)    (714,000) (5,291,000)
      Receivables from related parties............    (263,000)    143,000           --      (18,000)     37,000
      Inventories.................................  (2,083,000)   (555,000)    (215,000)    (414,000) (1,070,000)
      Prepaid expenses and other current assets...    (692,000)    767,000   (1,048,000)    (368,000)   (110,000)
      Income taxes refundable.....................          --          --   (2,002,000)   1,699,000   1,968,000
      Other assets................................     (30,000)    (63,000)    (127,000)     (42,000)      3,000
      Accounts payable............................     554,000    (189,000)    (487,000)     241,000   1,287,000
      Payables to related parties.................    (106,000) (1,069,000)          --           --          --
      Commissions payable.........................    (112,000)   (593,000)     216,000       88,000     539,000
      Accrued compensation costs..................          --          --     (151,000)    (255,000)  2,140,000
      Income taxes payable........................     828,000    (695,000)          --           --   3,871,000
      Accrued royalties...........................          --     345,000      690,000    1,102,000    (719,000)
      Accrued expenses............................     821,000     910,000     (491,000)    (416,000)    (92,000)
                                                    ----------  ----------  -----------  -----------  ----------
      Net cash provided by (used in) continuing
        operating activities......................     496,000    (388,000)     785,000    4,897,000  10,666,000
Net cash provided by (used in) discontinued
  operations......................................  (2,091,000) (6,473,000)   2,398,000   (2,164,000)    890,000
                                                    ----------  ----------  -----------  -----------  ----------
Net cash provided by (used in ) operations........  (1,595,000) (6,861,000)   3,183,000    2,733,000  11,556,000
                                                    ----------  ----------  -----------  -----------  ----------
Cash flows from investing activities:
  Acquisition of property and equipment...........    (927,000)   (468,000)    (719,000)    (473,000) (1,869,000)
  Proceeds from disposals of property and
    equipment.....................................          --     104,000           --           --   1,647,000
                                                    ----------  ----------  -----------  -----------  ----------
Net cash used in investing activities.............    (927,000)   (364,000)    (719,000)    (473,000)   (222,000)
                                                    ----------  ----------  -----------  -----------  ----------
Cash flows from financing activities:
  Proceeds from (repayment of) line of credit.....      23,000   1,817,000   (1,135,000)  (2,169,000) (2,631,000)
  Proceeds from (repayment of) notes payable......    (968,000)  5,427,000     (700,000)    (323,000) (4,140,000)
  Proceeds from (repayment of) notes payable to
    related parties...............................    (450,000)    (58,000)          --           --          --
  Repayment of lease liabilities..................    (152,000)   (602,000)    (675,000)          --          --
  Proceeds from issuance of Common Stock, net.....   8,345,000          --       38,000           --     162,000
  Payment of accrued license fees.................  (1,323,000)         --           --           --          --
  Payments of distributions to S Corporation
    stockholders..................................  (2,248,000)   (529,000)          --           --          --
                                                    ----------  ----------  -----------  -----------  ----------
Net cash provided by (used in) financing
  activities......................................   3,227,000   6,055,000   (2,472,000)  (2,492,000) (6,609,000)
                                                    ----------  ----------  -----------  -----------  ----------
Net increase (decrease) in cash and cash
  equivalents.....................................     705,000  (1,170,000)      (8,000)    (232,000)  4,725,000
Cash and cash equivalents at beginning of
  period..........................................     847,000   1,552,000      382,000      382,000     374,000
                                                    ----------  ----------  -----------  -----------  ----------
Cash and cash equivalents at end of period........  $1,552,000  $  382,000  $   374,000  $   150,000  $5,099,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------
Supplemental cash flow disclosures:
  Income taxes paid (refunded)....................  $1,037,000  $1,597,000  $   128,000  $   128,000  $ (138,000)
  Interest paid...................................   1,172,000   1,151,000    1,816,000    1,468,000     931,000
Noncash investing activities (Note 10)

                             MEDIA ARTS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    The consolidated financial statements of Media Arts Group, Inc. (the "Company") include the accounts of Media Arts Group, Inc. ("MAGI") (incorporated in Delaware on April 28, 1993), its wholly owned subsidiary Thomas Kinkade Stores, Inc. ("TK Stores") (incorporated in California on May 1, 1990) and its majority owned subsidiary John Hine Limited (a United Kingdom corporation) from the date of acquisition (Note 2). The Company disposed of John Hine Limited during the year ended March 31, 1997 (Note 3). The Company designs, manufactures, markets and retails branded art-based home accessories, collectibles and gift products based upon the works of the artist Thomas Kinkade.

    Through March 31, 1994, the Company's business was principally operated through Lightpost Publishing, Inc. (a wholly owned subsidiary which was merged into MAGI in March 1997) and John Hine Limited and to a minor degree through TK Stores. In order to organize the Company for future growth, on April 1, 1994, all outstanding shares of Common Stock of Lightpost Publishing, Inc. and TK Stores were exchanged for 6,970,250 shares of Common Stock of MAGI. The Company accounted for this transaction in a manner similar to a pooling of interests due to the companies being under common control. In May 1994, the Company effected a 1.054-for-1 stock split. All share and per share amounts have been adjusted to retroactively reflect these transactions.

PRINCIPLES OF COMBINATION AND CONSOLIDATION

    All intercompany transactions and accounts have been eliminated.

MANAGEMENT ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment. Reserves for estimated future returns, exchanges and credits for marketing and other sales incentives are provided upon shipment.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments purchased with a maturity from the date of purchase of three months or less.

CONCENTRATION OF CREDIT RISKS

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company offers credit terms on the sale of its products to distributors and retail dealers who operate primarily in the collectible art industry in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

                             MEDIA ARTS GROUP, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) INVENTORIES

    Inventories are recorded at the lower of cost or market; cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Machinery and equipment................................  5 years
Furniture and fixtures.................................  7 years
                                                         7 years or life of
Leasehold improvements.................................  lease
Computer equipment.....................................  5 years
Automobiles............................................  4 or 5 years

LONG-LIVED ASSETS

    On April 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." This statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of this statement had no effect on the Company's financial position or results of operations.

INCOME TAXES

    The Company accounts for income taxes using the asset and liability approach which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities. A valuation allowance is established for any deferred assets for which realization is uncertain.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

FOREIGN CURRENCY TRANSLATION

    The functional currency of John Hine Limited was the local currency. Accordingly, all assets and liabilities for this operation were translated at the current exchange rate at the end of each operating period and revenue and expenses were translated at average exchange rates in effect during the period.

    The gains and losses from foreign currency translation of this subsidiary's financial statements were recorded directly into a separate component of stockholders' equity.

                             MEDIA ARTS GROUP, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

EARNINGS PER SHARE



    The Company adopted Statement of Financial Accounting No. 128, "Earnings Per Share" ("SFAS 128") during the third quarter of fiscal 1998. SFAS 128 requires presentation of both Basic EPS and Diluted EPS on the face of the income statement. Basic EPS, which replaces primary EPS, is computed by dividing net income available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Unlike the computation of primary EPS, Basic EPS excludes the dilutive effect of stock options. Diluted EPS replaces fully diluted EPS and gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from exercise of stock options rather than the higher of the average or ending stock price as used in the computation of fully diluted EPS.



    Following is a reconciliation of the numerators and denominators of the Basic and Diluted EPS computations for the periods presented below:



                                                                                      NINE MONTHS ENDED DECEMBER
                                                     YEAR ENDED MARCH 31,                         31,
                                           -----------------------------------------  ---------------------------
                                               1995          1996          1997           1996          1997
                                           ------------  ------------  -------------  ------------  -------------
Numerator:
Income from continuing operations before
  extraordinary items....................  $  4,014,000  $  2,455,000  $   2,644,000  $  1,967,000  $   8,393,000
                                           ------------  ------------  -------------  ------------  -------------
                                           ------------  ------------  -------------  ------------  -------------
Denominator for basic earnings per common
  share..................................     9,130,000     9,756,000      9,991,000     9,867,000     11,049,000
Effect of dilutive securities:
Stock options and warrants...............       349,000       150,000        117,000        63,000        483,000
                                           ------------  ------------  -------------  ------------  -------------
Denominator for diluted earnings per
  common share...........................     9,479,000     9,906,000     10,108,000     9,930,000     11,532,000
                                           ------------  ------------  -------------  ------------  -------------
                                           ------------  ------------  -------------  ------------  -------------
Income from continuing operations before
  extraordinary items per common share:
Basic....................................  $       0.44  $       0.25  $        0.26  $       0.20  $        0.76
                                           ------------  ------------  -------------  ------------  -------------
                                           ------------  ------------  -------------  ------------  -------------
Diluted..................................  $       0.42  $       0.25  $        0.26  $       0.20  $        0.73
                                           ------------  ------------  -------------  ------------  -------------
                                           ------------  ------------  -------------  ------------  -------------



UNAUDITED INTERIM RESULTS FOR DECEMBER 31, 1996



    The accompanying consolidated statements of operations and of cash flows for the nine month period ended December 31, 1996 are unaudited. In the opinion of management, the interim data has been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the interim periods.


PRESENTATION


    Certain prior year amounts have been reclassified to conform to 1997 presentation.

                             MEDIA ARTS GROUP, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company will be required to adopt both statements for the year ending March 31, 1999. Under SFAS No. 130, companies are required to report in the financial statements, in addition to net income, comprehensive income including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS No. 131 requires that companies report separately, in the financial statements, certain financial and descriptive information about operating segments, if applicable. The Company is currently assessing its disclosure requirements under SFAS No. 130 and SFAS No. 131.


NOTE 2--ACQUISITIONS:

    In December 1993, the Company acquired 51% of the outstanding stock of John Hine Limited in exchange for consideration aggregating $7,426,000. In August 1994, the Company acquired an additional 46% of the outstanding stock of John Hine Limited in exchange for consideration of $6,370,000. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values at the date of acquisition. Total consideration for these acquisitions consisted of:

Notes and convertible notes....................................  $4,129,000
Cash...........................................................   7,468,000
Common stock (223,600 shares)..................................   1,677,000
Expenses of the transaction....................................     522,000
                                                                 ----------
Total purchase price...........................................  $13,796,000
                                                                 ----------
                                                                 ----------

    The assets acquired consisted of:

Current assets.................................................  $8,999,000
Property and equipment.........................................   2,775,000
Goodwill.......................................................   5,980,000
Other assets...................................................   4,566,000
Minority interest..............................................   2,245,000
                                                                 ----------
                                                                 $24,565,000
                                                                 ----------
                                                                 ----------

    The liabilities assumed consisted of:

Current liabilities............................................  $5,950,000
Long-term debt, less current portion...........................   1,555,000
Other liabilities..............................................     770,000
Minority interest..............................................   2,494,000
                                                                 ----------
                                                                 10,769,000
                                                                 ----------
Net assets acquired............................................  $13,796,000
                                                                 ----------
                                                                 ----------

                             MEDIA ARTS GROUP, INC.

NOTE 2--ACQUISITIONS: (CONTINUED)

    On September 27, 1996, the Company decided to dispose of John Hine Limited, and accordingly the results of John Hine Limited have been accounted for as a discontinued operation (Note 3).


    Effective June 1, 1995, the Company acquired a gallery located in San Jose, California (the "Valley Fair Gallery"), owned and operated by the spouse of a founder. Consideration for this acquisition consisted of cash of $31,000, an 8% promissory note in the amount of $299,000 which was repaid in July 1996 and an 8% convertible note in the amount of $1,200,000 due in October 2002. The convertible note is convertible into Common Stock of the Company at a conversion price of $7.25 per share (as adjusted in accordance with the terms of the convertible note).

    The Company has accounted for this transaction in a manner similar to a pooling of interests due to the Company and the Valley Fair Gallery being under common control. Accordingly, the results of the Valley Fair Gallery are included in the consolidated statement of operations commencing from April 1, 1995. The results of the Valley Fair Gallery prior to April 1, 1995 were not significant and have been recorded as an adjustment to the Company's consolidated retained earnings as of March 31, 1995. The consideration paid for the acquisition in excess of net assets acquired recorded on an historical basis of $1,530,000 has been recorded as a reduction of retained earnings.


    Effective March 31, 1996, the Company acquired six galleries (the "Monterey Galleries") located in Monterey and Carmel, California. Consideration for this acquisition consisted of 444,483 shares of Common Stock of MAGI. The Company has accounted for this transaction as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the results of the Monterey Galleries for all periods presented.


    Adjustments have been made to eliminate the impact of sales by the Company to the Valley Fair Gallery and the Monterey Galleries, as well as the related profit in inventory. Combined and separate results of the Company and the Monterey Galleries for the periods preceding the acquisition are as follows:

                                                                          MONTEREY
                                                            COMPANY      GALLERIES    ADJUSTMENTS     COMBINED
                                                         -------------  ------------  ------------  -------------
YEAR ENDED MARCH 31, 1995
  Net sales............................................  $  31,872,000  $  3,398,000  $ (1,785,000) $  33,485,000
  Income from continuing operations before
    extraordinary items................................      3,894,000       377,000      (257,000)     4,014,000
  Net income...........................................      3,669,000       377,000      (257,000)     3,789,000
  Distributions to S Corporation stockholders..........             --       358,000            --        358,000

YEAR ENDED MARCH 31, 1996
  Net sales............................................     37,095,000     4,594,000    (1,937,000)    39,752,000
  Income from continuing operations before
    extraordinary items................................      2,165,000       345,000       (55,000)     2,455,000
  Net income (loss)....................................       (963,000)      345,000       (55,000)      (673,000)
  Distributions to S Corporation stockholders..........  $          --  $    549,000  $         --  $     549,000

NOTE 3--DISCONTINUED OPERATIONS

    On January 10, 1994, the Company adopted a plan to dispose of the assets and operations of TK Stores which consisted of seven art galleries. The anticipated disposal was accounted for as a discontinued operation

                             MEDIA ARTS GROUP, INC.

NOTE 3--DISCONTINUED OPERATIONS (CONTINUED) and accordingly the assets held for disposal and operating results of TK Stores were segregated and reported as discontinued operations. As the Company expected to realize a net gain from the sale of the galleries, all losses incurred by TK Stores subsequent to January 10, 1994 were deferred until the anticipated sale of the galleries.

    On December 16, 1994, the Company decided to retain the assets and operations of TK Stores as the Company had not received any purchase offers that met criteria established in the formal plan of disposal and accordingly the Company ceased accounting for TK Stores as a discontinued operation. Deferred losses of TK Stores at March 31, 1994, of $211,000 have been recognized in the year ended March 31, 1995.

    On September 27, 1996, the Company decided to dispose of the assets and operations of John Hine Limited, a United Kingdom company which was acquired in December 1993 and which manufactured and distributed collectible miniature cottages and similar products. On November 11, 1996, a Receiver was appointed by Natwest, John Hine Limited's lender in the United Kingdom. The Receiver ceased operations of John Hine Limited on December 31, 1996, and a Liquidator was appointed on February 7, 1997 to dispose of the remaining assets of John Hine Limited. The disposal has been accounted for as a discontinued operation and accordingly the assets held for disposal and operating results of John Hine Limited have been segregated and reported as discontinued operations in the accompanying consolidated balance sheets and statements of operations. Prior year financial statements have been restated to reflect the discontinuance of the John Hine Limited operations. The net assets of the discontinued operations at March 31, 1997 consist primarily of accounts receivable and inventory related to United States operations, and at March 31, 1996 also include goodwill, licenses and customer lists aggregating $8,389,000 together with the assets and liabilities of the United Kingdom operation.

    Operating results of discontinued operations are summarized as follows:


                                                                                  YEAR ENDED MARCH 31,
                                                                      --------------------------------------------
                                                                          1995           1996            1997
                                                                      -------------  -------------  --------------
Net sales of discontinued operations................................  $  20,900,000  $  14,249,000  $    6,788,000
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Loss from discontinued operations before income taxes...............  $    (142,000) $  (5,008,000) $   (2,253,000)
Benefit from income tax reduction...................................         89,000      1,880,000         868,000
                                                                      -------------  -------------  --------------
Loss from discontinued operations...................................  $     (53,000) $  (3,128,000) $   (1,385,000)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Loss on disposal of discontinued operations before income taxes.....  $          --  $          --  $  (14,664,000)
Benefit from income tax reduction...................................             --             --       2,419,000
                                                                      -------------  -------------  --------------
Loss on disposal of discontinued operations.........................  $          --  $          --  $  (12,245,000)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------


    The income tax benefit attributable to discontinued operations differs from the federal statutory rate due principally to state income taxes for all years presented, and to net operating loss carryforwards not currently recognized for the year ended March 31, 1997.

NOTE 4--RELATED PARTY TRANSACTIONS:

    Certain original art works used for reproductions by the Company have been supplied by a founder of the Company and remain the property of the founder. Royalties paid to the founder for sales of reproductions of the founder's art works by the Company aggregated $320,000, $808,000 and $1,159,000, for the years ended

                             MEDIA ARTS GROUP, INC.

NOTE 4--RELATED PARTY TRANSACTIONS: (CONTINUED)

March 31, 1995, 1996 and 1997, and aggregated $823,000 (unaudited) and $1,998,000 for the nine months ended December 31, 1996 and 1997, respectively.


    In March 1996, the Company acquired six galleries in Monterey and Carmel, California. The owner of those galleries became a vice president of the Company and retained ownership of a gallery in Catalina.

    Expenses of the acquisition of John Hine Limited include $326,000 which the Company agreed to pay to certain minority stockholders of the Company for services rendered in connection with that acquisition (Note 2).

NOTE 5--DETAILS OF BALANCE SHEET COMPONENTS

                                                                       MARCH 31,
                                                               --------------------------  DECEMBER 31,
                                                                   1996          1997          1997
                                                               ------------  ------------  -------------
Inventories:
  Raw materials..............................................  $    863,000  $    843,000   $ 1,075,000
  Work in process............................................        44,000        12,000         8,000
  Finished goods.............................................     4,099,000     4,560,000     5,402,000
                                                               ------------  ------------  -------------
                                                               $  5,006,000  $  5,415,000   $ 6,485,000
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------


                                                                       MARCH 31,
                                                               --------------------------  DECEMBER 31,
                                                                   1996          1997          1997
                                                               ------------  ------------  -------------
Property and equipment:
  Machinery and equipment....................................  $    186,000  $    266,000   $   629,000
  Furniture and fixtures.....................................     1,101,000     1,124,000     1,288,000
  Leasehold improvements.....................................     1,402,000     1,666,000     2,363,000
  Computer hardware and software.............................     2,384,000     2,722,000     3,264,000
  Automobiles................................................        79,000        93,000       196,000
                                                               ------------  ------------  -------------
                                                                  5,152,000     5,871,000     7,740,000
  Less accumulated depreciation..............................     1,358,000     2,309,000     3,135,000
                                                               ------------  ------------  -------------
                                                               $  3,794,000  $  3,562,000   $ 4,605,000
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------



    Automobiles, machinery and equipment and computer hardware and software acquired under capital leases aggregated $1,845,000 at March 31, 1996 and 1997 and December 31, 1997. Accumulated amortization at March 31, 1996 and 1997 and December 31, 1997 aggregated $224,000, $579,000 and $857,000 respectively.

                             MEDIA ARTS GROUP, INC.

NOTE 6--DEBT:

    Long-term debt:


                                                                       MARCH 31,
                                                               --------------------------  DECEMBER 31,
                                                                   1996          1997          1997
                                                               ------------  ------------  -------------
Secured notes, net of unamortized debt discount at March 31,
  1996 and 1997 and December 31, 1997 of $1,609,000,
  $2,843,000 and $2,191,000, respectively....................  $  6,391,000  $  4,557,000   $ 3,209,000
Convertible notes............................................     1,482,000     1,555,000            --
Capital leases...............................................     1,123,000       559,000            --
                                                               ------------  ------------  -------------
                                                                  8,996,000     6,671,000     3,209,000
Less current portion.........................................       586,000     2,062,000       500,000
                                                               ------------  ------------  -------------
                                                               $  8,410,000  $  4,609,000   $ 2,709,000
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------



    On February 21, 1997, the Company entered into a two year financing agreement with a bank for the provision of an $8,000,000 line of credit (the "Senior Debt"). The financing agreement also provided a facility for the provision of up to $2,000,000 in support of trade letters of credit. The total amount available under the line, based on the Company's eligible accounts receivable and inventory, was $6,180,000 at March 31, 1997 and $10,000,000 at December 31, 1997. Borrowings under the line bear interest at the bank's prime rate plus 1 percent (9.25% at December 31, 1997). Interest payments are due monthly and the principal is due in February, 1999. Outstanding borrowings under the line of credit aggregated $2,655,000 and $24,000 at March 31, 1997 and December 31, 1997, respectively. Borrowings under previous lines of credit aggregated $4,375,000 at March 31, 1996.


    In conjunction with the acquisition of John Hine Limited, the Company borrowed $2,225,000 in December 1993 from investors (the "Investors") in exchange for unsecured notes (the "Investor Notes") with an interest rate of 18% per annum. In consideration for accepting the Investor Notes the Company sold to the Investors, for total consideration of $4,000, warrants to purchase 164,239 shares of the Company's Common Stock at $0.68 per share. A portion of the proceeds of the Investor Notes attributable to the warrants was accounted for as additional paid-in capital and debt discount in the amount of $658,000. Debt discount was amortized over the anticipated term of the related notes (13 months) using the interest method. Amortization of the debt discount aggregated $154,000 for the year ended March 31, 1995.

    In conjunction with the Company's initial public offering in August 1994, the Company exchanged $1,670,000 of the Investor Notes for 249,626 shares of Common Stock and warrants to purchase approximately 299,000 shares of Common Stock at $7.50 per share, and exchanged the balance of the Investor Notes for cash of $555,000. The Company also agreed to waive the exercise price of 147,630 shares under the warrants previously issued to the Investors. The extinguishment of the Investor Notes prior to their scheduled maturity date resulted in the recognition of an extraordinary loss of $172,000 (net of income tax benefit of $96,000) attributable to the write-off of unamortized debt discount and prepaid interest.

    On July 25, 1995 the Company issued a $3,000,000 12.5% convertible redeemable note (the "Convertible Note"), a $4,000,000 12.375% promissory note and a $1,000,000 12.375% promissory note (together the "Notes") and a warrant to purchase 400,000 shares of the Company's Common Stock at an exercise price of $5.9375 (the "Warrant") to an investor in exchange for cash of $8,000,000 (the "Subordinated Debt"). The Convertible Note

                             MEDIA ARTS GROUP, INC.

NOTE 6--DEBT: (CONTINUED)
was convertible into Common Stock of the Company at a conversion price of $6.25 per share (as adjusted in accordance with the terms of the Convertible Note).

    On March 12, 1996, the Company changed the interest rate on the Subordinated Debt to 13.5% effective October 1, 1995 and changed the per share exercise price of the Warrant to $2.00 in exchange for modification of certain financial covenants. The Company also amended the conversion price of the Convertible Note such that $960,000 was convertible at $2.00 per share and $810,000 was convertible at $3.00 per share with the balance of $1,230,000 having no right of conversion.


    Effective February 21, 1997, in conjunction with entering into the Senior Debt Agreement, the Company renegotiated the terms and covenants of the Subordinated Debt and restructured the Notes to a single note aggregating $7.4 million (the "New Note"), after a payment of $592,000 pursuant to the renegotiation. As part of the renegotiation, the Warrant exercise price was amended to $0.01 per share which was fully exercised through a cashless exercise, resulting in the issuance of 398,693 shares of Common Stock. The conversion rights under the Notes were also amended to provide that approximately $8,000 of principal amount would be convertible into Common Stock at an exercise price of $0.01 per share. These conversion rights were also fully exercised in conjunction with the renegotiation resulting in the issuance of 750,000 shares of Common Stock.


    The Senior Debt and the Subordinated Debt are secured by substantially all of the assets of the Company.


    The New Note is repayable at 102% of the principal in the event of a Change in Management or Control of the Company (as defined under the terms of the Notes), including any event or transaction whereby (i) Thomas Kinkade (Art Director) and Ken Raasch (Chairman) cease to collectively beneficially own more than 35 percent of the voting power of the Company; (ii) any person or group acquires beneficial ownership of voting power of the Company greater than the collective beneficial ownership of Thomas Kinkade and Ken Raasch; or (iii) Ken Raasch ceases to remain in the office of Chairman.



    Debt issuance costs related to the issuance of the Notes and the New Note aggregated approximately $3,420,000 (including $2,005,000 attributable to the Warrants and Common Stock issued in conjunction with the Notes and New Note) and are being amortized over the term of the New Note using the interest method. Interest on the New Note is due monthly, and principal payments are due from December 1998 through September 2002.



    On June 30, 1997, the Company repaid $1.3 million of the New Note, and on July 7, 1997 repaid a further $700,000 of the New Note. The payments were made using the proceeds of a federal income tax refund. The remaining principal balance of $5.4 million is due as follows:



FISCAL YEAR ENDING MARCH 31,
-------------------------------------------------------------------------------
1998...........................................................................  $          --
1999...........................................................................        500,000
2000...........................................................................      1,050,000
2001...........................................................................      2,200,000
2002...........................................................................      1,650,000
                                                                                 -------------
                                                                                     5,400,000
Unamortized debt discount at December 31, 1997.................................     (2,191,000)
                                                                                 -------------
                                                                                 $   3,209,000
                                                                                 -------------
                                                                                 -------------

                             MEDIA ARTS GROUP, INC.

NOTE 6--DEBT: (CONTINUED)
    The Senior Debt and the Subordinated Debt prohibit the payment of cash dividends and require the maintenance of various financial covenants. Without the prior consent of the lenders, the Company is also prohibited from incurring debt and lease commitments in excess of specified amounts or entering into acquisitions, sales of business, merger or joint venture agreements in excess of certain amounts.

NOTE 7--COMMITMENTS:


    The Company has certain noncancellable operating leases for facilities and equipment. Future minimum lease commitments under noncancellable leases as of December 31, 1997 are as follows:



FISCAL YEAR ENDING MARCH 31,                                                       OPERATING
-------------------------------------------------------------------------------  -------------
1998...........................................................................  $     674,000
1999...........................................................................      2,590,000
2000...........................................................................      2,318,000
2001...........................................................................      1,629,000
2002...........................................................................      1,012,000
2003...........................................................................        726,000
Thereafter.....................................................................      1,219,000
                                                                                 -------------
                                                                                 $  10,168,000
                                                                                 -------------
                                                                                 -------------



    Rent expense under operating leases was $2,014,000, $1,714,000 and $2,006,000 for the years ended March 31, 1995, 1996 and 1997, respectively and was $1,783,000 (unaudited) and $2,308,000 for the nine months ended December 31, 1996 and 1997, respectively. TK Stores maintains leases for certain art galleries which stipulate that additional rent will be payable if the revenues of those galleries exceed a certain amount.



    Certain officers and stockholders have entered into employment agreements with the Company ranging from three to five years. Compensation payable under the agreements excluding performance bonuses, aggregates $323,000 for the three months ending March 31, 1998, and aggregates $1,129,000, $540,000, $210,000,
$180,000 and $90,000 for the years ending March 31, 1999, 2000, 2001, 2002 and
2003, respectively. Each of the agreements provides for the officer to receive all salary and bonus payments that would have been payable to him under the agreement for a period of three to five years after a change in control of the Company which provides "Good Reason" for the officer to terminate his employment. "Good Reason" is defined in the agreements to include the assignment to the officer of duties inconsistent with his senior executive status, a reduction in his base salary, a relocation of the officer or the Company's principal office and the termination of any compensation or other employee benefit plans in which he was eligible to participate.


NOTE 8--COMMON STOCK:

    On August 10, 1994 and September 9, 1994, the Company issued an aggregate of 1,437,500 shares of Common Stock at a price of $7.25 per share in an underwritten public offering and received proceeds of $8,060,000 (net of underwriting and offering costs of $2,362,000). The principal purpose of the offering was to obtain additional working capital, to repay certain indebtedness, to purchase an additional 46% interest in John Hine Limited and to pay an S corporation distribution to the Company's existing shareholders. In conjunction with the offering, the Company issued 223,600 shares of Common Stock to an artist in consideration for entering into a license agreement with John Hine Limited (Note 2), and issued warrants to purchase 125,000 shares of

                             MEDIA ARTS GROUP, INC.

NOTE 8--COMMON STOCK: (CONTINUED)

Common Stock at $9.06 per share to the offering Underwriters. During the year ended March 31, 1995 the Company issued warrants to purchase 27,353 shares of Common Stock at $7.00 per share to certain investors.


    In conjunction with the acquisition of John Hine Limited the Company sold to certain noteholders (the "Investors"), at a price of $0.03 per warrant, warrants to purchase 164,239 shares of the Company's Common Stock at $0.68 per share (Note 6). The warrants are transferable and are exercisable through December 31, 1998, except that if the closing price of the Company's Common Stock equals or exceeds $10.50 for a period of 20 consecutive trading days, the Company has the right to accelerate the exercise date of the warrants to 60 days from the exercise of that right.

    In conjunction with the initial public offering in August 1994, the Company extinguished debt aggregating $1,670,000 by issuing to the Investors 249,626 shares of Common Stock and warrants to purchase approximately 299,000 shares of Common Stock at $7.50 per share. The Company also agreed to pay the $0.68 exercise price of 147,630 shares of the warrants previously issued to the Investors. In fiscal 1996, 147,630 shares of the Company's Common Stock were issued upon exercise of those warrants. The remaining warrants are exercisable through August 10, 2004.

    Effective March 31, 1996, the Company acquired six galleries in Monterey and Carmel, California, in exchange for 444,483 shares of the Company's Common Stock.

    On February 21, 1997, the Company issued 1,148,693 shares of Common Stock to the holders of the Subordinated Debt (Note 6). In conjunction with the negotiation of a new License Agreement with Thomas Kinkade in December 1997, the Company issued to Thomas Kinkade an option to purchase 600,000 shares of the Company's Common Stock at an exercise price of $12.375 per share.

    In February 1994, the Company adopted the Employee Stock Option Plan (the "Employee Plan") and the Stock Option Plan for Outside Directors (the "Directors Plan") under which 1,124,863 shares and 50,000 shares, respectively, of Common Stock are reserved for issuance to employees and outside directors.

    Options granted under the Employee Plan may be either incentive stock options or non-qualified stock options. The exercise price of options granted under the Employee Plan may not be less than the fair market value of the shares of the Company's Common Stock on the date of grant. However, in the case of options granted to an optionee who owns stock representing more than 10% of the voting power of all classes of the Company's stock, the exercise price must not be less than 110% of the fair market value on the date of grant and the maximum term of such options may not exceed five years.

    Incentive stock options generally expire on the earlier of three months after termination of employment, or ten years after date of grant. Non-qualified stock options generally expire on the earlier of six months after termination of employment, or ten years after date of grant.

    Under the terms of the Directors Plan the Company's two outside directors at the date of adoption of the Directors Plan were each granted options to purchase 7,909 shares. Outside directors subsequently appointed are entitled to receive an option to purchase 5,000 shares of Common Stock. Outside directors are entitled to receive an option to purchase 1,500 shares of Common Stock after each year of service as an outside director. All such options vest immediately and generally expire three months after termination of office, or 10 years after date of grant.

                             MEDIA ARTS GROUP, INC.

NOTE 8--COMMON STOCK: (CONTINUED)
    The following table summarizes option activities:


                                                                                                         WEIGHTED
                                                                                OPTIONS                   AVERAGE
                                                                               AVAILABLE     OPTIONS     EXERCISE
                                                                               FOR GRANT   OUTSTANDING     PRICE
                                                                              -----------  -----------  -----------
Balance at March 31, 1994...................................................      609,045     240,955    $    2.71
Granted.....................................................................     (434,950)    434,950         7.05
Exercised...................................................................           --     (13,502)        2.50
                                                                              -----------  -----------
Balance at March 31, 1995...................................................      174,095     662,403         5.56
Reserved....................................................................      250,000          --
Granted.....................................................................      (37,000)     37,000         5.82
Exercised...................................................................           --        (527)        2.37
Expired.....................................................................       15,005     (15,005)        4.15
                                                                              -----------  -----------
Balance at March 31, 1996...................................................      402,100     683,871         5.55
Granted.....................................................................     (152,000)    152,000         3.07
Exercised...................................................................           --      (9,802)        2.74
Expired.....................................................................      118,878    (118,904)        3.29
                                                                              -----------  -----------
Balance at March 31, 1997...................................................      368,978     707,165         3.15
Reserved....................................................................      990,000          --           --
Granted.....................................................................   (1,120,000)  1,120,000         8.90
Exercised...................................................................           --     (57,515)        2.83
Expired.....................................................................       79,803     (92,984)        3.61
                                                                              -----------  -----------
Balance at December 31, 1997................................................      318,781   1,676,666         6.90
                                                                              -----------  -----------
                                                                              -----------  -----------



    On August 21, 1996, the Company canceled 395,450 options with exercise prices between $5.50 and $7.25 (a weighted average exercise price of $7.02) and reissued those options with an exercise price of $3.00. As of December 31, 1997, options to purchase 1,163,584 shares of Common Stock were fully vested. The weighted average grant-date fair value of options granted during the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997 was $3.56, $1.93 and $5.55, respectively.



    The following table summarizes information regarding stock options which are outstanding and exercisable:



                                    OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                   -----------------------------------------------------  ---------------------------------
                       NUMBER                                WEIGHTED         NUMBER
                   OUTSTANDING AT     WEIGHTED AVERAGE        AVERAGE     EXERCISABLE AT
RANGE OF EXERCISE   DECEMBER 31,    REMAINING CONTRACTUAL    EXERCISE      DECEMBER 31,    WEIGHTED AVERAGE
     PRICES             1997            LIFE (YEARS)           PRICE           1997         EXERCISE PRICE
-----------------  ---------------  ---------------------  -------------  ---------------  ----------------
$   1.31 - $ 2.75        271,401                6.3          $    2.32          231,901       $     2.35
     2.76 -  4.00        348,356                7.6               3.25          232,774             3.08
     4.01 -  6.00        385,000                9.6               4.79           70,000             4.81
     6.01 -  8.63         71,909                7.7               7.44           28,909             6.88
   8.64 -  12.375        600,000                9.9             12.375          600,000           12.375
                   ---------------                                        ---------------
                       1,676,666                                              1,163,584
                   ---------------                                        ---------------
                   ---------------                                        ---------------

                             MEDIA ARTS GROUP, INC.

NOTE 8--COMMON STOCK: (CONTINUED)
    The Company applies the provisions of APB No. 25 and related Interpretations in accounting for compensation expense under the Company's option plans. Had compensation expense under these plans been determined pursuant to SFAS No. 123, the Company's net income and net income per share would have been as follows:


                                                                      YEAR ENDED MARCH 31,
                                                                  ----------------------------  NINE MONTHS ENDED
                                                                      1996           1997       DECEMBER 31, 1997
                                                                  ------------  --------------  -----------------
Income from continuing operations before extraordinary loss
  As reported...................................................  $  2,455,000  $    2,644,000    $   8,393,000
  Pro forma.....................................................     2,422,000       2,387,000        8,013,000

Net income (loss)
  As reported...................................................      (673,000)    (10,986,000)       8,393,000
  Pro forma.....................................................      (706,000)    (11,243,000)       8,013,000

Income from continuing operations before extraordinary loss per share (diluted)
  As reported...................................................          0.25            0.26             0.73
  Pro forma.....................................................          0.22            0.22             0.72

Net income (loss) per share (diluted)
  As reported...................................................         (0.07)          (1.09)            0.73
  Pro forma.....................................................         (0.07)          (1.03)            0.72



    The fair value of the shares granted under the Company's option plans was estimated using the Black-Scholes model with the following weighted-average assumptions: zero dividend yield; an expected life of 4.5 years; expected volatility of 75%; and a risk-free interest rate of 6.0% and 6.4% for the years ended March 31, 1996 and 1997, respectively, and 6.0% for the nine months ended December 31, 1997.


NOTE 9--INCOME TAXES:

    The provision for income taxes consists of the following:


                                                                                        NINE MONTHS ENDED DECEMBER
                                                        YEAR ENDED MARCH 31,                       31,
                                              ----------------------------------------  --------------------------
                                                  1995          1996          1997                        1997
                                              ------------  ------------  ------------      1996      ------------
                                                                                        ------------
                                                                                        (UNAUDITED)
Current:
  Federal...................................  $    499,000  $  1,195,000  $  1,975,000  $  1,557,000  $  4,740,000
  State.....................................     1,483,000       326,000       315,000       248,000       957,000
                                              ------------  ------------  ------------  ------------  ------------
                                                 1,982,000     1,521,000     2,290,000     1,805,000     5,697,000
                                              ------------  ------------  ------------  ------------  ------------
Deferred:
  Federal...................................      (147,000)       82,000      (467,000)     (368,000)     (689,000)
  State.....................................      (322,000)           --       (55,000)      (43,000)      (71,000)
                                              ------------  ------------  ------------  ------------  ------------
                                                  (469,000)       82,000      (522,000)     (411,000)     (760,000)
                                              ------------  ------------  ------------  ------------  ------------
                                              $  1,513,000  $  1,603,000  $  1,768,000  $  1,394,000  $  4,937,000
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------

                             MEDIA ARTS GROUP, INC.

NOTE 9--INCOME TAXES: (CONTINUED)
    A reconciliation of income taxes computed at the federal statutory income tax rate to income taxes reported in the statement of operations is as follows:


                                                                                                  NINE MONTHS ENDED
                                                              YEAR ENDED MARCH 31,                   DECEMBER 31,
                                                      -------------------------------------  ----------------------------
                                                         1995         1996         1997                          1997
                                                          ---          ---          ---           1996            ---
                                                                                             ---------------
                                                                                               (UNAUDITED)
Federal statutory income tax rate...................          34%          34%          34%            34%            34%
S Corporation income not subject to federal income
  taxes.............................................          (1)          (2)          --             --             --
State income taxes..................................           6            5            3              3              5
Recognition of deferred tax benefit on conversion of
  certain subsidiaries from S Corporations to C
  Corporations......................................         (11)          --           --             --             --
Other...............................................          (1)           2            3              4             (2)
                                                              --
                                                                          ---          ---            ---            ---
                                                              27%          39%          40%            41%            37%
                                                              --
                                                              --
                                                                          ---          ---            ---            ---
                                                                          ---          ---            ---            ---


    Deferred income tax assets consisted of:


                                                                       MARCH 31,
                                                               --------------------------  DECEMBER 31,
                                                                   1996          1997          1997
                                                               ------------  ------------  -------------
Allowances for sales returns and doubtful accounts...........  $    607,000  $  1,051,000   $   909,000
Inventory reserves...........................................       261,000       235,000       138,000
Accrued compensation costs...................................            --            --       865,000
State income taxes...........................................        27,000        48,000       283,000
Other........................................................       164,000       247,000       146,000
                                                               ------------  ------------  -------------
    Net deferred income tax assets...........................  $  1,059,000  $  1,581,000   $ 2,341,000
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------


    Net deferred tax assets aggregating $638,000 and an income tax benefit in an equal amount were recorded in the financial statements of the Company on April 1, 1994, when Lightpost and TK Stores ceased to be treated as S corporations. Gross deferred income tax assets at March 31, 1996 and 1997 also relate to John Hine Limited and its U.S. subsidiary, John Hine Studios, Inc. Goodwill arising from the acquisition of John Hine Limited was reduced by $749,000 during the year ended March 31, 1995 to reflect the recognition of a reduction in the valuation allowance for deferred tax assets acquired as part of the acquisition of John Hine Limited for which a full valuation allowance was provided at the time of acquisition.

NOTE 10--NON CASH INVESTING AND FINANCING ACTIVITIES:

    On February 21, 1997, the Company refinanced its Senior Debt and renegotiated the terms of its Subordinated Debt. In conjunction with the refinancing and renegotiation of that debt the Company issued 1,148,693 shares of Common Stock to the holder of the Subordinated Debt (Note 6).

    The Company acquired the Valley Fair Gallery effective June 1, 1996 in exchange for cash of $31,000 and notes aggregating $1,494,000. The Company acquired the Monterey Galleries effective March 31, 1996 in exchange for 444,483 shares of the Company's Common Stock.

                             MEDIA ARTS GROUP, INC.

NOTE 10--NON CASH INVESTING AND FINANCING ACTIVITIES: (CONTINUED)
    Asset acquisitions under capital leases aggregated $388,000 and $1,212,000 for the years ended March 31, 1996 and 1995, respectively, and were not significant for any other period presented.

    Consideration for the acquisition of 51% of John Hine Limited in December 1993 included notes aggregating $496,000 and accrued liabilities aggregating $1,480,000 (Note 2). Consideration for the acquisition of 46% of John Hine Limited in August 1994 included convertible notes aggregating $2,310,000 and 202,667 shares of Common Stock issued in conjunction with the Company's initial public offering (Note 2). The Company issued an additional 20,933 shares of Common Stock in conjunction with the offering to repay $157,000 of the accrued liabilities incurred for the acquisition of the 51% interest in John Hine Limited.

    In conjunction with the Company's initial public offering in August 1994, the Company exchanged $1,670,000 of notes for 249,626 shares of Common Stock and warrants to purchase approximately 299,000 shares of Common Stock at $7.50. The extinguishment of the notes prior to their scheduled maturity date resulted in the recognition of an extraordinary loss of $172,000 (net of income tax benefit of $96,000) attributable to the write-off of unamortized debt discount and prepaid interest.

    Goodwill arising from the acquisition of John Hine Limited was reduced by $749,000 during the year ended March 31, 1995 to reflect the recognition of a reduction in the valuation allowance for deferred tax assets acquired as part of the acquisition of John Hine Limited for which a full valuation allowance was provided at the time of acquisition.

NOTE 11--GAIN ON SALE AND LEASEBACK:


    In July 1997, the Company exercised an option to purchase its San Jose leasehold facility. The Company subsequently sold the facility and entered into a four year lease agreement with the purchaser. The gain on the sale and leaseback of the facility, after transaction costs of $110,000 and deferral of $650,000 to offset future rent increases as compared to the previous lease, aggregated $997,000.

-------------------------------------------------
                               -------------------------------------------------
-------------------------------------------------
                               -------------------------------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           5
Use of Proceeds..................................          11
Price Range of Common Stock......................          11
Dividend Policy..................................          11
Capitalization...................................          12
Selected Consolidated Financial Data.............          13
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.............          15
Business.........................................          23
Management.......................................          32
Principal and Selling Stockholders...............          39
Certain Transactions.............................          41
Shares Eligible for Future Sale..................          43
Description of Capital Stock.....................          44
Underwriting.....................................          46
Legal Matters....................................          47
Experts..........................................          47
Available Information............................          48
Index to Consolidated Financial Statements.......         F-1



                                2,409,500 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------


                               HAMBRECHT & QUIST



                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC


                                           , 1998

-------------------------------------------------
                               -------------------------------------------------
-------------------------------------------------
                               -------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee..........................  $  12,520
NASD Filing Fee.................................................      4,744
Nasdaq National Market Listing Fee..............................     17,500
*Legal Fees and Expenses........................................    150,000
*Accounting Fees and Expenses...................................    175,000
*Printing Expenses..............................................    100,000
*Blue Sky Fees and Expenses.....................................      5,000
*Registrar and Transfer Agent Fees and Expenses.................      5,000
*Underwriting Discounts and Commissions (1).....................    600,000
*Miscellaneous..................................................     30,236
                                                                  ---------
*Total..........................................................  $1,100,000
                                                                  ---------
                                                                  ---------

------------------------

*   Estimated.


(1) The Company has agreed to reimburse Levine Leichtman for up to $600,000 for underwriting discounts and commissions relating to Levine Leichtman's sale of 700,000 shares of Common Stock in the offering notwithstanding the actual amount thereof, provided that if the number of shares of Common Stock sold by Levine Leichtman in the offering is less than 700,000, the payment shall be proportionately reduced.



    The Company will bear certain expenses in connection with the registration and offering of shares by the Selling Stockholders, other than the underwriting discounts and commissions (except as provided above) and the fees and expenses of any separate counsel, advisors or accountants retained by the Selling Stockholders (other than the separate counsel retained by Levine Leichtman).


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) pursuant to
Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

    In addition, the Bylaws of the Company provide that (i) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving in certain capacities of other enterprises (including, for example, subsidiaries of the Company) at the Company's request, including those circumstances in which indemnification would otherwise be discretionary; (ii) expenses incurred by a director or officer arising from a threatened or pending action, suit or proceeding shall be paid by the Company in advance of final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if ultimately he is not entitled to indemnification; and (iii) the rights conferred in the Bylaws are not exclusive and the Company is authorized to enter into indemnification agreements with its directors, officers and employees. The Bylaws permit the Company to maintain director and officer liability insurance for its directors and officers whether or not the Company would have the power or the obligation to indemnify them against such liability under the indemnification provisions of the Bylaws.

    The Company has obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances. The Company has entered into employment agreements with certain of its executive officers and indemnity agreements with certain of its directors that provide indemnity as allowed by Section 145 of the DGCL and the Bylaws.

ITEM 16. EXHIBITS


 1.1       Form of Underwriting Agreement.
 4.1(1)    Amended and Restated Certificate of Incorporation.
 4.2*      Bylaws.
 4.3(1)    Form of Specimen Common Stock Certificate.
 5.1       Opinion of Latham & Watkins.
10.1*      Employees Stock Option Plan.
10.2(1)    Stock Option Plan for Outside Directors.
10.3(1)    Employment Agreement entered into between the Company and Kenneth E. Raasch, dated as of January 1, 1994.
10.4*      Amendment to Employment Agreement between the Company and Kenneth E. Raasch, entered into as of October 29, 1997.
10.5*      Amended Employment Agreement between the Company and John Lackner, made and entered into as of October 10, 1997.
10.6(6)    Employment Agreement entered into between the Company and James F. Landrum,
            Jr., dated as of May 1, 1997.
10.7(6)    Employment Agreement entered into between the Company and Craig Fleming, dated as of May 8, 1997.
10.8(5)    Employment Agreement entered into between the Company and Richard F. Barnett, dated as of March 31, 1996.
10.9(1)    Employment Agreement entered into between the Company and Daniel P. Byrne, dated as of January 1, 1994.
10.10(1)   Employment Agreement entered into between the Company and Raymond A. Peterson, dated as of January 1, 1994.
10.11(1)   Employment Agreement entered into between the Company and Thomas Kinkade, dated as of January 1, 1994.
10.12*     License Agreement entered into by the Company and Thomas Kinkade, effective as of December 3, 1997.
10.13(1)   Contribution Agreement between the Company and Kenneth E. Raasch, Thomas
            Kinkade, Dennis McCarthy and Robert Wallace, dated as of April 1, 1994.
10.14(1)   Sublease Agreement between Pillsbury, Madison & Sutro and the Lightpost Group, dated as of June 15, 1993.
10.15(1)   Lease Agreement between South Bay/Crip 3 and the Company, dated February 17,
            1994 and First Amendment to Lease dated as of April 15, 1994.
10.16(2)   Securities Purchase Agreement dated July 7, 1995 by and among Levine Leichtman, as Purchaser, and the Company, Lightpost Publishing, Inc., Thomas Kinkade
            Stores, Inc., MAGI Entertainment Products, Inc. and John Hine Studios, Inc.,
            as Issuers.
10.17(3)   First Amendment to the Securities Purchase Agreement dated March 12, 1996, by and among Levine Leichtman, as Purchaser and the Company, Lightpost
            Publishing, Inc., Thomas Kinkade Stores, Inc., MAGI Entertainment Products,
            Inc. and John Hine Studios, Inc., as Issuers.
10.18(4)   Financing Agreement dated as of February 21, 1997 by and among CIT
            Group/Business Credit, Inc., the Company, Thomas Kinkade Stores, Inc. and
            California Coast Galleries, Inc.
10.19(4)   Credit Agreement dated as of February 21, 1997 by and among Levine Leichtman, the Company, MAGI Entertainment Products, Inc., California Coast Galleries,
            Inc. and MAGI Sales, Inc.
10.20(6)   Lease Agreement between Limar Realty Corp. #36 and the Company, dated as of May
            22, 1997.

10.21*     Investment Monitoring Agreement by and among Levine Leichtman, the Company,
            Thomas Kinkade Stores, Inc., MAGI Entertainment Products, Inc. and MAGI Sales,
            Inc., dated as of September 10, 1996.
10.22*     First Amendment to Investment Monitoring Agreement by and among Levine
            Leichtman, the Company, Thomas Kinkade Stores, Inc., MAGI Entertainment
            Products, Inc., MAGI Sales, Inc. and California Coast Galleries, dated as of
            February 21, 1997.
10.23*     Consulting Agreement between the Company and Mike Kiley, dated as of April 1,
            1997.
10.24*     Amendment to Consulting Agreement between the Company and Mike Kiley, dated as of August 1, 1997.
10.25*     Purchase and Sale Agreement by and between the Company and Limar Realty Corp.
            #36, dated as of June 3, 1997.
10.26*     Form of Director Indemnity Agreement.
11.1       Statement regarding Computation of Per Share Earnings.
23.1       Consent of Price Waterhouse LLP.
23.2       Consent of Latham & Watkins (included in Exhibit 5.1).
24.1*      Powers of Attorney (contained on the signature page of this Registration
            Statement).


------------------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-79744).

(2) Incorporated by reference from the Company's Form 8-K dated July 26, 1995 (File No. 0-24294).

(3) Incorporated by reference from the Company's Form 8-K dated March 12, 1996 (File No. 0-24294).

(4) Incorporated by reference from the Company's Form 8-K dated February 21, 1997 (File No. 0-24294).

(5) Incorporated by reference from the Company's Form 10-K for the fiscal year ended March 31, 1997 (File No. 0-24294).

(6) Incorporated by reference from the Company's Form 10-Q for the quarterly period ended September 30, 1997 (File No. 0-24294).


*   Previously filed.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON JANUARY 26, 1998.


                                          MEDIA ARTS GROUP, INC.


                                          By:/s/ RAYMOND A. PETERSON
                                            ------------------------------------
                                            Name: Raymond A. Peterson
                                            Title: Chief Financial Officer


                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated:



        NAME                      TITLE                      DATE
--------------------  ------------------------------  -------------------

         *            President and Chief Executive
--------------------    Officer (Principal Executive   January 26, 1998
   CRAIG FLEMING        Officer)

   /s/ RAYMOND A.
      PETERSON        Chief Financial Officer
--------------------    (Principal Financial           January 26, 1998
RAYMOND A. PETERSON     Officer)

                      Corporate Controller and
         *              Principal Accounting Officer
--------------------    (Principal Accounting          January 26, 1998
     GREG NASH          Officer)

         *
--------------------  Chairman                         January 26, 1998
 KENNETH E. RAASCH

         *
--------------------  Director                         January 26, 1998
   THOMAS KINKADE

         *
--------------------  Director                         January 26, 1998
  MICHAEL L. KILEY

         *
--------------------  Director                         January 26, 1998
 NORMAN T. MAHONEY

         *
--------------------  Director                         January 26, 1998
  NORMAN A. NASON




*By:   /s/ RAYMOND A. PETERSON
      -------------------------
         Raymond A. Peterson
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 1.1       Form of Underwriting Agreement.

 4.1(1)    Amended and Restated Certificate of Incorporation.

 4.2*      Bylaws.

 4.3(1)    Form of Specimen Common Stock Certificate.

 5.1       Opinion of Latham & Watkins.

10.1*      Employees Stock Option Plan.

10.2(1)    Stock Option Plan for Outside Directors.

10.3(1)    Employment Agreement entered into between the Company and Kenneth E. Raasch, dated as of January 1, 1994.

10.4*      Amendment to Employment Agreement between the Company and Kenneth E. Raasch, entered into as of October 29, 1997.

10.5*      Amended Employment Agreement between the Company and John Lackner, made and entered into as of October 10, 1997.

10.6(6)    Employment Agreement entered into between the Company and James F. Landrum, Jr., dated as of May 1, 1997.

10.7(6)    Employment Agreement entered into between the Company and Craig Fleming, dated as of May 8, 1997.

10.8(5)    Employment Agreement entered into between the Company and Richard F. Barnett, dated as of March 31, 1996.

10.9(1)    Employment Agreement entered into between the Company and Daniel P. Byrne, dated as of January 1, 1994.

10.10(1)   Employment Agreement entered into between the Company and Raymond A. Peterson, dated as of January 1, 1994.

10.11(1)   Employment Agreement entered into between the Company and Thomas Kinkade, dated as of January 1, 1994.

10.12*     License Agreement entered into by the Company and Thomas Kinkade, effective as of
            December 3, 1997.

10.13(1)   Contribution Agreement between the Company and Kenneth E. Raasch, Thomas Kinkade,
            Dennis McCarthy and Robert Wallace, dated as of April 1, 1994.

10.14(1)   Sublease Agreement between Pillsbury, Madison & Sutro and the Lightpost Group, dated as of June 15, 1993.

10.15(1)   Lease Agreement between South Bay/Crip 3 and the Company, dated February 17, 1994 and First Amendment to Lease dated as of April 15, 1994.

10.16(2)   Securities Purchase Agreement dated July 7, 1995 by and among Levine Leichtman, as
            Purchaser, and the Company, Lightpost Publishing, Inc., Thomas Kinkade Stores,
            Inc., MAGI Entertainment Products, Inc. and John Hine Studios, Inc., as Issuers.

10.17(3)   First Amendment to the Securities Purchase Agreement dated March 12, 1996, by and among Levine Leichtman, as Purchaser and the Company, Lightpost Publishing, Inc.,
            Thomas Kinkade Stores, Inc., MAGI Entertainment Products, Inc. and John Hine
            Studios, Inc., as Issuers.

10.18(4)   Financing Agreement dated as of February 21, 1997 by and among CIT Group/Business
            Credit, Inc., the Company, Thomas Kinkade Stores, Inc. and California Coast
            Galleries, Inc.

10.19(4)   Credit Agreement dated as of February 21, 1997 by and among Levine Leichtman, the
            Company, MAGI Entertainment Products, Inc., California Coast Galleries, Inc. and
            MAGI Sales, Inc.

10.20(6)   Lease Agreement between Limar Realty Corp. #36 and the Company, dated as of May 22,
            1997.

10.21*     Investment Monitoring Agreement by and among Levine Leichtman, the Company, Thomas
            Kinkade Stores, Inc., MAGI Entertainment Products, Inc. and MAGI Sales, Inc.,
            dated as of September 10, 1996.

10.22*     First Amendment to Investment Monitoring Agreement by and among Levine Leichtman, the Company, Thomas Kinkade Stores, Inc., MAGI Sales, Inc. and California Coast
            Galleries, dated as of February 21, 1997.

10.23*     Consulting Agreement between the Company and Mike Kiley, dated as of April 1, 1997.

10.24*     Amendment to Consulting Agreement between the Company and Mike Kiley, dated as of
            August 1, 1997.

10.25*     Purchase and Sale Agreement by and between the Company and Limar Realty Corp. #36, dated as of June 3, 1997.

10.26*     Form of Director Indemnity Agreement.

11.1       Statement regarding Computation of Per Share Earnings.

23.1       Consent of Price Waterhouse LLP.

23.2       Consent of Latham & Watkins (included in Exhibit 5.1).

24.1*      Powers of Attorney (contained on the signature page of this Registration
            Statement).


------------------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-79744).

(2) Incorporated by reference from the Company's Form 8-K dated July 26, 1996 (File No. 0-24294).

(3) Incorporated by reference from the Company's Form 8-K dated March 12, 1996 (File No. 0-24294).

(4) Incorporated by reference from the Company's Form 8-K dated February 21, 1997 (File No. 0-24294).

(5) Incorporated by reference from the Company's Form 10-K for the fiscal year ended March 31, 1997 (File No. 0-24294).

(6) Incorporated by reference from the Company's Form 10-Q for the quarterly period ended September 30, 1997 (File No. 0-24294).


*   Previously filed.